Use these links to rapidly review the document
TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cornell Companies, Inc.
(and its subsidiaries identified on the following page)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8744 (Primary Standard Industrial Classification Code Number)	76-0433642 (I.R.S. Employer Identification Number)

Cornell Companies, Inc.
1700 West Loop South, Suite 1500
Houston, Texas 77027
(713) 623-0790
(Address, including zip code, and telephone
number, including area code, of registrant's
principal executive officer)	Harry J. Phillips, Jr.
Chief Executive Officer
Cornell Companies, Inc.
1700 West Loop South, Suite 1500
Houston, Texas 77027
(713) 623-0790
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 David F. Taylor
Locke Liddell & Sapp LLP
3400 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
(713) 226-1200

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10 3/4% Senior Notes due 2012	$112,000,000	100%	$112,000,000	$14,191(1)
Guarantees of 10 3/4% Senior Notes due 2012	—	—	—	—(2)

(1)
Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per new note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the new notes will be offered.

(2)
Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantees.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
CCG I Corporation	Delaware	8744	76-0544498
Cornell Abraxas Group, Inc.	Delaware	8744	76-0545741
Cornell Companies Administration, LLC	Delaware	8744	None
Cornell Companies Management, LP	Delaware	8744	76-0700116
Cornell Companies Management Holdings, LLC	Delaware	8744	74-3024864
Cornell Companies Management Services, Limited Partnership	Delaware	8744	76-0700115
Cornell Corrections Management, Inc.	Delaware	8744	74-2650655
Cornell Corrections of Alaska, Inc.	Alaska	8744	76-0578707
Cornell Corrections of California, Inc.	California	8744	94-2411045
Cornell Corrections of Rhode Island, Inc.	Delaware	8744	74-2650654
Cornell Corrections of Texas, Inc.	Delaware	8744	74-2650651
Cornell International, Inc.	Delaware	8744	None
Cornell Interventions, Inc.	Illinois	8744	74-2918981
WBP Leasing, Inc.	Delaware	8744	76-0546892

*
Addresses and telephone numbers of principal executive offices are the same as that of Cornell Companies, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2004

PROSPECTUS

Cornell Companies, Inc.
Offer to Exchange
Registered 10 3/4% Senior Notes due 2012
for
All Outstanding 10 3/4% Senior Notes due 2012 issued on June 24, 2004
($112 million in principal amount outstanding)

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 10 3/4% Senior Notes due 2012 issued on June 24, 2004 for our registered 10 3/4% Senior Notes due 2012. In this prospectus, we will call the original notes the "Old Notes" and the registered notes the "New Notes." The Old Notes and New Notes are collectively referred to in this prospectus as the "notes."

The Exchange Offer

  •
  The exchange offer expires at 5:00 p.m., New York City time,                         , 2004, unless extended.
  •
  The exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.
  •
  All outstanding Old Notes validly tendered and not withdrawn will be exchanged.
  •
  The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.
  •
  We will not receive any cash proceeds from the exchange offer.

The New Notes

  •
  The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.
  •
  The New Notes will be guaranteed by our existing and future subsidiaries that guarantee any of our other indebtedness or indebtedness of any subsidiary guarantor.
  •
  Interest on the New Notes will be paid at the rate of 10 3/4% per annum, semi-annually in arrears on each January 1 and July 1, beginning January 1, 2005.
  •
  The New Notes will not be listed on any securities exchange or the Nasdaq Stock Market.

        You should carefully consider the risk factors beginning on page 9 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for a period of 180 days after the expiration date for use in connection with any such resale. See "Plan of Distribution."

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Where You Can Find More Information
Selected Historical Financial Information
Ratio of Earnings to Fixed Charges
Use of Proceeds
Capitalization
The Exchange Offer
Description of the Notes
United States Federal Income Tax Consequences
ERISA Considerations
Global Securities; Book-Entry System
Exchange Offer and Registration Rights
Plan of Distribution
Legal Matters
Experts
Index to Consolidated Financial Statements

        Until                        , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.

        This prospectus incorporates important business and financial information about Cornell Companies, Inc. that is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

        Cornell Companies, Inc.
1700 West Loop South, Suite 1500
Houston, Texas 77027
Attention: John R. Nieser
Telephone No: (713) 623-0790

        To obtain timely delivery of any requested documents, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before                        , 2004. See "Where You Can Find More Information" for more information about these matters.

i

PROSPECTUS SUMMARY

        The following is a summary of the material information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the "Risk Factors" section beginning on page 9 of this prospectus, as well as the section entitled "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" included in our Annual Report on Form 10-K for the year ended December 31, 2003, and the other documents incorporated by reference in this prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "the Company," "Cornell," "us," "we," "our," or "ours," we are describing Cornell Companies, Inc., together with its subsidiaries.

The Exchange Offer and New Credit Facility

        In June 2004, we issued and sold $112 million in aggregate principal amount of our 10 3/4% Senior Notes due 2012, or Old Notes. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the Old Notes, in which we agreed to deliver this prospectus to you and complete an exchange offer of the Old Notes. Pursuant to the registration rights agreement, we are offering to issue $112 million in aggregate principal amount of our new 10 3/4% Senior Notes due 2012, or New Notes, in exchange for a like aggregate principal amount of our Old Notes. We refer to this offer to issue New Notes in exchange for Old Notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your Old Notes for New Notes. We urge you to read the discussions under the headings "Summary of the Terms of the Exchange Offer" and "Summary of the Terms of the New Notes" in this summary for further information regarding the exchange offer and the New Notes.

        The net proceeds from the sale of the Old Notes were approximately $107.2 million, which was used in part to repay and refinance the indebtedness under our previous credit facility and outstanding synthetic lease obligations. In connection with the offering of Old Notes, on June 24, 2004, we entered into a revolving credit facility (the "2004 Credit Facility") to fund working capital for acquisitions, to refinance existing debt, to fund capital expenditures and other general corporate purposes. The 2004 Credit Facility provides for borrowings of up to $60.0 million under a revolving line of credit and is reduced by outstanding letters of credit. The available commitment under the 2004 Credit Facility was approximately $53.5 million at June 30, 2004. We had outstanding letters of credit of approximately $6.5 million at June 30, 2004.

Our Business

        We are a leading provider of correctional, treatment and educational services outsourced by federal, state and local governmental agencies. We provide a diversified portfolio of services for adults and juveniles through our three operating divisions: (1) adult secure institutional services; (2) juvenile justice, educational and treatment services; and (3) adult community-based corrections and treatment services. At June 30, 2004, we operated 66 facilities in 15 states and the District of Columbia. Additionally, we had five facilities under development, construction or renovation, including one facility in an additional state. As of June 30, 2004, total available residential service capacity was 13,530 including capacity for 2,726 individuals that will be available upon completion of construction or renovation of residential facilities, and total available non-residential service capacity was 4,090.

        We provide a diversified portfolio of services for adults and juveniles through three operating divisions:

          Adult secure institutional correctional and detention services.    Our adult secure institutional division provides maximum-, medium- and low-security incarceration. This division is committed to ensuring public safety through the operation of secure facilities. We provide a variety of programming and services for inmates in an environment of dignity and respect that is designed to facilitate their successful reintegration into society upon release and to reduce recidivism.

          Juvenile justice, educational and treatment services.    Our juvenile division provides residential, community-based, behavioral health and alternative treatment and education programs to juveniles between the ages of 10 and 17, including individualized continuing care plans to help juveniles re-enter the community. Our programs emphasize the development of individual competencies and community and victim restoration consistent with principles of balanced and restorative justice.

          Adult community-based corrections and treatment services.    Our adult community-based corrections and treatment services division provides community-based services, including job placement, drug and alcohol treatment and education programs, to individuals who have been granted parole, sentenced to probation or are serving the final term of their sentences. Our facilities provide an alternative to incarceration and focus on the successful transition of offenders from a correctional facility back into society.

Our headquarters are located at 1700 West Loop South, Suite 1500, Houston, Texas 77027, and our telephone number is (713) 623-0790. Our web address is www.cornellcompanies.com. Information on our website does not constitute part of this prospectus.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $112 million aggregate principal amount of the New Notes for up to $112 million aggregate principal amount of the Old Notes. Old Notes may be exchanged only in $1,000 increments. New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.

The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture, dated June 24, 2004.
Registration Rights Agreement
We issued $112 million of the Old Notes on June 24, 2004 to J.P. Morgan Securities Inc., Comerica Securities, Inc., Piper Jaffray & Co. and SouthTrust Securities, Inc., the initial purchasers, under a purchase agreement dated June 17, 2004. Pursuant to the purchase agreement, we and the initial purchasers entered into a registration rights agreement relating to the Old Notes pursuant to which we agreed to complete this exchange offer not later than December 21, 2004. We also agreed to have this exchange offer registration statement remain effective until 180 days after the closing of the exchange offer. If we fail to fulfill our obligations under the registration rights agreement, additional interest will accrue on the Old Notes at an annual rate of 0.25% for the first 90-day period, increasing by an additional 0.25% for each subsequent 90-day period, in each case until the exchange offer is completed, up to a maximum of 1.00% per year of additional interest. See "Exchange Offer and Registration Rights."
Resale
We believe that you will be able to freely transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend the exchange offer. See "The Exchange Offer—Expiration Date; Extensions; Termination; Amendments."

Use of Proceeds	We will not receive any proceeds from the exchange of the New Notes for the outstanding Old Notes.
Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.
Procedures for Tendering Old Notes
If you wish to accept the exchange offer, sign and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal along with the Old Notes and any other required documentation to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent's message in lieu thereof, you will represent to us that, among other things:
• the New Notes you receive will be acquired in the ordinary course of your business;
• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;
•
you are not our "affiliate," as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.
Effect of Not Tendering	Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.
Taxation	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences."

Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.
Guaranteed Delivery Procedures
If you wish to tender your Old Notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."
Withdrawal Rights
You may withdraw Old Notes that you tender pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange Offer—Withdrawal of Tenders" at any time prior to the expiration date.
Acceptance of Old Notes and Delivery of New Notes
We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See "The Exchange Offer—Procedures for Tendering Old Notes." The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.
Broker-Dealers
Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."
Exchange Agent	JPMorgan Chase Bank is the exchange agent for the exchange offer. The address and phone number of JPMorgan Chase Bank are on the inside of the back cover of this prospectus.

Summary of the Terms of the New Notes

Issuer	Cornell Companies, Inc.
New Notes	$112 million aggregate principal amount of 10 3/4% Senior Notes due 2012
Maturity Date	July 1, 2012
Interest Rate	10 3/4% per annum, accruing from June 24, 2004 or from the date most recently paid
Interest Payment Dates	January 1 and July 1, commencing on January 1, 2005
Optional Redemption
The New Notes will be redeemable at our option, in whole or in part, at any time on or after July 1, 2008, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to July 1, 2007, we may redeem up to 35% of the original principal amount of the New Notes (including any additional notes we may issue) with the proceeds of one or more equity offerings of our common shares at a redemption price of 110.75% of the principal amount of the New Notes, together with accrued and unpaid interest, if any, to the date of redemption.
Guarantees
When issued, the New Notes will be guaranteed on a senior unsecured basis by all subsidiaries that guarantee the Old Notes. Additionally, any additional existing and future subsidiaries that guarantee our indebtedness, or indebtedness of any subsidiary guarantor, will guarantee the notes until such guarantees of other indebtedness are released. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the notes will have with respect to our indebtedness.
Ranking	The New Notes will:
• be unsecured;
• be effectively junior to our secured debt to the extent of the value of the assets securing such debt;
• rank equally with all of the existing and future unsecured unsubordinated debt; and
• be senior to any future senior subordinated debt.

As of June 30, 2004, we had approximately $293.5 million of total indebtedness (net of original issue discount of $1.5 million on the New Notes) and the ability to borrow an additional $53.5 million under our 2004 Credit Facility (excluding an additional $6.5 million represented by letters of credit), to which the New Notes would be effectively subordinated. As of June 30, 2004, our subsidiaries had no outstanding indebtedness.

On August 14, 2001, we completed an arms'-length sale and leaseback transaction relating to 11 of our facilities (the "2001 Sale and Leaseback Transaction"). We sold the facilities to an unaffiliated company, Municipal Corrections Finance, L.P. ("MCF"), and are leasing them back for an initial period of 20 years, with approximately 25 years of additional renewal period options. In connection with the 2001 Sale and Leaseback Transaction, MCF issued $197.4 million in bonds to finance its purchase of these facilities. For financial reporting purposes, we have consolidated the assets, liabilities, and the results of operations of MCF in our financial statements as of August 14, 2001. However, we do not have any remaining ownership interest in the facilities we sold to MCF. As of June 30, 2004, $183.0 million of our indebtedness was attributable to MCF.
Covenants	The indenture governing the New Notes, among other things, limits our ability and the ability of our subsidiaries to:
	•	incur additional debt;
	•	issue redeemable stock and preferred stock;
	•	repurchase capital stock;
	•	make other restricted payments including, without limitation, paying dividends, making investments and redeeming debt that is junior in right of payment to the notes;
	•	create liens;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	enter into mergers or consolidations;
	•	enter into transactions with affiliates;
	•	guarantee indebtedness; and

• enter into sale/leaseback transactions.
These covenants will be subject to a number of important exceptions and qualifications. For more information, see "Description of the Notes."
Mandatory Offers to Purchase
The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your New Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay senior secured indebtedness, including indebtedness under our new senior secured credit facility (with a corresponding reduction in commitment), or to invest in assets related to our business.
Governing Law	The New Notes will be, and the indenture is, governed by, and construed in accordance with, the laws of the State of New York.
Trustee, Transfer Agent and Paying Agent	JPMorgan Chase Bank
Book-Entry Depository	The Depository Trust Company

        You should read the "Risk Factors" section beginning on page 9, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the New Notes for the outstanding Old Notes.

RISK FACTORS

        Before you decide to participate in the exchange offer, you should read the risks, uncertainties and factors that may adversely affect us that are discussed under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors and Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus, as well as the following additional risk factors.

Risks Related to Tendering Old Notes for New Notes

You may find it difficult to sell your New Notes because there is no existing trading market for the New Notes.

        You may find it difficult to sell your New Notes because an active trading market for the New Notes may not develop. There is no existing trading market for the New Notes. We do not intend to apply for listing or quotation of the New Notes on any securities exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers have informed us that they intend to make a market in the New Notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the New Notes, as well as your ability to sell the New Notes, could be adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness, including the New Notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain other financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest and additional interest, if any, on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the New Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The 2004 Credit Facility and the indenture governing the New Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds, which we could realize from them and the proceeds may not be adequate to meet debt service obligations then due.

        Certain of our borrowings, including borrowings under our 2004 Credit Facility and $84.0 million aggregate principal amount of the notes with respect to which we entered into a floating interest rate swap agreement, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Restrictive covenants may adversely affect us.

        The indenture governing the New Notes contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

  •
  incur additional debt, provide guarantees in respect of obligations of other persons or issue redeemable preferred stock;

  •
  pay dividends or repurchase capital stock or subordinated debt; make some types of investments;

  •
  incur liens;

  •
  engage in sale-leaseback transactions;

  •
  restrict distributions from our subsidiaries;

  •
  sell assets and capital stock of our subsidiaries;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person; and

  •
  enter into new lines of business.

        In addition, the 2004 Credit Facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our 2004 Credit Facility and/or the New Notes. Upon the occurrence of an event of default under our new senior secured credit facility, the lenders could elect to declare all amounts outstanding under the 2004 Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the 2004 Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the 2004 Credit Facility. If the lenders under that facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets remaining after we repay the 2004 Credit Facility and to repay other indebtedness, including the New Notes.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the New Notes.

        Any default under the agreements governing our indebtedness, including a default under the 2004 Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest and additional interest, if any, on the New Notes and substantially decrease the market value of the New Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest and additional interest, if any, on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and the 2004 Credit Facility), we could be in default under the terms of the agreements governing such indebtedness, including the 2004 Credit Facility and the indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the 2004 Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines we may in the future need to obtain waivers from the required lenders under the 2004 Credit Facility to avoid being in default. If we breach our covenants under the 2004 Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the 2004 Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The New Notes and the guarantees are effectively subordinate to all of our secured debt and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the New Notes and the guarantees.

        The New Notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The New Notes are effectively subordinate to all our and our subsidiary guarantors' secured indebtedness to the extent of the value of the assets securing that indebtedness. As of June 30, 2004, we had approximately $183.0 million of secured indebtedness (which consists solely of obligations under the MCF bonds that are consolidated for financial purposes, and which does not include availability of approximately $60.0 million under the 2004 Credit Facility). In addition, the indenture governing the New Notes, subject to some limitations, permits us to incur additional secured indebtedness and your New Notes will be effectively junior to any additional secured indebtedness we may incur.

        In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the New Notes only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets. Likewise, because the 2004 Credit Facility is a secured obligation, our failure to comply with the terms of the facility would entitle those lenders to declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets, which serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the New Notes. Holders of the New Notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the New Notes will have a similar ranking with respect to secured and unsecured senior indebtedness of the subsidiaries as the notes do with respect to our secured and unsecured senior indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

We may not be able to repurchase the New Notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding New Notes at 101% of their principal amount. We may not be able to repurchase the New Notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior indebtedness from repurchasing all of the New Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your New Notes unless we are able to refinance or obtain waivers under the 2004 Credit Facility. Our failure to repurchase the New Notes upon a change of control would cause a default under the indenture and a cross-default under the 2004 Credit Facility. The 2004 Credit Facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

        In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a "Change of Control" under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of "Change of Control" in the indenture to trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a "Change of Control," we will not be required to make an offer to repurchase the New Notes and you may be required to continue to hold your New Notes despite the event.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the New Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, the 2004 Credit Facility provides commitments up to $60.0 million. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

A significant portion of our assets is owned, and a significant percentage of our revenue is generated, by our subsidiaries. Our ability to repay the New Notes depends upon the performance of these subsidiaries and their ability to make distributions.

        Almost all of our operations are conducted by our subsidiaries and, therefore, our cash flows and our ability to service indebtedness, including our ability to pay the interest on and principal of the New Notes when due, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for the existing and future subsidiaries that will be subsidiary guarantors of the New Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the New Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

Federal and state fraudulent transfer laws permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the New Notes.

        The issuance of the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

  •
  we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

  •
  payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

  •
  we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

        If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or further subordinate such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the New Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the New Notes. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets; or

  •
  the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to any subsidiary guarantor's other debt.

        If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor's other debt or take other action detrimental to the holders of the New Notes.

Our former use of Arthur Andersen LLP as our independent auditor may pose risks to us and will limit your ability to seek potential recoveries from them related to their work.

        In May 2002, our board of directors, upon the recommendation of its audit committee, approved the dismissal of Arthur Andersen LLP, our former independent auditor, and retained PricewaterhouseCoopers LLP to succeed Arthur Andersen as our independent registered public accounting firm. On June 15, 2002, Andersen was convicted on a federal obstruction of justice charge. Our audited consolidated financial statements for the fiscal year ended December 31, 2001 were audited by Arthur Andersen. While Arthur Andersen has previously consented to the inclusion of its audit report for such period in our reports filed with the SEC, Arthur Andersen is no longer able to reissue a consent to including or incorporating by reference its audit reports relating to such financial statements in our filings with the SEC as may be required under SEC rules. The SEC has provided certain regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement of filing a consent of Arthur Andersen in certain circumstances. Notwithstanding the SEC's regulatory relief, an investor's ability to seek potential recoveries from Arthur Andersen related to any claims that an investor may assert as a result of the work performed by Arthur Andersen may be limited significantly by the lack of such consent and the diminished amount of assets of Arthur Andersen that are or may be available to satisfy any such claims.

Risk Related to Continuing Ownership of the Old Notes

If you fail to exchange your outstanding Old Notes for New Notes, you will continue to hold notes subject to transfer restrictions.

        We will only issue New Notes in exchange for outstanding Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding Old Notes and you should carefully follow the instructions on how to tender your Old Notes set forth under "The Exchange Offer—Procedures for Tendering Old Notes" and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of outstanding Old Notes.

        If you do not exchange your outstanding Old Notes for New Notes in this exchange offer, the outstanding Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding Old Notes under the Securities Act. If you continue to hold any outstanding Old Notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

The trading market for unexchanged Old Notes could be limited.

        The trading market for unexchanged Old Notes could become significantly more limited after the exchange offer due to the reduction in the amount of Old Notes outstanding upon consummation of the exchange offer. Therefore, if your Old Notes are not exchanged for New Notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your Old Notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the Old Notes. There is a risk that an active trading market in the unexchanged Old Notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged Old Notes may trade in the future.

Risks Related to Our Business and Our Industry

Our level of indebtedness could adversely affect our ability to achieve our growth strategy, raise additional capital to fund our operations and prevent us from meeting our obligations under the notes.

        We are highly leveraged and our total indebtedness is approximately $293.5 million (net of original issue discount of $1.5 million on the New Notes). Our high degree of leverage could have important consequences for you, including the following:

  •
  It may limit our ability to achieve our growth strategy.

  •
  Our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes may be limited.

  •
  A substantial portion of our cash flow from operating activities must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities.

  •
  The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes.

  •
  Certain of our borrowings, including borrowings under the 2004 Credit Facility and $84.0 million of our interest obligations under the notes with respect to which we have entered into a floating interest rate swap agreement, will be at variable rates of interest, exposing us to the risk of increased interest rates. The detrimental effect of a hypothetical 100 basis point increase in interest rates would be to reduce income before provision for income taxes by approximately $210,000 and $420,000 for the three and six months ended June 30, 2004.

  •
  It may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt.

  •
  We may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts.

        Management of correctional and detention facilities, particularly of adult secure facilities, by private entities has not achieved complete acceptance by either the government or the public. We have found that it is difficult to begin operations in a state that has not historically outsourced corrections services. For example, after we were awarded a contract from the Bureau of Prisons for the Moshannon Valley Correctional Center, which is expected to be our first adult secure facility in Pennsylvania, the Office of the Attorney General of Pennsylvania took action to prevent us from operating that facility based on its belief that the operation of a private prison in Pennsylvania was unlawful. Although these claims have since been resolved, we experienced significant delays in construction of that facility and incurred significant expenses, some of which may not be reimbursed, as a result of this resistance. In late May 2004, a group of private citizens seeking to prevent construction of Moshannon Valley Correctional Center sent comments to the Bureau of Prisons alleging, among other things, that the environmental assessments conducted by the Bureau of Prisons with respect to the Moshannon Valley Correctional Center were inadequate. If these allegations result in litigation, we could experience additional delays and expenses, even if we are successful in defending any such lawsuit. If we are unsuccessful in any such litigation, we would lose our contract for the facility, which would have a material adverse affect on us.

        The movement toward privatization of correctional and detention facilities has also encountered resistance from certain groups, such as labor unions, local sheriff's departments, religious organizations and groups believing that correctional and detention facility operations should only be conducted by governmental agencies. For example, in California, the well-funded correctional officers union opposes private prison operations. If it is ultimately successful, we could lose our contracts in that state for the Baker and Leo Chesney prison facilities.

        Changes in the dominant political party or political climate in a state in which correctional facilities are located could have an adverse impact on privatization. Furthermore, some governmental agencies are not legally permitted to delegate their traditional management responsibilities for correctional and detention facilities to private companies.

        In addition, as a private prison manager, we are subject to government legislation and regulation restricting the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Any such legislation may have a material adverse affect on us.

        Any of these resistances may make it more difficult for us to renew or maintain existing contracts, to obtain new contracts or sites on which to operate new facilities or to develop or purchase facilities and lease them to government or private entities, any or all of which could have a material adverse effect on our business.

Budgetary pressure on federal, state and local governments may result in contract cancellation or a reduction in per diem rates, which would reduce our profitability.

        Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting government entities. If the appropriate government agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated or the amounts payable to us may be deferred or reduced.

        Federal, state and local governments have encountered, and are expected to continue to encounter, significant budgetary constraints that may result in a reduction of spending on the outsourced services that we provide. Such budgetary limitations may cause the contractual commitments to be reduced or even eliminated, which would make it unprofitable to continue operating a certain facility and require us to find alternate customers or close such facility.

        Many states are facing significant budget deficits and are under pressure to reduce current levels of spending or control additional spending. As a result of this increased budgetary pressure, we have granted a few of our customers relief from formulaic increase provisions in their agreements and some of our customers have not included in their appropriation legislation amounts that would increase the per diem rates payable to us.

        We have experienced both rate reductions and rescission of scheduled rate increases, including at our juvenile facilities, certain Alaskan facilities and two adult secure facilities. For example, in 2003 we experienced reductions in average per diem rates at our adult secure institutional facilities of $48.21 in

2002 to $47.79 due to a reduction in the per diem rate at the D. Ray James Prison in the second half of 2003 as requested by the contracting agency. Contractual rate increases are generally intended to offset increases in expenses and inflation. To the extent rates are not increased or are reduced, our profitability will be adversely affected.

        As a result of such rate reductions, we shut down three unprofitable facilities between 2001 and 2003. More governmental agencies may approach us about per diem rate concessions.

Our ability to win new contracts to develop and manage correctional, detention and treatment facilities depends on many factors outside our control.

        Our growth is generally dependent upon our ability to win new contracts to develop and manage new correctional, detention and treatment facilities. This depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions. Accordingly, the demand for our facilities could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the legal decriminalization of certain activities that are currently proscribed by criminal laws. For instance, changes in laws relating to drugs and controlled substances or illegal immigration could reduce the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them and community-based services to transition offenders back into the community. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring correctional facilities.

        When seeking bids, most governmental entities evaluate the financial strength of the bidders. To the extent they believe we do not have sufficient financial resources, we will be unable to effectively compete for bids. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired on favorable terms. Furthermore, desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site.

We often incur significant costs before receiving related revenues, which can result in cash shortfalls and a risk of not recovering our investment.

        When we are awarded a contract to manage a new facility, we may incur significant expenses before we receive contract payments. These expenses include purchasing real estate, constructing new facilities, leasing office space, purchasing office equipment and hiring and training personnel. As a result, when the government does not fund a facility's pre-opening and start-up costs, we may be required to invest significant sums of money before receiving related contract payments. For example, at June 30, 2004, we had incurred approximately $18.6 million of design, construction and land development costs and capitalized interest related to the Moshannon Valley Correctional Center contract. We are currently negotiating a contract amendment with the Bureau of Prisons relating to the Moshannon Valley Correctional Center. If we are unable to successfully negotiate the amendment with the Bureau of Prisons or if third party opposition to this project is successful, we will be unable to move forward with the construction and operation of the facility and could incur an impairment charge. At June 30, 2004, this impairment charge would have been $18.6 million.

        In addition, payments due to us from governmental agencies may be delayed due to billing cycles or as a result of failures by our governmental customers to attain necessary budget approvals and finalize contracts in a timely manner. Several juvenile services contracts related to educational services provide for annual collection several months after a school year is completed. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenses or realize any return on our investment.

        We have undertaken development projects without written commitments to make use of facilities. At June 30, 2004, we had incurred approximately $34.9 million related to five such projects under development and expect to incur $87.7 million in additional capital expenditures prior to completion of the facilities. We may not be able to obtain contracts for these facilities in a timely fashion, if at all. To the extent we do not obtain contracts, we will be unable to recover our investment and our financial condition and results of operations would be adversely affected.

We are subject to the short-term nature of government contracts.

        Many governmental agencies are legally limited in their ability to enter into long-term contracts that would bind elected officials responsible for future budgets. Therefore, many contracts with governmental agencies typically either have a very short term or are subject to termination on short notice without cause. The majority of our contracts have primary terms of one to three years. In addition, our contracts with governmental agencies may contain one or more renewal options that may be exercised only by the contracting government agency.

        Some of these contracts may not be renewed by the corresponding governmental agency and no assurance can be given that any agency will exercise a renewal option in the future. The non-renewal or termination of any of our significant contracts with governmental agencies could materially adversely affect our financial condition, results of operation and liquidity, including our ability to secure new facility management contracts from others. To the extent we have made significant capital expenditures and have short-term contracts with our customers that are not renewed or extended, we may not recover our entire capital investment.

We have in the past incurred, and may continue to incur, significant expenses for facilities that we no longer operate.

        If we close a facility, we may remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. We may also be required to incur other expenses with respect to such facilities. The potential losses associated with our inability to cancel leases may result in our keeping open underperforming facilities. As a result, ongoing lease operations at closed or underperforming facilities could impair our results of operations.

Our profitability may suffer if the number of offenders occupying our correctional, detention and treatment facilities decreases or there is a shift in occupancy among our divisions.

        Our correctional, detention and treatment facilities are dependent upon governmental agencies supplying offenders and we do not control occupancy levels at our facilities. We believe the rate of growth experienced in the adult secure sector during the late 1980s and early 1990s is stabilizing.

        Historically, a substantial portion of our revenues has been generated under contracts that specify a net rate per day per resident, or a per diem rate, sometimes with no minimum guaranteed occupancy levels, even though most correctional facility cost structures are relatively fixed. Under such a per diem rate structure, a decrease in occupancy levels at a particular facility could have a material adverse effect on the financial condition and results of operations at such facility. A decrease in the occupancy of certain juvenile justice, education and treatment facilities would have a more significant impact on our operating results than a decrease in occupancy in the adult secure institutional services division due to higher per diem revenue at certain juvenile facilities. Average residential service capacity for the three months ended June 30, 2004 was 100.9% compared to 100.6% for the three months ended June 30, 2003. Capacity rates may, however, decrease below these levels in the future.

        Recent suggestions by social commentators and various political or governmental representatives suggest that community-based corrections of adults may be emphasized in the future as alternatives to traditional incarceration. We have historically experienced higher operating margins in the adult secure institutional services and the adult community-based corrections and treatment services sectors than in the juvenile services sector. A shift in occupancy among our segments of business operations could result in a decrease in our profitability.

We depend on a limited number of governmental customers for a significant portion of our revenues.

        We currently derive, and expect to continue to derive, a significant portion of our revenues from the Bureau of Prisons and various state agencies. The loss of, or a significant decrease in, business from the Bureau of Prisons or those state agencies could seriously harm our financial condition and results of operations. The Bureau of Prisons accounted for approximately 24.9% of our total revenues for the fiscal quarter ended June 30, 2004 ($17.4 million) and 21.7% for the fiscal year ended December 31, 2003 ($59.0 million). We expect to continue to depend upon the Bureau of Prisons and a relatively small group of other governmental customers for a significant percentage of our revenues.

A failure to comply with existing regulations could result in material penalties or non-renewal or termination of our facility management contracts.

        Our industry is subject to a variety of federal, state and local regulations, including education, environmental, health care and safety regulations, which are administered by various regulatory authorities. We may not always successfully comply with these regulations, and failure to comply could result in material penalties or non-renewal or termination of facility management contracts. The contracts typically include extensive reporting requirements and supervision and on-site monitoring by representatives of contracting governmental agencies. Corrections officers are customarily required to meet certain training standards, and in some instances facility personnel are required to be licensed and subject to background investigation. Certain jurisdictions also require that subcontracts be awarded on a competitive basis or that we subcontract with businesses owned by members of minority groups. The failure to comply with any applicable laws, rules or regulations and the loss of any required license could adversely affect the financial condition and results of operations at our affected facilities.

If we fail to satisfy our contractual obligations, our ability to compete for future contracts and our financial condition may be adversely affected.

        Our failure to comply with contract requirements or to meet our client's performance expectations when performing a contract could materially and adversely affect our financial performance and our reputation, which, in turn, would impact our ability to compete for new contracts. Our failure to meet contractual obligations could also result in substantial actual and consequential damages. In addition, our contracts often require us to indemnify clients for our failure to meet performance standards. Some of our contracts contain liquidated damages provisions and financial penalties related to performance failures. Although we have liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.

        For example, due to the challenging nature of the services we were contracted to provide, the speed with which we ramped up the population of the facility and the difficulty we had in hiring and retaining qualified personnel to run the facility due to the strength of the local economy, we encountered significant difficulties operating the New Morgan Academy, which was a juvenile facility with a residential service capacity of 214. As a result, we did not meet our internal operating standards or those required by the contract. We ultimately determined it was necessary to terminate the contract and agreed with Pennsylvania to do so. Similar failures may damage our reputation, make it more difficult to obtain new contracts or contract renewals in the future and may cause current contracts to be terminated.

Competitors in our industry may adversely affect the profitability of our business.

        We must compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities, reputation of personnel and ability to design, finance and construct new facilities on a cost effective competitive basis. While there are barriers for companies seeking to enter into the management and operation of correctional, detention and treatment facilities, there can be no assurance that these barriers will be sufficient to limit additional competition. Certain areas of our operation may not pose a significant barrier to entry into the market by private operators. For example, private operators may not find it as difficult to bid for juvenile treatment, educational and detention services and pre-release correctional and treatment services as they do adult secure institutional, correctional and detention services.

        Further, our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at their facilities, may take inmates currently housed in our facilities and transfer them to government run facilities. The resulting decrease in occupancy levels would reduce our revenue due to the per diem rate structure and could result in a significant decrease in the profitability of our business.

A disturbance or violent occurrence in one of our facilities could result in closure of a facility or harm to our business.

        An escape, riot, disturbance, or violent occurrence at one of our facilities could adversely affect the financial condition, results of operations and liquidity of our operations. For example, in late 2003, there was a disturbance at our Baker Community Correctional Center. Among other things, the negative publicity generated as a result of an event could adversely affect our ability to retain an existing contract or obtain future ones. In addition, if such an event were to occur, there is a possibility that the facility where the event occurred may be shut down by the relevant governmental agency. A closure of certain of our facilities could adversely affect the financial condition, results of operations and liquidity of our operations. Such negative events may also result in a significant increase in our liability insurance costs.

We may be unable to attract and retain sufficient qualified personnel necessary to sustain our business.

        Our delivery of services is labor-intensive. When we are awarded a contract, we must hire operating management, security, case management and other personnel. The success of our business requires that we attract, develop, motivate and retain these personnel. Our ability to recruit and retain qualified individuals varies by facility and is related to the socio-economic factors in the particular community in which the facility operates. Often the Department of Labor wages we offer our employees are higher than wages they may obtain elsewhere in the community. However, if the local economy where a facility is located is robust and unemployment is low, we may have difficulty hiring and retaining qualified personnel. This was one of the factors that contributed to our closure of the New Morgan Academy. In addition, there are inherent risks associated with the nature of the services we provide and this could cause certain qualified individuals to seek other employment opportunities. We have experienced high turnover of personnel in our juvenile facilities within the first year of their employment. Our inability to hire sufficient personnel on a timely basis or the loss of significant numbers of personnel could adversely affect our business.

If we do not successfully integrate the businesses that we acquire, our results of operations could be adversely affected.

        We may be unable to manage businesses that we may acquire or integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our results of operations. Acquisitions generally require the integration of facilities, some of which may be located in states in which we do not currently have operations. Business combinations involve additional risks, including:

  •
  diversion of management's attention;

  •
  loss of key personnel;

  •
  assumption of unanticipated legal or financial liabilities;

  •
  our becoming significantly leveraged as a result of the incurrence of debt to finance an acquisition;

  •
  unanticipated operating, accounting or management difficulties in connection with the acquired entities;

  •
  amortization or charges of acquired intangible assets, including goodwill; and

  •
  dilution to our earnings per share.

        Also, client dissatisfaction or performance problems with an acquired business could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenues and earnings we anticipated.

We may continue to operate under unprofitable contracts at facilities that we own to offset expenses associated with ownership of the facility.

        If we close a facility that we own, we will remain obligated for expenses associated with the facility. If our operations are unprofitable at a leased facility or if the leased facility is performing significantly below targeted levels, we would typically terminate the contract and the lease. However, we may continue to operate our contract at an owned facility to offset the expenses associated with ownership. Continued performance of such a contract could have a material adverse effect on our business and results of operations.

Negative media coverage, including inaccurate or misleading information, could adversely affect our reputation and our ability to bid for government contracts.

        The media frequently focuses its attention on private operators' contracts with governmental agencies. If the media coverage of private operators is negative, it could influence government officials to slow the pace of outsourcing government services, which could reduce the number of requests for proposals, or RFPs. The media may also focus its attention on the activities of political consultants engaged by us, even when their activities are unrelated to our business, and we may be tainted by adverse media coverage about their activities. Moreover, inaccurate, misleading or negative media coverage about us could harm our reputation and, accordingly, our ability to bid for and win government contracts.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues we have received, and/or to forego anticipated revenues and may be subject to penalties and sanctions, including prohibitions on our bidding in response to requests for proposals, or RFPs.

        Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, some governmental agencies review our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions and significantly reduce the probability of our success in the bid process for future contracts.

Because environmental laws impose strict as well as joint and several liability for clean up costs, unforeseen environmental risks could prove to be costly.

        Our facilities, and any facilities that we may acquire in the future, may be subject to unforeseen environmental risks. The federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or CERCLA, imposes strict, as well as joint and several, liability for certain environmental cleanup costs on several classes of potentially responsible parties, including current owners and operators of the property. Other federal and state laws in certain circumstances may impose liability for environmental remediation, which costs may be substantial. Further, the operation of our facilities, and the development of new facilities, requires that we obtain, and comply with, permits and other authorizations under environmental laws. Obtaining such permits and authorizations can prove to be difficult and time consuming.

We are the subject of class action lawsuits that, if decided against us, could have a negative effect on our financial condition, results of operations, cash flows and future prospects.

        In March and April 2002, we, our former President and Chief Executive Officer and our former Chief Financial Officer were named as defendants in four federal putative class action lawsuits. These lawsuits were brought on behalf of all purchasers of our common stock between March 6, 2001 and March 5, 2002 and relate to our restatement in 2002 of certain financial statements. The lawsuits involved disclosures made concerning two prior transactions executed by us: the 2001 Sale and Leaseback Transaction and the 2000 synthetic lease transaction. These four lawsuits were consolidated into one action and an amended consolidated complaint was filed. The amended consolidated complaint seeks, among other things, restitution damages, compensatory damages, rescission or a rescissory measure of damages, costs, expenses, attorneys' fees and experts' fees.

        In May and June 2002, we and our directors were sued in certain derivative lawsuits. These lawsuits relate to our restatement in 2002 of certain financial statements. These lawsuits all allege breaches of fiduciary duty and waste of corporate assets by all of the defendants.

        The plaintiffs in these cases have not quantified their claim of damages and the outcome of the matters discussed above cannot be predicted with certainty. If an adverse decision in these matters exceeds our insurance coverage or if our insurance coverage is deemed not to apply to these matters, an adverse decision could have a material adverse effect on us, our financial condition, our results of operations and our future prospects.

Because our revenues can fluctuate from period to period, we may face short-term funding shortfalls from time to time.

        Revenues can fluctuate from year to year due to changes in government funding policies, changes in the number of clients referred to our facilities by governmental agencies, the opening of new facilities or the expansion of existing facilities and the termination of contracts for a facility or the closure of a facility. Our revenues fluctuate from quarter to quarter, based on the number of contracted days in each quarter. Because our revenues can vary, we may face short-term funding shortfalls from time to time. In addition, full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

If we are unable to renew our labor contracts on terms reasonable to us, our operating results could be adversely affected or we could be subject to work stoppages.

        Approximately 512 employees at five adult secure facilities and one juvenile facility are represented by unions. We recently negotiated renewals for four of these facilities but are still waiting for finalization of these agreements. We are currently negotiating one union contract covering 52 employees at the Danville Center for Adolescent Females. A failure to renew any contract on terms reasonable to us could adversely affect our operating results. Additionally, if employees were to engage in a work stoppage or a strike we would have to find replacement workers in order to fulfill our contractual requirements. To the extent our contracts do not reimburse us for such additional expenses, our operating results would be adversely affected.

We are subject to significant insurance costs.

        Workers' compensation, employee health and general liability insurance represent significant costs to us. We continue to incur increasing insurance costs due to adverse claims experience and rising healthcare costs in general. Due to concerns over corporate governance and recent corporate accounting scandals, liability and other types of insurance have become more difficult and costly to obtain. In addition, as a result of the stockholder lawsuits brought within the last few years, our directors and officers liability insurance has increased. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

We may be adversely affected by inflation.

        Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. If, due to inflation or other causes, our operating expenses, such as wages and salaries of our employees, and insurance, medical and food costs, increase at rates faster than increases, if any, in our management fees, then our profitability would be adversely affected.

We are subject to risks associated with ownership of real estate.

        Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses that may exceed the limits of insurance coverage.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include forward-looking statements relating solely to Cornell Companies, Inc. (and not any of its subsidiaries individually) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict" that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made in this prospectus and in any other documents or oral presentations made by us or on our behalf. In addition to the factors described in this prospectus under "Risk Factors—Risks Related to Our Business and Our Industry" and those set forth from time to time in our filings with the Commission, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others, the following:

  •
  the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage,

  •
  our ability to win new contracts and to execute our growth strategy,

  •
  risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies),

  •
  the timing and costs of the opening of new programs and facilities or the expansions of existing facilities,

  •
  our ability to negotiate contracts at those facilities for which we currently do not have an operating contract,

  •
  significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded,

  •
  results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so,

  •
  our ability to negotiate a contract amendment with the BOP related to the Moshannon Valley Correctional Center and our ability to resume construction of that facility,

  •
  changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase,

  •
  the availability of financing on terms that are favorable to us, and

  •
  fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than we are), increases in cost of operations, fluctuations in interest rates and risks of operations.

        You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We and the subsidiaries that guarantee the notes have filed a registration statement with the Commission under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the subsidiary guarantors. The rules and regulations of the Commission allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Commission's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may also obtain copies of this information by mail from the public reference section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Cornell, who file electronically with the Commission. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

        We "incorporate by reference" information in this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the Commission. This important information is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The documents listed below and incorporated by reference in this prospectus contain important information about Cornell and its financial condition.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; and

  •
  Current Reports on Form 8-K filed January 29, 2004, June 8, 2004, June 25, 2004 and August 27, 2004.

        All documents filed by us with the Commission from the date of this prospectus to the end of the offering of the notes under this prospectus shall also be deemed to be incorporated by reference in this prospectus.

        We also disclose information about us through current reports on Form 8-K that are furnished to the Commission pursuant to Item 2.02 (Results of Operations and Financial Condition) and Item 7.01 (Regulation FD Disclosure) of Form 8-K (formerly Item 12 and Item 9, respectively). This information disclosed in these reports is not considered to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference in this prospectus.

        You can obtain any of the documents listed above or any additional documents that we file with the Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, through us at the address below or through our web site at www.cornellcompanies.com or from the Commission through the Commission's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Cornell Companies, Inc.
1700 West Loop South, Suite 1500
Houston, Texas 77027
Attention: John R. Nieser
Telephone No.: (713) 623-0790

        To obtain timely delivery of any requested documents, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before                        .

        We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

        If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

        The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The table below presents selected historical consolidated financial data. The consolidated historical financial data for each of the consolidated statements of operations and of cash flows for the two fiscal years ended December 31, 2003 and consolidated balance sheets as of December 31, 2003 and 2002 were derived from the financial statements audited by PricewaterhouseCoopers LLP included in this prospectus. The consolidated historical financial data for each of the consolidated statements of operations and of cash flows for the fiscal year ended December 31, 2001 were derived from the financial statements audited by Arthur Andersen LLP included in this prospectus. We revised our financial statements for the year ended December 31, 2001 to include the transitional disclosures required by statement of financial accounting standards No. 142, "Goodwill and Intangible Assets." The revisions to our 2001 financial statements related to these transitional disclosures were reported on by PricewaterhouseCoopers LLP. Additionally, we revised our financial statements for the year ended December 31, 2001 to conform to the requirements set forth in statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The revision to the 2001 financial statements related to the adoption of Statement of Financial Accounting Standard No. 145 was reported on by PricewaterhouseCoopers LLP. However, PricewaterhouseCoopers LLP was not engaged to audit, review, or apply any procedures to our 2001 financial statements other than with respect to such revisions and, accordingly, did not express an opinion or any other form of assurance on our 2001 financial statements taken as a whole. The consolidated historical financial data for each of the consolidated statements of operations and of cash flows for the two fiscal years ended December 31, 2000 and consolidated balance sheets as of December 31, 2001, 2000 and 1999 were derived from our historical consolidated financial statements audited by Arthur Andersen LLP that are not incorporated into this prospectus. The historical financial data for the consolidated statements of operations and of cash flows for the six months ended June 30, 2004 and 2003 and consolidated balance sheets as of June 30, 2004 and 2003 were derived from our unaudited interim financial statements also incorporated by reference into this prospectus. In the opinion of our management, this six month financial data includes normal recurring adjustments necessary for a fair presentation of the results for those interim periods in accordance with GAAP. Our historical results are not necessarily indicative of results to be expected in future periods.

        The consolidated financial statements for fiscal years 1999 through 2001 were audited by Arthur Andersen LLP, which has ceased operations. The report previously issued by Arthur Andersen LLP on our financial statements as of and for each of the three years in the period ended December 31, 2001 has not been reissued by Arthur Andersen LLP.

        For financial reporting purposes, we have consolidated the assets, liabilities, and results of operations of MCF beginning on August 14, 2001 and the synthetic lease owned by the synthetic lease investor beginning in the second quarter of 2000. We do not have any remaining ownership interest in the facilities we sold to MCF. As a result of consolidating the assets and liabilities of MCF and the synthetic lease assets and liabilities, our consolidated historical financial statements reflect the depreciation expense on the associated properties and interest expense (1) on the bond debt of MCF used to finance MCF's acquisition of the 11 facilities in the 2001 Sale and Leaseback Transaction and (2) related to the synthetic lease investor's debt, in each case instead of rent expense. Additionally, as a result of consolidation we do not include the rental payments pursuant to the 2001 Sale and Leaseback Transaction and the synthetic lease, which was repaid with a portion of the net proceeds from the offering of the Old Notes.

        The following should be read together with our financial statements and notes thereto included in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, each of which is incorporated by reference in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(Dollars in thousands)
Statements of income data:
Revenues:
Adult secure institutional	$76,011	$91,163	$99,791	$99,549	$102,120	$50,656	$52,465
Juvenile	67,131	86,033	116,262	124,967	118,797	58,029	62,336
Adult community-based	33,825	48,854	49,197	50,629	50,715	24,927	24,516
Consolidated revenues	176,967	226,050	265,250	275,145	271,632	133,612	139,317
Operating expenses	135,850	174,612	205,805	212,309	209,736	103,452	108,629
Pre-opening and start-up expenses	2,929	2,298	3,858	—	3,398	393	4,030
Depreciation and amortization	6,007	7,463	9,278	9,779	10,699	5,173	6,338
General and administrative expenses	9,932	12,024	15,291	21,480	23,415	8,620	9,765
Income from operations	22,249	29,653	31,018	31,577	24,384	15,974	10,555
Interest expense	8,522	16,492	21,787	20,698	19,280	9,681	9,793
Interest income	(117)	(100)	(888)	(1,974)	(1,626)	(825)	(817)
Loss on extinguishment of debt	—	—	4,946	—	—	—	2,357
Minority interest in consolidated special purpose entities	—	(246)	(1,674)	574	—	—	—
Income (loss) before provision (benefit) for income taxes and cumulative effect of changes in accounting principles	13,844	13,507	6,847	12,279	6,730	7,006	(666)
Provision (benefit) for income taxes	5,538	5,538	2,958	4,952	2,760	2,873	(273)
Income (loss) before cumulative effect of changes in accounting principles	8,306	7,969	3,889	7,327	3,970	4,133	(393)
Cumulative effect of changes in accounting principles, net of related income tax provision (benefit) of approximately ($1,969), $535 and ($671) in 1999, 2001 and 2002, respectively	(2,954)	—	770	(965)	—	—	—
Net income (loss)	$5,352	$7,969	$4,659	$6,362	$3,970	$4,133	$(393)
Balance sheet data (at end of period)
Cash and cash equivalents	$1,763	$620	$53,244	$52,610	$40,171	$51,541	$76,297
Property and equipment, net	194,498	246,191	253,243	255,450	267,903	257,120	282,782
Total assets	273,991	336,850	444,807	441,291	448,157	443,988	503,060
Total debt	141,500	191,763	245,653	239,888	235,598	240,517	293,153
Stockholders' equity	97,208	104,320	153,104	159,952	166,235	167,246	166,354
Statement of cash flows data:
Cash flows from operating activities	$(881)	$10,541	$11,547	$19,764	$26,211	$8,845	$7,942
Cash flows from investing activities	(41,575)	(56,073)	(48,089)	(12,298)	(35,964)	(12,004)	(23,733)
Cash flows from financing activities	41,700	44,389	89,166	(8,100)	(2,686)	2,090	51,917
Earnings per share:
Basic
Income (loss) before cumulative effect of changes in accounting principles	0.88	0.85	0.40	0.57	0.31	0.17	(0.08)
Cumulative effect of changes in accounting principles	(0.31)	—	0.08	(0.08)	—	—	—
Net income (loss)	0.57	0.85	0.48	0.49	0.31	0.17	(0.08)
Diluted
Income (loss) before cumulative effect of changes in accounting principles	0.86	0.84	0.39	0.55	0.30	0.17	(0.08)
Cumulative effect of changes in accounting principles	(0.31)	—	0.07	(0.07)	—	—	—
Net income (loss)	0.55	0.84	0.46	0.48	0.30	0.17	(0.08)
Number of shares used in per share computation:
Basic	9,432	9,383	9,616	12,911	12,941	12,854	13,146
Diluted	9,660	9,495	10,069	13,232	13,263	13,173	13,146

RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended December 31,										Six Months Ended June 30,
	1999		2000		2001		2002		2003		2003		2004
Ratio (earnings divided by fixed charges)(1)	2.1	x	1.5	x	1.3	x	1.4	x	1.3	x	1.5	x	—

(1)
For the purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income tax expense (benefit), and minority interest income (loss). Fixed charges consist of interest expense which includes capitalized interest and amortization of capitalized interest, amortization of debt issuance costs and that portion of rent expense attributable to interest costs. Due to the loss before provision for income taxes and cumulative effect of changes in accounting principles for the six months ended June 30, 2004, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income of approximately $1.4 million for the six months ended June 30, 2004.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with our issuance of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under "Description of the Notes." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.

        The net proceeds from the sale of the Old Notes was approximately $107.2 million, of which $65.9 million was used to repay and refinance the indebtedness under our previous credit facility and outstanding synthetic lease obligations. We intend to use the remaining net proceeds for general corporate purposes, which may include acquisitions. Affiliates of J.P. Morgan Securities Inc., Comerica Securities, Inc. and SouthTrust Securities, Inc, three of the initial purchasers, were lenders under our previous credit facility. As such, they received a portion of the proceeds from the sale of the Old Notes that were used to repay amounts outstanding under that facility.

CAPITALIZATION

        The following table sets forth our historical unaudited consolidated capitalization as of June 30, 2004, which includes the completion of the 2004 Credit Facility and the issuance of the Old Notes and our application of the proceeds therefrom as described above. The exchange of the Old Notes for the New Notes will not impact our overall capitalization. This table is unaudited and should be read in conjunction with our consolidated financial statements and related notes contained herein and in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, each of which is incorporated by reference in this prospectus.

As of June 30, 2004
(in thousands) (unaudited) (Dollars in thousands)
Cash and cash equivalents	$76,297

Total debt:
2004 Credit Facility(1)	$—
10 3/4% Senior Notes due 2012(2)	110,527
MCF 8.47% bonds due 2016	183,000
Capitalized lease obligations	3

Total debt	293,530
Total stockholders' equity	166,354

Total capitalization	$459,884

(1)
Does not include $6.5 million of letters of credit issued under the 2004 Credit Facility.

(2)
Does not include fair-value adjustment of $0.4 million of the Senior Notes as a result of the interest rate swap but does include original issue discount of $1.5 million.

THE EXCHANGE OFFER

Exchange Terms

        Old Notes in an aggregate principal amount of $112 million are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $112 million. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest.

        The New Notes will bear interest at a rate of 10 3/4% per year, payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2005. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

  •
  the New Notes that you receive will be acquired in the ordinary course of your business;

  •
  you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

  •
  if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

        If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under "—Transfer Taxes."

        We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes in this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, not less than 20 full business days after the date of commencement of the exchange offer, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

        We expressly reserve the right, so long as applicable law allows:

  •
  to delay our acceptance of Old Notes for exchange;

  •
  to terminate the exchange offer if any of the conditions set forth under "—Conditions of the Exchange Offer" exist;

  •
  to waive any condition to the exchange offer;

  •
  to amend any of the terms of the exchange offer; and

  •
  to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under "—Withdrawal of Tenders."

        Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

        We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

        In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

        In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Resale of New Notes

        Based on interpretations of the Commission staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

  •
  you are acquiring New Notes in the ordinary course of your business;

  •
  you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act; and

  •
  you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

        If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

  •
  you cannot rely on those interpretations by the Commission staff, and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

        Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange

        We will accept for exchange all Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

        We expressly reserve the right, in our sole discretion, to:

  •
  delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

  •
  terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under "—Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

        If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under "—Expiration Date; Extensions; Termination; Amendments", "—Conditions of the Exchange Offer" and "—Withdrawal of Tenders", subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "—Procedures for Tendering Old Notes—Book-Entry Transfer", such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

        Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in "Transfer Taxes" or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

        Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner's behalf.

Tender of Old Notes Held Through Depository Trust Company

        The exchange agent and Depository Trust Company (DTC) have confirmed that the exchange offer is eligible for the DTC's automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form

        For a holder to validly tender Old Notes held in certificated form:

  •
  the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

  •
  the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

        Letters of transmittal and Old Notes should be sent only to the exchange agent, and not to us or to DTC.

        The method of delivery of Old Notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use property insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Old Notes will be accepted.

Signature Guarantee

        Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

  •
  the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

  •
  the Old Notes are tendered for the account of an eligible institution.

        An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

        The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent's account at DTC, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

        If you wish to tender your Old Notes and:

          (1)   certificates representing your Old Notes are not lost but are not immediately available,

          (2)   time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

          (3)   the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

you may nevertheless tender if all of the following conditions are complied with:

  •
  your tender is made by or through an eligible institution; and

  •
  on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery,

    by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

            (a)   set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

            (b)   state that the tender is being made thereby;

            (c)   guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

            (d)   the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters

        New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

  •
  a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

  •
  any other documents required by the letter of transmittal.

        We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

        Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at the address set forth on the inside of the back cover of this prospectus, or

  •
  you must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the Old Notes to be withdrawn, and

  •
  identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

        If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under "—Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

Conditions of the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the Commission, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of tendered Old Notes.

Transfer Taxes

        We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

  •
  delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

  •
  tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

Consequences of Failing to Exchange

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

  •
  as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

        In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

        JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent at the address set forth on the inside of the back cover of this prospectus. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DESCRIPTION OF THE NOTES

        The Company will issue the New Notes, and the Old Notes were issued, under an indenture dated June 24, 2004, among itself, the Subsidiary Guarantors named therein and JPMorgan Chase Bank, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The indenture is unlimited in aggregate principal amount, although the issuance of the notes was limited to $112.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes. We will only be permitted to issue such additional notes if at the time of such issuance, we were in compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes and will vote on all matters with the holders of the notes.

        This summary of the material terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of certain terms therein, and the Trust Indenture Act. We will provide a copy of the indenture governing the notes, at no cost, to any holder who receives this prospectus. To request a copy of this document, you should telephone JPMorgan Chase Bank at the telephone number on the inside of the back cover of this prospectus. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.

        For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Cornell Companies, Inc. and not to its subsidiaries. References to the Company and its Restricted Subsidiaries do not include Municipal Corrections Finance, an entity that is not a subsidiary of the Company, but which the Company is required to include in its consolidated financial statements in accordance with GAAP.

General

The notes.    The notes:

  •
  are general unsecured, senior obligations of the Company;

  •
  are limited to an aggregate principal amount of $112.0 million, subject to our ability to issue additional notes;

  •
  mature on July 1, 2012;

  •
  will be issued in denominations of $1,000 and integral multiples of $1,000;

  •
  will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form;

  •
  rank equally in right of payment to any future senior indebtedness of the Company, without giving effect to collateral arrangements; and

  •
  will be unconditionally guaranteed on a senior basis by all of the Restricted Subsidiaries providing guarantees under our 2004 Credit Facility on June 24, 2004 and by all of the Restricted Subsidiaries that guarantee future indebtedness of the Company or any Subsidiary Guarantor.

Interest.    Interest on the notes will compound semi-annually and:

  •
  accrue at the rate of 10 3/4% per annum;

  •
  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on January 1 and July 1, commencing on January 1, 2005;

  •
  be payable to the holders of record on the December 15 and June 15 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We also will pay additional interest to holders of the notes if we fail to complete this exchange offer by December 21, 2004 days or if certain other conditions contained in the registration rights agreement are not satisfied.

Payments on the Notes; Paying Agent and Registrar

        We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the registrar's books. We have initially designated the corporate trust office of the trustee in New York, New York to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

        We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase notes or of a redemption of notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date.

        The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

        Except as described below, the notes are not redeemable until July 1, 2008. On and after July 1, 2008, the Company may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage
2008	105.375%
2009	102.688%
2010 and thereafter	100.000%

        Prior to July 1, 2007, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more public equity offerings at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

          (1)   there is a public market at the time of such redemption;

          (2)   at least 65% of the original principal amount of the notes (calculated after giving effect to any issuance of additional notes) remains outstanding after each such redemption; and

          (3)   the redemption occurs within 60 days after the closing of such public equity offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

        In the case of any partial redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

        The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

Ranking

        The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured indebtedness and liabilities of our subsidiaries that do not guarantee the notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any indebtedness under the 2004 Credit Facility or other secured indebtedness, the assets of the Company and its Subsidiary Guarantors that secure indebtedness will be available to pay obligations on the notes and the Subsidiary Guarantees only after all indebtedness under such credit facility and other secured indebtedness has been repaid in full from such assets. We cannot assure you that there will be sufficient assets remaining after the satisfaction of our obligations under the 2004 Credit Facility and any other secured indebtedness to pay amounts due on any or all of the notes then outstanding.

        As of June 30, 2004 outstanding indebtedness of the Company and the Subsidiary Guarantors was $110.5 million (net of original issue discount of $1.5 million), none of which was secured. As of June 30, 2004, the Subsidiary Guarantors had no outstanding indebtedness. Additionally, Municipal Corrections Finance had an additional $183.0 million of indebtedness outstanding as of that date.

Subsidiary Guarantees

        The Subsidiary Guarantors, jointly and severally, unconditionally guarantee on a senior basis the Company's obligations under the notes and all obligations under the indenture. Such Subsidiary Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees rank equally in right of payment with other indebtedness of such Subsidiary Guarantor, except to the extent such other indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantee.

        Although the indenture limits the amount of indebtedness that Restricted Subsidiaries may incur, such indebtedness may be substantial.

        The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

          (1)   the sale or other disposition is in compliance with the indenture, including the covenants "—Limitation on Sales of Assets and Subsidiary Stock," "—Limitation on Sale of Capital Stock of Restricted Subsidiaries," and "—Merger and Consolidation;" and

          (2)   all the obligations of such Subsidiary Guarantor under all credit facilities and related documentation and any other agreements relating to any other indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

        In addition, a Subsidiary Guarantor will be released from its obligations under the indenture, its Subsidiary Guarantee and the registration rights agreement if the Company designates such subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the indenture.

Change of Control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all of the notes as described under "—Optional Redemption", each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the notes as described under "—Optional Redemption", the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the trustee, stating:

          (1)   that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

          (2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

          (3)   the procedures determined by the Company, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes so accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

        The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of notes under a Change of Control Offer or the Company must offer to repay all such indebtedness, and make payment to the holders of such indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such indebtedness. The Company covenants to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provisions of the indenture if the Company fails to comply with such covenant.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue of the conflict.

        The Company's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the 2004 Credit Facility. In addition, certain events that may constitute a change of control under the 2004 Credit Facility and cause a default under that agreement may not constitute a Change of Control under the indenture. Future indebtedness of the Company and its subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of the 2004 Credit Facility and future indebtedness may prohibit the Company's prepayment of notes before their scheduled maturity. Consequently, if the Company is not able to prepay the indebtedness under the 2004 Credit Facility and any such other indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, resulting in a default under the indenture. A default under the indenture may result in a cross-default under the 2004 Credit Facility.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

Certain Covenants

Limitation on Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any indebtedness (including acquired indebtedness); provided, however, that the Company and the Subsidiary Guarantors may incur indebtedness if on the date thereof:

          (1)   the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least (a) 2.00 to 1.00, if such indebtedness is incurred on or prior to September 30, 2006, and (b) 2.25 to 1.00, if such indebtedness is incurred thereafter; and

          (2)   no default or Event of Default will have occurred or be continuing or would occur as a consequence of incurring the indebtedness or transactions relating to such incurrence.

        The first paragraph of this covenant will not prohibit the incurrence of the following indebtedness:

          (1)   indebtedness of the Company incurred pursuant to a credit facility in an amount up to $100.0 million less the aggregate principal amount of repayments with the proceeds from Asset Dispositions utilized in accordance with clause (3)(a) of "—Limitation on Sales of Assets and Subsidiary Stock" that permanently reduce the commitments thereunder;

          (2)   guarantees by the Company or Subsidiary Guarantors of indebtedness incurred in accordance with the provisions of the indenture; provided that in the event such indebtedness that is being guaranteed is a subordinated obligation or a guarantor subordinated obligation, then the related guarantee shall be subordinated in right of payment to the notes or the applicable Subsidiary Guarantee, as applicable;

          (3)   indebtedness of the Company owing to and held by any wholly-owned subsidiary or indebtedness of a Restricted Subsidiary owing to and held by the Company or any wholly-owned subsidiary; provided, however,

            (a)   if the Company is the obligor on such indebtedness, such indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

            (b)   if a Subsidiary Guarantor is the obligor on such indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; and

            (c)   (i)    any subsequent issuance or transfer of capital stock or any other event which results in any such indebtedness being beneficially held by a person other than the Company or a wholly-owned subsidiary of the Company; and

              (ii)   any sale or other transfer of any such indebtedness to a person other than the Company or a wholly-owned subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such indebtedness by the Company or such Subsidiary, as the case may be;

          (4)   indebtedness represented by (a) the notes issued on June 24, 2004, the Subsidiary Guarantees and the exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the registration rights agreement, (b) any indebtedness (other than the indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on June 24, 2004 and (c) any Refinancing Indebtedness incurred in respect of any indebtedness described in this clause (4) or clause (5) or incurred pursuant to the first paragraph of this covenant;

          (5)   indebtedness of a Subsidiary Guarantor incurred and outstanding on the date on which such Subsidiary Guarantor was acquired by the Company (other than indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Subsidiary Guarantor is acquired by the Company, the Company would have been able to incur $1.00 of additional indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such indebtedness pursuant to this clause (5);

          (6)   indebtedness under currency agreements and interest rate agreements; provided, that in the case of currency agreements, such currency agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business or in the case of currency agreements and interest rate agreements, such currency agreements and interest rate agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to indebtedness of the Company or its Restricted Subsidiaries incurred without violation of the indenture;

          (7)   the incurrence by the Company or any of its Subsidiary Guarantors of indebtedness represented by capitalized lease obligations, mortgage financings or purchase money obligations with respect to assets other than capital stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

          (8)   indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

          (9)   indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or a Restricted Subsidiary or capital stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (10) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such indebtedness is extinguished within five business days of incurrence; and

          (11) in addition to the items referred to in clauses (1) through (10) above, indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other indebtedness incurred pursuant to this clause (11) and then outstanding, will not exceed $10.0 million at any time outstanding.

        The Company will not incur any indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any subordinated obligations of the Company unless such indebtedness will be subordinated to the notes to at least the same extent as such subordinated obligations. No Subsidiary Guarantor will incur any indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any guarantor subordinated obligations of such Subsidiary Guarantor unless such indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such guarantor subordinated obligations. No Restricted Subsidiary may incur any indebtedness if the proceeds are used to refinance indebtedness of the Company.

        For purposes of determining compliance with, and the outstanding principal amount of any particular indebtedness incurred pursuant to and in compliance with, this covenant:

          (1)   in the event that indebtedness meets the criteria of more than one of the types of indebtedness described in the first paragraph and the clauses of the second paragraph of this covenant, the Company, in its sole discretion, will classify such item of indebtedness on the date of incurrence and only be required to include the amount and type of such indebtedness in the first paragraph or any of the clauses of the second paragraph;

          (2)   all indebtedness outstanding on the date of the indenture under the 2004 Credit Facility shall be deemed initially incurred on June 24, 2004 under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

          (3)   guarantees of, or obligations in respect of letters of credit relating to, indebtedness which is otherwise included in the determination of a particular amount of indebtedness shall not be included;

          (4)   if obligations in respect of letters of credit are incurred pursuant to a credit facility and are being treated as incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other indebtedness, then such other indebtedness shall not be included;

          (5)   the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

          (6)   indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such indebtedness; and

          (7)   the amount of indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional indebtedness and the payment of dividends in the form of additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of indebtedness for purposes of this covenant. The amount of any indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to incur any indebtedness or issue any shares of Disqualified Stock, other than non-recourse debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such indebtedness is not permitted to be incurred as of such date under this "Limitation on Indebtedness" covenant, the Company shall be in default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of indebtedness, the U.S. dollar-equivalent principal amount of indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness; provided that if such indebtedness is incurred to refinance other indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the principal amount of such indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of indebtedness that the Company and the Subsidiary Guarantors may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any indebtedness incurred to refinance other indebtedness, if incurred in a different currency from the indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

          (1)   declare or pay any dividend or make any distribution on or in respect of its capital stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

            (a)   dividends or distributions payable in capital stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such capital stock of the Company; and

            (b)   dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a wholly-owned subsidiary, to its other holders of common capital stock on a pro rata basis);

          (2)   purchase, redeem, retire or otherwise acquire for value any capital stock of the Company or any direct or indirect parent of the Company (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) held by persons other than the Company or a Restricted Subsidiary (other than in exchange for capital stock of the Company (other than Disqualified Stock));

          (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any subordinated obligations or guarantor subordinated obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of subordinated obligations or guarantor subordinated obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

          (4)   make any Restricted Investment in any person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

            (a)   a default shall have occurred and be continuing (or would result therefrom); or

            (b)   the Company is not able to incur an additional $1.00 of indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

            (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to June 24, 2004 would exceed the sum (without duplication) of:

              i.      50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

              ii.     100% of the aggregate net cash proceeds received by the Company from the issue or sale of its capital stock (other than Disqualified Stock) or other capital contributions subsequent to June 24, 2004 (other than net cash proceeds received from an issuance or sale of such capital stock to a subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

              iii.    the amount by which indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a subsidiary of the Company) subsequent to June 24, 2004 of any indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for capital stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

              iv.    the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any person resulting from:

                (A)  repurchases or redemptions of such Restricted Investments by such person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such person to the Company or any Restricted Subsidiary; or

                (B)  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

        The provisions of the preceding paragraph will not prohibit:

          (1)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of capital stock, Disqualified Stock or subordinated obligations of the Company or guarantor subordinated obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of the Company (other than Disqualified Stock and other than capital stock issued or sold to a subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the net cash proceeds from such sale of capital stock will be excluded from clause (c)(ii) of the preceding paragraph;

          (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of subordinated obligations of the Company or guarantor subordinated obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, subordinated obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of guarantor subordinated obligations made by exchange for or out of the proceeds of the substantially concurrent sale of guarantor subordinated obligations that, in each case, is permitted to be incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

          (3)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

          (4)   so long as no default or Event of Default has occurred and is continuing, any purchase or redemption of subordinated obligations or guarantor subordinated obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under "—Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

          (5)   dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

          (6)   so long as no default or Event of Default has occurred and is continuing,

            (a)   the purchase, redemption or other acquisition, cancellation or retirement for value of capital stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire capital stock of the Company or any Restricted Subsidiary or any parent of the Company held by any existing or former directors, employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate directors, employees or management; provided that such redemptions or repurchases pursuant to this clause will not exceed $1.0 million in the aggregate during any calendar year (with the unused amounts in any calendar year being carried over to the next succeeding calendar year; provided, that such redemptions and repurchase shall not exceed $2.0 million in any calendar year); and

            (b)   loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase capital stock of the Company, in an aggregate amount not in excess of $1.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments; provided, however, that the Company and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith relating to such loans and advances;

          (7)   so long as no default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; provided that the payment of such dividends will be excluded from the calculation of Restricted Payments;

          (8)   repurchases of capital stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such capital stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

          (9)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated obligation (i) at a purchase price not greater than 101% of the principal amount of such subordinated obligation in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "—Limitation on Sales of Assets and Subsidiary Stock" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; and

          (10) Restricted Payments in an amount not to exceed $5.0 million; provided that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Limitation on Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any lien (other than Permitted Liens) upon any of its property or assets (including capital stock of Restricted Subsidiaries), whether owned on the date of the indenture or acquired after that date, which lien is securing any indebtedness, unless contemporaneously with the incurrence of such liens effective provision is made to secure the indebtedness due under the indenture and the notes for so long as such indebtedness is so secured or, in respect of liens on any Subsidiary Guarantor's property or assets, any Subsidiary Guarantee of such Subsidiary Guarantor, equally and ratably with (or prior to in the case of liens with respect to subordinated obligations or guarantor subordinated obligations, as the case may be) the indebtedness secured by such lien for so long as such indebtedness is so secured.

Limitation on Sale/Leaseback Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale/leaseback transaction unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale/leaseback transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

          (2)   the Company or such Restricted Subsidiary could have incurred indebtedness in an amount equal to the Attributable Indebtedness in respect of such sale/leaseback transaction pursuant to the covenant described under "—Limitation on Indebtedness;"

          (3)   the Company or such Restricted Subsidiary would be permitted to create a lien on the property subject to such sale/leaseback transaction without securing the notes by the covenant described under "—Limitation on Liens;" and

          (4)   the sale/leaseback transaction is treated as an Asset Disposition and all of the conditions of the indenture described under "—Limitation on Sales of Assets and Subsidiary Stock" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such sale/leaseback transaction, treating all of the consideration received in such sale/leaseback transaction as Net Available Cash for purposes of such covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its capital stock or pay any indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on capital stock);

          (2)   make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

          (3)   transfer any of its property or assets to the Company or any Restricted Subsidiary. The preceding provisions will not prohibit:

            (i)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the indenture and identified in an annex to the indenture, including, without limitation, the indenture and the 2004 Credit Facility in effect on such date;

            (ii)   any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any capital stock or indebtedness incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company (other than capital stock or indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

            (iii)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of indebtedness incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on June 24, 2004 or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

            (iv)  in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

              (a)   that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

              (b)   contained in mortgages, pledges or other security agreements permitted under the indenture securing indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

              (c)   pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; or

              (d)   contained in any Permitted Lien;

            (v)   (a) purchase money obligations for property acquired in the ordinary course of business and (b) capitalized lease obligations permitted under the indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

            (vi)  any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the capital stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

            (vii) customary provisions in joint venture agreements and other similar agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

            (viii) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

            (ix)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on Sales of Assets and Subsidiary Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

          (2)   at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or cash equivalents; and

          (3)   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary at its option, as the case may be:

            (a)   to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any indebtedness), to prepay, repay or purchase secured indebtedness of the Company (other than any Disqualified Stock or subordinated obligations) or secured indebtedness of a wholly-owned subsidiary (other than any Disqualified Stock or guarantor subordinated obligation of a wholly-owned subsidiary that is a Subsidiary Guarantor) (in each case other than indebtedness owed to the Company or an affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

            (b)   to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

            (c)   to redeem notes pursuant to any provision described under "Optional Redemption;" and

            (d)   any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c) or (d) above, the Company and its Restricted Subsidiaries may temporarily reduce indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the indenture.

        Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of notes and to the extent required by the terms of other pari passu indebtedness, to all holders of other pari passu indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such pari passu indebtedness with the proceeds from any Asset Disposition, to purchase the maximum principal amount of notes and any such pari passu notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and pari passu notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the indenture or the agreements governing the pari passu notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of notes and pari passu notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the indenture. If the aggregate principal amount of notes surrendered by holders thereof and other pari passu notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the trustee shall select the notes and pari passu notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and pari passu notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        The Asset Disposition Offer will remain open for a period of 20 business days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five business days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of notes and pari passu notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and pari passu notes validly tendered in response to the Asset Disposition Offer.

        If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and pari passu notes or portions of notes and pari passu notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and pari passu notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the trustee an officer's certificate stating that such notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the pari passu notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five business days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of pari passu notes, as the case may be, an amount equal to the purchase price of the notes or pari passu notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new note, and the trustee, upon delivery of an officer's certificate from the Company, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the pari passu notes. Any note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

        For the purposes of this covenant, the following will be deemed to be cash:

          (1)   the assumption by the transferee of indebtedness (other than subordinated obligations or Disqualified Stock) of the Company or indebtedness of a wholly-owned subsidiary (other than guarantor subordinated obligations or Disqualified Stock of any wholly-owned subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to indebtedness in accordance with clause (a) above); and

          (2)   securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 45 days following the closing of such Asset Disposition.

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

          (1)   at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $5.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

          (3)   in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of any conflict.

Limitation on Affiliate Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any affiliate of the Company (an "Affiliate Transaction") unless:

          (1)   the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a person who is not such an affiliate;

          (2)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

          (3)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate

  Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a person that is not an affiliate.

        The preceding paragraph will not apply to:

          (1)   any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments;"

          (2)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase capital stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

          (3)   any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "—Limitation on Indebtedness;"

          (4)   the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

          (5)   the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on June 24, 2004 and identified on a schedule to the indenture on June 24, 2004, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after June 24, 2004 will be permitted to the extent that its terms are not more disadvantageous to the holders of the notes than the terms of the agreements in effect on June 24, 2004; and

          (6)   loans or advances to employees made in accordance with clause (6) under the definition of "Permitted Investment."

Limitation on Sale of Capital Stock of Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any voting stock of any Restricted Subsidiary or to issue any of the voting stock of a Restricted Subsidiary (other than, if necessary, shares of its voting stock constituting directors' qualifying shares) to any person except:

          (1)   to the Company or a wholly-owned subsidiary; or

          (2)   in compliance with the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

        Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the voting stock of a Restricted Subsidiary as long as the Company or such Restricted Subsidiary complies with the terms of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the trustee and the registered holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

        If the Company has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person, unless:

          (1)   the resulting, surviving or transferee person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the notes and the indenture;

          (2)   immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant;

          (4)   each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such person's obligations in respect of the indenture and the notes and its obligations under the registration rights agreement shall continue to be in effect; and

          (5)   the Company shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Company, which properties and assets, if held by the Company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor Company will be released from the obligation to pay the principal of and interest on the notes, provided, however, that in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a person.

        Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

        In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any person (other than (i) the Company, as contemplated above, and (ii) another Subsidiary Guarantor) and will not permit the conveyance transfer or lease of substantially all of the assets of any Subsidiary Guarantor unless:

          (1)   (a) the resulting, surviving or transferee person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the resulting, surviving or transferee person or any Restricted Subsidiary as a result of such transaction as having been incurred by such person or such Restricted Subsidiary at the time of such transaction), no default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; or

          (2)   the transaction is made in compliance with the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock".

Future Subsidiary Guarantors

        After June 24, 2004, the Company will cause each Restricted Subsidiary that is not a Subsidiary Guarantor, other than a foreign subsidiary, that guarantees any indebtedness of the Company or any of its Subsidiary Guarantors to execute and deliver to the trustee a Subsidiary Guarantee pursuant to which such Restricted Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes on a senior basis and all other obligations under the indenture. Notwithstanding the foregoing, in the event the Subsidiary Guarantor is released and discharged in full from all of its obligations under guarantees of (1) any credit facility and (2) all other indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged; provided, that such Restricted Subsidiary has not incurred any indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant "—Limitation on Indebtedness" unless such Subsidiary Guarantor's obligations under such indebtedness so incurred are satisfied in full and discharged.

Limitation on Lines of Business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related business, except to such extent as would not be material to the Company and its Restricted Subsidiaries as a whole.

Payments for Consent

        Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

        Each of the following is an Event of Default:

          (1)   default in any payment of interest or additional interest (as required by the registration rights agreement) on any note when due, continued for 30 days;

          (2)   default in the payment of principal of or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3)   failure by the Company or any Subsidiary Guarantor to comply with its obligations under "Certain Covenants—Merger and Consolidation;"

          (4)   failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under the covenants described under "Certain Covenants" above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain Covenants—Merger and Consolidation" which is covered by clause (3));

          (5)   failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the indenture;

          (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than indebtedness owed to the Company or a Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness within the grace period provided in such indebtedness ("payment default"); or

            (b)   results in the acceleration of such indebtedness prior to its maturity (the "cross acceleration provision"); and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (7)   certain events of bankruptcy, insolvency or reorganization of the Company or a significant subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a significant subsidiary (the "bankruptcy provisions");

          (8)   failure by the Company or any significant subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a significant subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

          (9)   any Subsidiary Guarantee of a significant subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a significant subsidiary ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a significant subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a significant subsidiary denies or disaffirms its obligations under the indenture or its Subsidiary Guarantee.

        However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived. Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any Note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 10 days after it becomes aware of the occurrence thereof, written notice of any events which would constitute a default or an Event of Default, their status and what action the Company is taking or proposing to take in respect thereof.

        In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Subsidiary Guarantor with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture or was required to repurchase the notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to July 1, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Subsidiary Guarantor with the intention of avoiding the prohibition on redemption of the notes prior to July 1, 2008, a make-whole premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Amendments and Waivers

        Subject to certain exceptions, the indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

          (1)   reduce the principal amount of notes whose holders must consent to an amendment;

          (2)   reduce the stated rate of or extend the stated time for payment of interest on any note;

          (3)   reduce the principal of or extend the stated maturity of any note;

          (4)   reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "Optional Redemption," "Change of Control," or "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock", whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

          (5)   make any note payable in money other than that stated in the note;

          (6)   impair the right of any holder to receive payment of principal of, premium, if any, principal of and interest on such holder's notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

          (7)   make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

          (8)   modify the Subsidiary Guarantees in any manner adverse to the holders of the notes.

        Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the trustee may amend the indenture and the notes to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the indenture;

          (3)   provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in Section 163(f) (2) (B) of the Code);

          (4)   add guarantees with respect to the notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the indenture;

          (5)   secure the notes;

          (6)   add to the covenants of the Company and the Subsidiary Guarantors for the benefit of the holders or surrender any right or power conferred upon the Company;

          (7)   make any change that does not adversely affect the rights of any holder;

          (8)   comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

          (9)   provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the notes (except that the transfer restrictions contained in the notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding notes, as a single class of securities.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the indenture by any holder of notes given in connection with a tender of such holder's notes will not be rendered invalid by such tender. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Defeasance

        The Company at any time may terminate all its obligations under the notes and the indenture("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

        The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to significant subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under "Events of Default" above and the limitations contained in clause (3) under "Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to significant subsidiaries), (8) or (9) under "Events of Default" above or because of the failure of the Company to comply with clause (3) under "Certain Covenants—Merger and Consolidation" above.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

          (1)   either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the indenture; and

          (3)   the Company has delivered to the trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee or incorporator of the Company or any Restricted Subsidiary or any stockholder of the Company, as such, shall have any liability for any obligations of the Company under the notes, the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

        JPMorgan Chase Bank will be the trustee under the indenture and has been appointed by the Company as registrar and paying agent with regard to the notes.

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        The following is a summary of capitalized terms used in this summary description of the notes. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Additional Assets" means:

          (1)   any property, plant or equipment, including improvements thereon, to be used by the Company or a Restricted Subsidiary in a Related business;

          (2)   the capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by the Company or a Restricted Subsidiary; or

          (3)   capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related business.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of capital stock of a subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

          (1)   a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a wholly-owned subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the common stock of the transferee than of the transferor;

          (2)   the sale of cash equivalents in the ordinary course of business;

          (3)   a disposition of inventory in the ordinary course of business;

          (4)   a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (5)   transactions permitted under "Certain Covenants—Merger and Consolidation";

          (6)   an issuance of capital stock by a Restricted Subsidiary to the Company or to a wholly-owned subsidiary;

          (7)   for purposes of "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to "Certain Covenants—Limitation on Restricted Payments";

          (8)   an Asset Swap effected in compliance with "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

          (9)   dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $2.5 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $5.0 million in such next succeeding fiscal year);

          (10) dispositions in connection with Permitted Liens;

          (11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

          (12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

          (13) foreclosure on assets.

        "Asset Swap" means concurrent purchase and sale or exchange of Related business assets between the Company or any of its Restricted Subsidiaries and another person; provided that any cash received must be applied in accordance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant.

        "Attributable Indebtedness" in respect of a sale/leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate that is borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction (including any period for which such lease has been extended).

        "Change of Control" means:

          (1)   (A) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of the Company held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the voting stock of such parent entity);

          (2)   the first day on which a majority of the members of the Board of Directors of the Company are not continuing directors;

          (3)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

          (4)   the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

        "Consolidated Coverage Ratio" means as of any date of determination, with respect to any person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense of such person for such four fiscal quarters, provided, however, that:

          (1)   if the Company or any Restricted Subsidiary:

            (a)   has incurred any indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such indebtedness as if such indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of indebtedness (in each case other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such indebtedness, including with the proceeds of such new indebtedness, as if such discharge had occurred on the first day of such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition, including by way of sale/leaseback transaction, or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

            (a)   the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

            (b)   Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such indebtedness after such sale);

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4)   if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have incurred any indebtedness or discharged any indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such indebtedness if such interest rate agreement has a remaining term in excess of 12 months). If any indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

        "Consolidated EBITDA" means, with respect to any person for any period, without duplication, Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1)   Consolidated Interest Expense;

          (2)   Consolidated Income Taxes;

          (3)   consolidated depreciation expense;

          (4)   consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles";

          (5)   other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

        minus

          (6)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a person will be added to Consolidated Net Income to compute Consolidated EBITDA of such person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, with respect to any person for any period, taxes imposed upon such person or other payments required to be made by such person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such person or such person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

          (1)   interest expense attributable to capitalized lease obligations and the interest portion of rent expense associated with Attributable Indebtedness or any synthetic lease obligations in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations; provided that this clause (1) shall not apply to any rent expense in respect of the Company's obligations to Municipal Corrections Finance under the Master Lease Agreement, between the Company and Municipal Corrections Finance, dated as of August 14, 2001;

          (2)   amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

          (3)   non-cash interest expense;

          (4)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5)   an amount equal to the interest expense of indebtedness of Municipal Corrections Finance;

          (6)   the interest expense on indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a lien on assets of such person or one of its Restricted Subsidiaries;

          (7)   costs associated with hedging obligations (including amortization of fees) provided, however, that if hedging obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

          (8)   the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period;

          (9)   the product of (a) all dividends paid or payable, in cash, cash equivalents or indebtedness or accrued during such period on any series of Disqualified Stock of such person or on preferred stock of its Restricted Subsidiaries payable to a party other than the Company or a wholly-owned subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

          (10) receivables fees; and

          (11) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company and its Restricted Subsidiaries) in connection with indebtedness incurred by such plan or trust;

For the purpose of calculating the Consolidated Coverage Ratio in connection with the incurrence of any indebtedness, the calculation of Consolidated Interest Expense shall include all interest expense

(including any amounts described in clauses (1) through (11) above) relating to certain defined indebtedness of the Company or any Restricted Subsidiary.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to interest rate agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company, its consolidated Restricted Subsidiaries and Municipal Corrections Finance, determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

          (1)   any net income (loss) of any person if such person is not a Restricted Subsidiary (other than Municipal Corrections Finance), except that:

            (a)   subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

            (b)   the Company's equity in a net loss of any such person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

          (2)   any net income (but not loss) of any Restricted Subsidiary if such subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

            (a)   subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

            (b)   the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (3)   any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any capital stock of any person;

          (4)   any extraordinary gain or loss; and

          (5)   the cumulative effect of a change in accounting principles.

        "Disqualified Stock" means, with respect to any person, any capital stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

          (1)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2)   is convertible or exchangeable for indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

          (3)   is redeemable at the option of the holder of the capital stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the stated maturity of the notes or (b) on which there are no notes outstanding, provided that only the portion of capital stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such capital stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such capital stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such capital stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the indenture described under the captions "Change of Control" and "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "Certain Covenants—Limitation on Restricted Payments."

        "Investment" means, with respect to any person, all investments by such person in other persons (including affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, indebtedness or other similar instruments issued by, such person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

          (1)   hedging obligations entered into in the ordinary course of business and in compliance with the indenture;

          (2)   endorsements of negotiable instruments and documents in the ordinary course of business; and

          (3)   an acquisition of assets, capital stock or other securities by the Company or a subsidiary for consideration to the extent such consideration consists of common stock of the Company.

For purposes of "Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the

  Company's "Investment" in such subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such subsidiary at the time that such subsidiary is so re-designated a Restricted Subsidiary; and

          (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. If the Company or any Restricted Subsidiary sells or otherwise disposes of any voting stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the capital stock of such subsidiary not sold or disposed of.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal (but not interest) pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

          (2)   all payments made on any indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3)   all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Asset Disposition; and

          (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1)   a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related business;

          (2)   another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such person's primary business is a Related business;

          (3)   cash and cash equivalents;

          (4)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; provided, however, that the Company and its subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith relating to such loans and advances;

          (7)   capital stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (8)   Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

          (9)   Investments in existence on June 24, 2004;

          (10) currency agreements, interest rate agreements and related hedging obligations, which transactions or obligations are incurred in compliance with "Certain Covenants—Limitation on Indebtedness";

          (11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $20.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

          (12) Guarantees issued in accordance with "Certain Covenants—Limitations on Indebtedness"; and

          (13) any Asset Swap made in accordance with "Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock".

        "Permitted Liens" means, with respect to any person:

          (1)   liens securing indebtedness and other obligations under a credit facility and related hedging obligations and liens on assets of Restricted Subsidiaries securing guarantees of indebtedness and other obligations of the Company under a credit facility permitted to be incurred under the indenture in an aggregate principal amount at any one time outstanding not to exceed $100.0 million;

          (2)   pledges or deposits by such person under workmen's compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure surety or performance or appeal bonds to which such person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (3)   liens imposed by law, including carriers', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such person in the ordinary course of its business; provided, however, that such letters of credit do not constitute indebtedness;

          (6)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

          (7)   liens securing hedging obligations so long as the related indebtedness is, and is permitted to be under the indenture, secured by a lien on the same property securing such hedging obligation;

          (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (9)   judgment liens not giving rise to an Event of Default so long as such lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) liens for the purpose of securing the payment of all or a part of the purchase price of, or capitalized lease obligations, purchase money obligations or other payments incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that; (a) the aggregate principal amount of indebtedness secured by such liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and (b) such liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (11) liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that: (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

          (12) liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (13) liens existing on June 24, 2004;

          (14) liens on property or shares of stock of a person at the time such person becomes a Restricted Subsidiary; provided, however, that such liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming a Restricted Subsidiary; provided further, however, that any such lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (15) liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (16) liens securing indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a wholly-owned subsidiary;

          (17) liens securing the notes and Subsidiary Guarantees;

          (18) liens securing Refinancing Indebtedness incurred to refinance indebtedness that was previously so secured, provided that any such lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original lien arose, could secure) the indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

          (19) any interest or title of a lessor under any capitalized lease obligation or operating lease; and

          (20) liens securing indebtedness (other than subordinated obligations and guarantor subordinated obligations) in an aggregate principal amount outstanding at any one time not to exceed 10% of total tangible assets at the time of determination.

        "Refinancing Indebtedness" means indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any indebtedness existing on the date of the indenture or incurred in compliance with the indenture (including indebtedness of the Company that refinances indebtedness of any Restricted Subsidiary and indebtedness of any Restricted Subsidiary that refinances indebtedness of another Restricted Subsidiary) including indebtedness that refinances Refinancing Indebtedness, provided, however, that:

          (1)   (a) if the stated maturity of the indebtedness being refinanced is earlier than the stated maturity of the notes, the Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the indebtedness being refinanced or (b) if the stated maturity of the indebtedness being refinanced is later than the stated maturity of the notes, the Refinancing Indebtedness has a stated maturity at least 91days later than the stated maturity of the notes;

          (2)   the Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the average life of the indebtedness being refinanced;

          (3)   such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the indebtedness being refinanced (plus, without duplication, any additional indebtedness incurred to pay interest or premiums required by the instruments governing such existing indebtedness and fees incurred in connection therewith); and

          (4)   if the indebtedness being refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any subsidiary of the Company other than an Unrestricted Subsidiary.

        "Subsidiary Guarantee" means, individually, any guarantee of payment of the Old Notes and New Notes by a Subsidiary Guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the indenture.

        "Subsidiary Guarantor" means each subsidiary of the Company in existence on June 24, 2004 and any Restricted Subsidiary that is required to provide a Subsidiary Guarantee in accordance with "Certain Covenants—Future Subsidiary Guarantors."

        "Unrestricted Subsidiary" means:

          (1)   any subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2)   any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary or a person becoming a subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if: (1) such subsidiary or any of its subsidiaries does not own any capital stock or indebtedness of or have any Investment in, or own or hold any lien on any property of, any other subsidiary of the Company which is not a subsidiary of the subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (2) all the indebtedness of such subsidiary and its subsidiaries shall, at the date of designation, and will at all times thereafter, consist of non-recourse debt;

          (3)   such designation and the Investment of the Company in such subsidiary complies with "Certain Covenants—Limitation on Restricted Payments";

          (4)   such subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its subsidiaries;

          (5)   such subsidiary is a person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

            (a)   to subscribe for additional capital stock of such person; or

            (b)   to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

          (6)   on the date such subsidiary is designated an Unrestricted Subsidiary, such subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from persons who are not affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a resolution of the Board of Directors of the Company giving effect to such designation and an officer's certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any indebtedness of such subsidiary shall be deemed to be incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of material United States federal income tax consequences relating to exchanging Old Notes for New Notes and owning and disposing of New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made herein concerning the notes, and we cannot assure you that the Internal Revenue Service will agree with such statements. Except as otherwise stated in this discussion, this discussion deals only with notes held as a capital asset by a holder who is a United States person and purchased the Old Notes upon original issuance at their original issue price. A "United States person" is:

  •
  an individual citizen or resident of the United States or any political subdivision thereof;

  •
  a corporation, or a partnership or other entity that is treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or it was in existence on August 19, 1996, and has elected to be treated as a United States person.

        Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  tax-exempt investors;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  insurance companies;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  persons holding notes as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

  •
  United States persons whose functional currency is not the United States dollar.

        If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors.

        We urge you to consult your own tax advisors regarding the particular United States federal tax consequences of exchanging, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

Receipt of New Notes

        Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

  •
  you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

  •
  your holding period in the New Notes will include your holding period in the Old Notes; and

  •
  your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.

Taxation of Interest

        Interest paid on the New Notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of New Notes

        You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note. The amount of your gain or loss equals the difference between the amount you receive for the New Note in cash or other property, valued at the fair market value, minus the amount attributable to accrued qualified stated interest on the New Note, if any, and your adjusted tax basis in the New Note. Your initial tax basis in a New Note equals the price you paid for the Old Note that you exchanged for the New Note reduced by any payments other than payments of qualified stated interest made on the Old Note.

        Your gain or loss will generally be a long-term capital gain or loss if your holding period in the New Note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest that you have not yet included in income will be taxed as ordinary interest income.

Non-United States Holders

        The following discussion applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a controlled foreign corporation, foreign personal holding company, a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate.

Exchange of Old Notes

        Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes, and the consequences of the exchange to you will be the same as those of a United States person described above under the heading "—Receipt of New Notes."

Interest

        Interest that we pay to you on the New Notes will not be subject to United States federal income tax and withholding of United States federal income tax will not be required on interest payments if you:

  •
  do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

  •
  are not a controlled foreign corporation with respect to which we are a related person;

  •
  are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

  •
  you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.

        If you do not satisfy the preceding requirements, your interest on a New Note would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate).

        If you are engaged in a trade or business in the United States, and if interest on a New Note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. See "—Taxation of Interest." In order to establish an exemption from United States withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI (or applicable substitute form). In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

Gain on Disposition

        You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other disposition of a New Note unless:

  •
  the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States; or

  •
  if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

Applicable Tax Treaties

        You should consult with your own tax advisor as to any applicable income tax treaties that may provide for a lower rate of withholding tax, exemption from, or a reduction of, branch profits tax, or other rules different from the general rules under United States federal income tax laws.

Information Reporting and Backup Withholding

United States Persons

        In general, information reporting requirements may apply to payments made to you and to the proceeds of a disposition of the notes, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-United States Holders

        Backup withholding and information reporting will not apply to payments of principal or interest on the notes by us or our paying agent to you if you certify as to your status as a Non-United States Holder under penalties of perjury or otherwise establish an exemption (provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

        The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your status as a Non-United States Holder and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

        You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information to the Internal Revenue Service.

ERISA CONSIDERATIONS

        If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of ERISA and the Code. If you intend to use governmental or church plan assets to exchange for any of the New Notes, you should consult with counsel on the potential consequences of your investment under similar provisions applicable under laws governing governmental and church plans.

        The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance will change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

Fiduciary Responsibilities

        ERISA imposes requirements on (1) employee benefit plans subject to ERISA, (2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and (3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

          (1)   is permitted under the plan document and other instruments governing the plan; and

          (2)   is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

        You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in "Risk Factors" and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

        We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

Prohibited Transactions

        ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and (2) persons who have specified relationships to the plans. These persons are called "parties in interest" under ERISA and "disqualified persons" under the Code. The transactions prohibited by ERISA and the Code are called "prohibited transactions." If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

        Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, or any of our affiliates, are a party in interest or a disqualified person. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

          (1)   Prohibited transaction class exemption ("PTCE") 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks);

          (2)   PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

          (3)   PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

          (4)   PTCE 91-38 (relating to specified transactions by bank collective investment funds);

          (5)   PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

          (6)   PTCE 96-23 (relating to specified transactions directed by in-house asset managers).

        These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemptions will be available with respect to any particular transaction involving the notes.

Treatment of Notes as Debt Instruments

        Some transactions involving our operations could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the "plan assets regulations"), in general, when a plan acquires an "equity interest" in an entity such as Cornell Companies, Inc., the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless exceptions set forth in the plan assets regulations apply.

        In general, an "equity interest" is defined under the plan assets regulations as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, we believe that the notes should be treated as debt rather than equity interest under the plan assets regulations because the notes (1) should be treated as indebtedness under applicable local law and debt, rather than equity, for United States tax purposes and (2) should not be deemed to have any "substantial equity features." However, no assurance can be given that the notes will be treated as debt for purposes of ERISA. If the notes were to be treated as an equity interest under the plan assets regulations, the purchase of the notes using plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the notes by "benefit plan investors" is not "significant," as determined under the plan assets regulations. We cannot assure you that the criteria for this exception will be satisfied at any particular time and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the notes are treated as equity interests under the plan assets regulations and investment in the notes by benefit plan investors is significant, our assets could be treated as plan assets subject to ERISA and a non-exempt prohibited transaction could arise in connection with our operating activities.

        Any insurance company proposing to invest assets of its general account in the notes should consider the implications of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA, as interpreted by regulations issued by the Department of Labor.

Government and Church Plans

        Governmental plans and some church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transactions provisions of ERISA or the Code, may be subject to state or other federal laws that are very similar to the provisions of ERISA and the Code. If you are a fiduciary of a governmental or church plan, you should consult with counsel before purchasing any notes offered for sale in connection with this prospectus.

Foreign Indicia of Ownership

        ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

Representations and Warranties

        If you acquire or accept a note offered in connection with this prospectus, you and any subsequent transferee will be deemed to have represented and warranted that either:

          (1)   you have not used plan assets to acquire such note;

          (2)   your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA; or

          (3)   if you use plan assets to acquire such note and you are not otherwise subject to ERISA, such acquisition is in compliance with the applicable laws, rules and regulations governing such plan.

GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

The Global Securities

        The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the global securities) which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

        We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the participants) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System (Euroclear) and Clearstream Banking, société anonyme, Luxembourg (Clearstream Luxembourg).

Certain Book-Entry Procedures for the Global Securities

        The operations and procedures of DTC, Euroclear and Clearstream Luxembourg are solely within the control of the respective settlement systems and are subject to change by them from time to time. Investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants (collectively, the participants) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the indirect participants) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the Commission.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

        So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

        Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC's practice is to credit direct its participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

        Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        DTC, Euroclear or Clearstream Luxembourg may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

        We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable. Although we expect DTC, Euroclear or Clearstream Luxembourg and their participants to follow the foregoing procedures in order to facilitate transfers of interests in global securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

EXCHANGE OFFER AND REGISTRATION RIGHTS

        In connection with the issuance of the Old Notes, we and our subsidiary guarantors entered into a registration rights agreement with J.P. Morgan Securities Inc., Comerica Securities, Inc., Piper Jaffray & Co. and SouthTrust Securities, Inc., (collectively, the "Initial Purchasers"). This exchange offer is being made pursuant to the registration rights agreement. The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request as described under "Where You Can Find More Information."

        Pursuant to the registration rights agreement, we agreed to use our reasonable best efforts to file with the SEC and cause to become effective this exchange offer registration statement relating to an offer to exchange the Old Notes for New Notes, which have terms identical to the Old Notes (except that such New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate).

        Upon effectiveness of the exchange offer registration statement, we will offer the New Notes in exchange for Old Notes. We have agreed to commence the exchange offer promptly after the exchange offer registration statement is declared effective and use our reasonable best efforts to complete the exchange offer no later than 60 days after the effective date. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each note surrendered to us under the exchange offer, the noteholder will receive an exchange note evidencing an equal principal amount of indebtedness of the note surrendered. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the closing date. Under current SEC interpretations, the exchange notes will generally be freely transferable after the exchange offer, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes.

        If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before December 21, 2004, the annual interest rate borne by the notes will be increased by 0.25% per annum for the first 90-day period (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the exchange offer is completed or the shelf registration statement is declared effective.

        If:

  •
  we determine that the exchange offer would violate any applicable law or applicable interpretations of the staff of the SEC;

  •
  the exchange offer is not completed by December 21, 2004,

  •
  any initial purchaser shall reasonably request in connection with any offer or sale of Old Notes not eligible to be exchanged for New Notes in the exchange offer;

        we will use our reasonable best efforts to:

  •
  cause to become effective a shelf registration statement relating to resales of the notes; and

  •
  keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold.

        We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their notes for registered notes in the exchange offer.

        If the shelf registration statement, if required, has been declared effective and thereafter either ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required period, and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any 12-month period, then the interest rate on the Old Notes will be increased by (i) 0.25% per annum for the first 90-day period immediately following the 30th day in such 12-month period and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the shelf registration statement has again been declared effective or the prospectus again becomes usable, up to a maximum of 1.00% per annum of additional interest.

        If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

        Holders of Old Notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than the initial purchasers, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold transfer restricted Old Notes. The transfer restricted Old Notes will remain outstanding and will continue to accrue interest, but holders of transfer restricted Old Notes will have no further rights to exchange their transfer restricted Old Notes or have such securities registered under the registration rights agreement.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the Commission set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

  •
  our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  a broker-dealer that acquired Old Notes directly from us; or

  •
  a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

        To date, the staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until            , all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the

Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity and enforceability of the notes offered hereby will be passed upon for Cornell Companies, Inc. by Locke Liddell & Sapp LLP, Houston, Texas.

EXPERTS

Independent Registered Public Accounting Firm

        The consolidated financial statements as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent Accountants

        The consolidated statements of operations and cash flows of Cornell for the year ended December 31, 2001, included in this prospectus, have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report appearing herein. Arthur Andersen has ceased active operations. After reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the inclusion or incorporation of their report in this prospectus. As a result, Arthur Andersen will not have any liability for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated therein. Accordingly, investors would likely be unable to successfully recover on a claim against Arthur Andersen for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated therein.

        In May 2002, our board of directors, upon the recommendation of its audit committee, approved the dismissal of Arthur Andersen as our independent auditor and retained PricewaterhouseCoopers LLP as Cornell's independent registered public accounting firm with respect to the audit of Cornell's consolidated financial statements for our fiscal years ending December 31, 2003 and 2002 and as of December 31, 2003 and 2002 included herein. However, PricewaterhouseCoopers has not audited the financial statements that were audited by Arthur Andersen.

The exchange agent for the exchange offer is:

JPMorgan Chase Bank
1-800-275-2048

By Overnight JPMorgan Chase Bank 2001 Bryan Street, Floor 10 Dallas, TX 75201 Attention: Frank Ivins
or	By Fax 214-468-6494 Attn: Frank Ivins
JPMorgan Chase Bank 4 New York Plaza, Ground Floor New York, NY 10004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cornell Companies, Inc.:

        In our opinion, the accompanying consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years then ended present fairly, in all material respects, the financial position of Cornell Companies, Inc. and its subsidiaries (collectively the Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The consolidated financial statements of the Company for the year ended December 31, 2001, prior to the revisions described in Note 3 of the consolidated financial statements, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated April 16, 2002.

        As discussed above, the consolidated financial statements of the Company as of December 31, 2001, and for the year then ended, were audited by other independent accountants who have ceased operations. As described in Note 3, those financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures for 2001 included in Note 3. In our opinion, the transitional disclosures for 2001 in Note 3 are appropriate. Additionally, as described in Note 3, these financial statements have been revised to conform to the requirements set forth in Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which was adopted by the Company as of January 1, 2003. We audited the adjustments described in Note 3 that were applied to revise the 2001 financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 11, 2004,
except for Note 16,
as to which the date
is June 3, 2004

        The following report is a copy of a report previously issued by Arthur Andersen LLP ("Andersen"). This report has not been reissued by Andersen and Andersen did not consent to the incorporation by reference of this report (as included in this Form 10-K) into any of the Company's registration statements.

        As discussed in Note 3, the Company has revised its financial statements for the year ended December 31, 2001 to include the transitional disclosures required by statement of financial accounting standards No. 142, "Goodwill and Intangible Assets." The Andersen report does not extend to these changes. The revisions to the 2001 financial statements related to these transitional disclosures were reported on by PricewaterhouseCoopers LLP, as stated in their report appearing herein.

        Additionally, as discussed in Note 3, the Company has revised its financial statements for the year ended December 31, 2001 to conform to the requirements set forth in Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The Andersen report does not extend to these changes. The revisions to the 2001 financial statements related to these the adoption of Statement of Financial Accounting Standard No. 145 were reported on by PricewaterhouseCoopers LLP, as stated in their report appearing herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Cornell Companies, Inc.:

        We have audited the accompanying consolidated balance sheets of Cornell Companies, Inc. and subsidiaries as of December 31, 2001 and 2000*, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001*. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornell Companies, Inc. and subsidiaries as of December 31, 2001* and 2000*, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001*, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Houston, Texas
April 16, 2002

*
The Company's consolidated balance sheet as of December 31, 2001 and 2000 and the consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999 are not included in this prospectus.

CORNELL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$40,171	$52,610
Accounts receivable—trade (net of allowance for doubtful accounts of $1,929 and $2,238, respectively)	52,772	57,263
Other receivables (net of allowance for doubtful accounts of $5,386 for 2003)	3,769	2,772
Restricted assets	22,185	14,767
Deferred tax assets	3,411	3,300
Prepaids and other	8,789	5,528

Total current assets	131,097	136,240
Property and equipment, net	267,903	255,450
Other assets:
Debt service reserve fund	23,800	24,157
Intangible assets, net	13,287	13,062
Deferred costs and other	12,070	12,382

Total assets	$448,157	$441,291

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$36,577	$32,622
Current portion of long-term debt	8,306	7,630

Total current liabilities	44,883	40,252
Long-term debt, net of current portion	227,292	232,258
Deferred tax liabilities	7,006	4,954
Other long-term liabilities	2,741	3,875

Total liabilities	281,922	281,339
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 30,000,000 shares authorized, 14,578,505 and 14,201,038 shares issued and outstanding, respectively	15	14
Additional paid-in capital	143,735	140,085
Retained earnings	34,218	30,248
Treasury stock (1,537,583 and 1,429,586 shares of common stock, respectively, at cost)	(12,458)	(11,038)
Deferred compensation	(803)	(811)
Notes from shareholders	—	(442)
Other comprehensive income	1,528	1,896

Total stockholders' equity	166,235	159,952

Total liabilities and stockholders' equity	$448,157	$441,291

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2003	2002	2001
	(In thousands, except share data)
Revenues	$271,632	$275,145	$265,250
Operating expenses	209,736	212,309	205,805
Pre-opening and start-up expenses	3,398	—	3,858
Depreciation and amortization	10,699	9,779	9,278
General and administrative expenses	23,415	21,480	15,291

Income from operations	24,384	31,577	31,018
Interest expense	19,280	20,698	21,787
Interest income	(1,626)	(1,974)	(888)
Loss on extinguishment of debt	—	—	4,946
Minority interest in consolidated special purpose entities	—	574	(1,674)

Income before provision for income taxes and cumulative effect of changes in accounting principles	6,730	12,279	6,847
Provision for income taxes	2,760	4,952	2,958

Income before cumulative effect of changes in accounting principles	3,970	7,327	3,889
Cumulative effect of changes in accounting principles, net of related income tax provision (benefit) of approximately ($671) and $535 in 2002 and 2001, respectively	—	(965)	770

Net income	$3,970	$6,362	$4,659

Earnings per share:
Basic
Income before cumulative effect of changes in accounting principles	$.31	$.57	$.40
Cumulative effect of changes in accounting principles	—	(.08)	.08

Net income	$.31	$.49	$.48

Diluted
Income before cumulative effect of changes in accounting principles	$.30	$.55	$.39
Cumulative effect of changes in accounting principles	—	(.07)	.07

Net income	$.30	$.48	$.46

Number of shares used in per share computation:
Basic	12,941	12,911	9,616
Diluted	13,263	13,232	10,069
Comprehensive income:
Net income	$3,970	$6,362	$4,659
Unrealized gain/(loss) on derivative instruments	(368)	1,896	—

Comprehensive income	$3,602	$8,258	$4,659

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
								Other Compre- hensive Income/ (Loss)
							Notes from Share- holders
	Shares	Par Value	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Deferred Compen- sation
	(In thousands, except share data)
Balances at January 1, 2001	10,161,113	$10	$91,625	$19,227	$(5,933)	$—	$(609)	$—
Exercise of stock options	156,923	—	886	—	—	—	—	—
Income tax benefits from stock options exercised	—	—	619	—	—	—	—	—
Deferred compensation	—	—	1,088	—	—	(1,088)	—
Amortization of deferred compensation	—	—	—	—	—	55	—	—
Purchase of treasury stock (154,316 shares at cost)	—	—	—	—	(2,157)	—	—	—
Issuance of common stock in public offering	3,450,000	4	43,818	—	—	—	—	—
Issuance of common stock to employee stock purchase plan	46,767	—	214	—	—	—	—	—
Issuance of common stock under 2000 director's stock plan	22,387	—	125	—	—	—	—	—
Exercise of stock warrants	168,292	—	603	—	—	—	—	—
Accrued interest on notes from shareholders	—	—	—	—	—	—	(42)	—
Net income	—	—	—	4,659	—	—	—	—

Balances at December 31, 2001	14,005,482	14	138,978	23,886	(8,090)	(1,033)	(651)	—
Exercise of stock options	95,059	—	201	—	—	—	—	—
Income tax benefits from stock options exercised	—	—	244	—	—	—	—	—
Deferred compensation	—	—	(101)	—	—	101	—	—
Mark to market adjustments for deferred bonus plan	—	—	(551)	—	—	551	—	—
Other comprehensive income	—	—	—	—	—	—	—	1,896
Deferred and other stock compensation	—	—	144	—	—	89	—	—
Purchase of treasury stock (277,100 shares, at cost)	—	—	—	—	(2,429)	—	—	—
Purchases of treasury stock by deferred bonus plan (39,665 shares at cost)	—	—	519	—	(519)	(519)	—	—
Repayment of shareholder notes	—	—	—	—	—	—	250	—
Issuance of common stock to employee stock purchase plan	82,581	—	399	—	—	—	—	—
Issuance of common stock under 2000 director's stock plan	17,916	—	252	—	—	—	—	—
Accrued interest on notes from shareholders	—	—	—	—	—	—	(41)	—
Net income	—	—	—	6,362	—	—	—	—

Balances at December 31, 2002	14,201,038	14	140,085	30,248	(11,038)	(811)	(442)	1,896
Exercise of stock options	315,853	1	2,069	—	—	—	—	—
Income tax benefits from stock options exercised	—	—	575	—	—	—	—	—
Mark to market adjustments for deferred bonus plan	—	—	315	—	—	(315)	—	—
Other comprehensive income/(loss)	—	—	—	—	—	—	—	(368)
Deferred and other stock compensation	—	—	—	—	—	513	—	—
Purchase of treasury stock (106,500 shares, at cost)	—	—	—	—	(1,230)	—	—	—
Purchases of treasury stock by deferred bonus plan (8,115 shares at cost)	—	—	190	—	(190)	(190)	—	—
Repayment of shareholder notes	—	—	—	—	—	—	464	—
Issuance of common stock to employee stock purchase plan	46,486	—	356	—	—	—	—	—
Issuance of common stock under 2000 director's stock plan	15,128	—	145	—	—	—	—	—
Accrued interest on notes from shareholders	—	—	—	—	—	—	(22)	—
Net income	—	—	—	3,970	—	—	—	—

Balances at December 31, 2003	14,578,505	$15	$143,735	$34,218	$(12,458)	$(803)	$—	$1,528

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$3,970	$6,362	$4,659
Adjustments to reconcile net income to net cash provided by operating activities—
Cumulative effect of changes in accounting principles	—	965	(770)
Minority interest in consolidated special purpose entities	—	574	(1,674)
Loss on extinguishment of debt	—	—	4,946
Depreciation	9,804	8,901	7,753
Amortization of intangibles and other assets	895	878	1,525
Amortization of deferred compensation	502	233	55
Amortization of deferred financing costs	1,157	1,113	2,012
Provision for bad debts	7,550	1,246	1,339
Loss on sale of property and equipment	50	—	39
Deferred income taxes	1,941	(1,959)	3,637
Change in assets and liabilities:
Accounts receivable	(583)	2,010	(9,368)
Restricted assets	24	1,467	(3,696)
Other assets	(2,283)	247	4,680
Accounts payable and accrued liabilities	4,675	(74)	(1,230)
Deferred revenues and other liabilities	(1,491)	(2,199)	(2,360)

Net cash provided by operating activities	26,211	19,764	11,547

Cash flows from investing activities:
Capital expenditures	(22,304)	(11,114)	(14,168)
Payments to restricted escrow arrangement, net	(10,385)	—	—
Proceeds from sales of property and equipment	—	—	98
Return of restricted assets from deferred bonus plan	—	1,000	—
Payments of non-compete agreements	(1,000)	—	—
Purchases of marketable securities, net	—	—	(23,800)
Payments to restricted debt payment account, net	(2,275)	(2,184)	(10,219)

Net cash used in investing activities	(35,964)	(12,298)	(48,089)

Cash flows from financing activities:
Proceeds from long-term debt and bonds	24,339	1,083	273,774
Payments on long-term debt	(21,000)	—	(220,393)
Payments of MCF bonds	(7,600)	(6,800)	—
Payments of capital lease obligations	(31)	(113)	(42)
Proceeds from issuances of common stock	—	—	43,822
Payments of debt issuance and other financing costs	(31)	—	(9,537)
Collections of payments of shareholder notes	440	173	(3,650)
Proceeds from (distributions to) equity owners of consolidated special purpose entities	—	(614)	6,249
Proceeds from exercise of stock options and warrants	2,427	600	1,100
Purchases of treasury stock	(1,230)	(2,429)	(2,157)

Net cash (used in) provided by financing activities	(2,686)	(8,100)	89,166

Net increase (decrease) in cash and cash equivalents	(12,439)	(634)	52,624
Cash and cash equivalents at beginning of period	52,610	53,244	620

Cash and cash equivalents at end of period	$40,171	$52,610	$53,244

Supplemental cash flow disclosure:
Interest paid, net of amounts capitalized	$18,690	$19,544	$15,728
Income taxes paid	3,387	3,369	516
Other non-cash investing and financing activities:
Other comprehensive income (loss)	(368)	1,896	—
Purchases of treasury stock by deferred bonus plan	190	519	—
Debt cancelled for stock warrants exercise	—	—	603
Common stock issued for board of director fees	145	252	125
Borrowings on capital lease	3	65	50

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the business

        Cornell Companies, Inc. (collectively with its subsidiaries and consolidated special purpose entities, the "Company"), a Delaware corporation, provides the integrated development, design, construction and management of facilities to governmental agencies within three operating segments: (1) adult secure institutional services, (2) juvenile justice, educational and treatment services and (3) adult community-based corrections and treatment services.

2. Significant accounting policies

Consolidation

        The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and the Company's activities relative to two financings of operating facilities. All significant intercompany balances and transactions have been eliminated. Minority interest in consolidated special purpose entities represents equity that other investors have contributed to the special purpose entities. Minority interest is adjusted for income and losses allocable to the owners of the special purpose entities. As the cumulative losses of the special purpose entity exceed the equity that is recorded as minority interest by the Company, the excess losses are recorded in the Company's Statements of Operations and Comprehensive Income.

Cash and Cash Equivalents

        The Company considers all highly liquid unrestricted investments with original maturities of three months or less to be cash equivalents. The Company invests its available cash balances in short term money market accounts and commercial paper.

Accounts Receivable

        The Company extends credit to the governmental agencies and other parties contracted with in the normal course of business. Further, management of the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the adequacy of this allowance for doubtful accounts, management makes judgments regarding its customers' ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may occur.

        At December 31, 2003, other receivables include approximately $5.7 million related to the misappropriated escrow funds for the Southern Peaks Treatment Center. The Company has provided a reserve of approximately $5.4 million on this balance through an allowance for doubtful accounts due to the uncertainty surrounding its recovery. Refer to Note 9 to the consolidated financial statements for a discussion concerning the Southern Peaks Treatment Center escrow account funding and related transactions.

        The changes in the Company's allowance for doubtful accounts associated with trade accounts receivable for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Year ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$2,238	$3,068	$2,578
Provision for bad debts	2,165	1,246	1,339
Write-offs of bad debt accounts	(2,474)	(2,076)	(849)

Balance at end of period	$1,929	$2,238	$3,068

        At December 31, 2003, other receivables include costs totaling approximately $1.4 million for direct costs incurred by the Company since the issuance of a Stop-Work Order by the Federal Bureau of Prisons (BOP) in June 1999 for payroll and other operating costs related to the Moshannon Valley Correctional Center. These costs were incurred at the direction of the BOP with the understanding that such costs would be reimbursed. The Company is pursuing a claim for reimbursement of a portion of its expenses incurred in connection with issuance of the Stop-Work Order and the delay of the project, including the $1.4 million in accounts receivable. This reimbursement claim is independent of the amendment to the contract—i.e., if the BOP agrees to an amendment of the contract, the Company will still pursue its claim—and the Company is currently negotiating this claim with the BOP. The Company's invested costs in the project total approximately $18.2 million. The BOP has asserted that it is only responsible for reimbursing a portion of these costs—that portion of the investment lost due to the issuance of the Stop-Work Order. Although the Company believes that the BOP will reimburse substantially more than the $1.4 million account receivable, it is uncertain how much the BOP will agree to pay in connection with the Company's claim for reimbursement. Any amounts not reimbursed by the BOP, the Company will expense that portion of costs that cannot be capitalized with respect to the Company's remaining real property interest. See Note 12 to the consolidated financial statements

Restricted Assets

        Restricted assets at December 31, 2003 and 2002 include approximately $14.7 million and $12.4 million, respectively, of MCF's restricted cash accounts. MCF's restricted accounts are comprised primarily of a debt service fund used to segregate rental payment funds from the Company to MCF for MCF's semi-annual debt service. MCF's funds are invested in short term certificates of deposit, money market accounts and commercial paper.

        Restricted assets at December 31, 2003 include $5.0 million of funds in a restricted escrow account related to the Southern Peaks Treatment Center. See Note 9 to the consolidated financial statements for further discussion concerning this restricted escrow account.

        For certain facilities, the Company maintains bank accounts for restricted cash belonging to facility residents, commissary operations and equipment replacement funds used in certain state programs. Restricted assets at December 31, 2003 and 2002 include approximately $2.3 million and $2.1 million, respectively, for these accounts. A corresponding liability for these obligations is included in accrued liabilities in the accompanying financial statements.

        Restricted assets at December 31, 2003 and 2002 include approximately $205,000 and $300,000, respectively, of assets held in a rabbi trust for a deferred bonus plan. See Note 10 to the consolidated financial statements.

Property and Equipment

        Property and equipment are recorded at cost. Ordinary maintenance and repair costs are expensed, while renewal and betterment costs are capitalized. Buildings and improvements are depreciated over their estimated useful lives of 30 to 50 years using the straight-line method. Prepaid facility use cost, which resulted from the July 1996 acquisition of the Big Spring Correctional Center and the December 1999 transfer of ownership of the Great Plains Correctional Facility to a leasehold interest, is being amortized over 50 years using the straight-line method. Furniture and equipment are depreciated over their estimated useful lives of 3 to 10 years using the straight-line method. Amortization of leasehold improvements is recorded using the straight-line method based upon the shorter of the life of the asset or the term of the respective lease.

Capitalized Interest

        The Company capitalizes interest on facilities while under development and construction. Interest capitalized for the years ended December 31, 2003, 2002 and 2001 was approximately $760,000, $823,000 and $1.3 million, respectively, and related primarily to the design and development of the Moshannon Valley Correctional Center.

Debt Service Reserve Fund

        The debt service reserve fund was established at the closing of MCF's bond issuance and is to be used solely for MCF's debt service to the extent that funds in MCF's debt service accounts are insufficient. The debt service reserve fund is invested in short term commercial instruments and earns a guaranteed rate of return of 3.0%. See Note 11 to the consolidated financial statements.

Intangible Assets

        Reference is made to Note 3 to the consolidated financial statements for a discussion of the Company's policies regarding intangible assets.

Deferred Costs

        Costs incurred related to obtaining debt financing are capitalized and amortized over the term of the related indebtedness. At December 31, 2003 and 2002, the Company and its consolidated special purpose entities had net deferred debt issuance costs of approximately $6.6 million and $7.5 million, respectively. Deferred costs also include costs related to projects actively under development which are considered to be probable of successful completion at the balance sheet date.

Realization of Long-Lived Assets

        The Company assess realization of long-lived assets pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." For assets held and used in operations, realization is assessed based on management's estimates of future operating results and cash flows. As of December 31, 2003, management of the Company has evaluated its long-term assets and believes that these assets are realizable and that no impairment allowance is necessary.

Revenue Recognition

        Substantially all of the Company's revenues are derived from contracts with federal, state and local government agencies, which pay either per diem rates based upon the number of occupant days or hours served for the period, on a take-or-pay basis, management fee basis, cost-plus reimbursement or fee-for-service basis. Revenues are recognized as services are provided under established contractual agreements to the extent collection is considered probable.

        Management believes the Company's revenue recognition practices are in conformity with the guidelines prescribed in Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, "Revenue Recognition."

Pre-opening and start-up costs

        The Company incurs pre-opening and start expenses including payroll, benefits, training and other operating costs prior to opening a new or expanded facility and during the period of operation while occupancy is ramping up. These costs vary by contract. Newly opened facilities are staffed according to applicable regulatory or contractual requirements when the Company begins receiving offenders or clients. Offenders or clients are typically assigned to a newly opened facility on a phased-in basis over a one-to-six month period. The Company's start-up period for new juvenile operations is 12 months from the date the Company begins recognizing revenue unless break-even occupancy is achieved before then. The Company's start-up period for new adult operations is nine months from the date the Company begins recognizing revenue unless break-even occupancy is achieved before then.

Business Concentration

        Contracts with federal, state and local governmental agencies account for nearly all of the Company's revenues. The loss of, or a significant decrease in, business from one or more of these governmental agencies could have a material adverse effect on the Company's financial condition and results of operations. For the years ended December 31, 2003, 2002 and 2001, 21.7%, 20.9% and 20.2%, respectively, of the Company's consolidated revenues were derived from contracts with the Federal Bureau of Prisons (BOP), the only customer constituting more than 10.0% of revenues during each of these periods.

Insurance Coverage

        The Company maintains insurance coverage for various aspects of its business and operations. The Company retains a portion of the losses that occur through the use of deductibles and retention under its self-insurance policies. Management regularly reviews the estimates of reported and unreported claims and provides for losses through insurance reserves. As claims develop and additional information becomes available, adjustments to loss reserves may occur.

Accounting for Stock-Based Compensation

        The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). In accordance with the provisions of APB No. 25, stock-based employee compensation cost is not reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. The following table illustrates, in accordance with Statement of Financial Accounting Standard (SFAS) No. 148, the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation:

	Year ended December 31,
	2003	2002	2001
	(In thousands, expect per share amounts)
Net income, as reported	$3,970	$6,362	$4,659
Less: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects(1)	1,289	1,925	1,636

Pro forma net income	$2,681	$4,437	$3,023

Earnings per share:
Basic, as reported	$.31	$.49	$.48
Basic, pro forma	.21	.34	.31
Diluted, as reported	.30	.48	.46
Diluted, pro forma	.21	.34	.30
Weighted-average fair value per share of options granted(1)	$6.02	$6.87	$6.77

(1)
See Note 10 for additional information regarding the computations presented above.

        The FASB has recently proposed to mandate expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. Additionally, the FASB is evaluating alternatives regarding how to develop a measure of the fair value of an option. Based on the final outcome of the FASB proposal, the Company may be required to recognize expense related to stock options and other types of equity-based compensation in future periods. Additionally, the Company may be required to change its current method for determining the fair value of stock options. Members of congress have recently introduced legislation which would limit the proposed standard.

Income Taxes

        The Company utilizes the liability method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases based on enacted tax rates. In providing for deferred taxes, management considers current tax regulations, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of tax assets and liabilities may occur.

Earnings Per Share

        Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution from common stock equivalents such as stock options and warrants. For the years ended December 31, 2003, 2002 and 2001, there were 371,145 shares ($12.86 average price), 317,016 shares ($14.48 average price) and 145,384 shares ($15.80 average price), respectively, of stock options that were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

Financial Instruments

        The Company considers the fair value of all its financial instruments not to be materially different from their reported carrying values at the end of each year based on management's estimate of the Company's ability to borrow funds under terms and conditions similar to those of the Company's existing debt. However, the Company may incur a loss if debt is repaid prior to its scheduled maturity.

Derivative Instruments

        Derivative instruments are recognized in accordance with the provisions of SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." The Company has only entered into derivative contracts that are classified as hedges. These hedges are recorded at their fair value with changes in fair value reported in other comprehensive income. See Note 11 to the consolidated financial statements.

Use of Estimates

        The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States. The purpose of these financial statements require that management make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. Management of the Company evaluates its estimates on an on-going basis, based on historical experience and on various other assumptions that are believed to be reasonable based on the information available. Actual results could differ from these estimates under different assumptions or conditions. The significant estimates made by management in the accompanying financial statements include the allowance for doubtful accounts, accruals for insurance and legal claims, accruals for compensated employee absences and the realizability of long-lived tangible and intangible assets.

3. Changes in accounting principles

Change in Accounting Principle Effective January 1, 2003

        Effective January 1, 2003 the Company adopted the new requirements of SFAS No. 145, "Recission of SFAS No. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, SFAS No. 145 requires the gains and losses on the extinguishment of debt to no longer be classified as extraordinary items as previously required under SFAS No. 4. The Company recorded an extraordinary charge of approximately $2.9 million, net of income taxes of approximately $2.0 million, in 2001 for the early retirement of debt. As a result of the adoption of the provisions of SFAS No. 145, the Company reclassified total costs of approximately $4.9 million to loss on extinguishment of debt and reclassified the related $2.0 million income tax benefit to the provision for income taxes. These reclassifications are reflected in the 2001 amounts on the Consolidated Statements of Operations and Comprehensive Income (Loss).

Change in Accounting Principle Effective January 1, 2002

        Effective January 1, 2002 the Company adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". The new rules under these statements require that the purchase method of accounting be used for all business combinations and specifies the criteria for the recognition of intangible assets separately from goodwill. Under the new rules, goodwill is no longer amortized but is subject to an impairment test annually. Other intangible assets that meet the new criteria under the new rules will continue to be amortized over their remaining useful lives.

        The following table reflects, on a pro forma basis, the results of operations as though goodwill was no longer amortized, as a result of the adoption of SFAS No. 142, as of January 1, 2001:

	Year ended December 31,
	2003	2002	2001
	(In thousands, except per share amounts)
Reported income before cumulative effect of changes in accounting principles	$3,970	$7,327	$3,889
Goodwill amortization, net of tax	—	—	518

Adjusted income before cumulative effect of changes in accounting principles	3,970	7,327	4,407

Reported net income	3,970	6,362	4,659
Goodwill amortization, net of tax	—	—	518

Adjusted net income	$3,970	$6,362	$5,177

Basic earnings per share:
Adjusted income before cumulative effect of changes in accounting principles	$.31	$.57	$.40
Adjusted net income	$.31	$.49	$.54
Diluted earnings per share:
Adjusted income before cumulative effect of changes in accounting principles	$.30	$.55	$.39
Adjusted net income	$.30	$.48	$.51

        The Company determined the fair market of the applicable reporting unit's net assets in accordance with SFAS No. 142 and recorded a cumulative effect of change in accounting principle charge of approximately $965,000, net of an income tax benefit of approximately $671,000, at January 1, 2002 for the impairment of goodwill as a result of the adoption of SFAS No. 142.

        There were no changes to goodwill during the year ended December 31, 2003. The changes in the carrying amount of goodwill for the year ended December 31, 2002 was as follows:

	Secure	Juvenile	Pre-Release	Total
	(Dollars in thousands)
Balance as of December 31, 2001	$1,509	$1,915	$5,933	$9,357
Impairment charge	—	(855)	(781)	(1,636)

Balance as of December 31, 2002	$1,509	$1,060	$5,152	$7,721

        Management evaluated its existing goodwill according to the provisions of SFAS No. 142 and believes there is not an impairment to the Company's existing goodwill as of December 31, 2003.

        Other intangible assets at December 31, 2003 and 2002 consisted of the following:

	2003	2002
	(Dollars in thousands)
Non-compete agreements	$9,420	$8,300
Accumulated amortization	(3,854)	(2,959)

Non-compete agreements, net	$5,556	$5,341

        In conjunction with the Company's acquisition of the Jos-Arz Residential Treatment Center management contract in June 2003, the Company entered into two non-compete agreements totaling $1.0 million with the previous operators of the facility. These agreements have terms of 5 years. For the year ended December 31, 2003, the Company recognized amortization expense of approximately $17,000 related to these agreements.

        Amortization expense for the Company's non-compete agreements was approximately $895,000 for the year ended December 31, 2003 and $878,000 for each of the years ended December 31, 2002 and 2001. Amortization expense for the Company's non-compete agreements is expected to be approximately $1.1 million for each of the next five years.

Change in Accounting Principle Effective January 1, 2001

        Effective January 1, 2001, the Company changed its method of accounting for durable supplies whereby the Company capitalizes durable operating supply purchases such as uniforms, linens and books and amortizes these costs to operating expense over an estimated period of benefit of 18 months. Effective January 1, 2001, the Company capitalized a portion of previously expensed durable operating supplies and, as a result, recognized a benefit of approximately $770,000 (net of an income tax provision of approximately $535,000) which has been reflected as a cumulative effect of a change in accounting principle in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

4. New accounting pronouncements

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses the consolidation of variable interest entities as defined in the Interpretation. The Company's adoption of FIN 46 did not change the Company's accounting for the

2000 synthetic lease transaction and the 2001 Sale and Leaseback Transaction which are consolidated for reporting purposes. The Company has no other arrangements subject to the provisions of FIN 46. It is reasonably possible that the Company may enter into future arrangements for the development of new facilities or to operate facilities which may become subject to the provisions of FIN 46 and, in some cases, may be required to consolidate the related activities, facilities and financings.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. Other provisions of this statement that related to SFAS No. 133 implementation issues should continue to be applied in accordance with their respective effective dates. The Company adopted SFAS No. 149 on July 1, 2003 and with no significant impact on its results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company adopted SFAS No. 150 on June 30, 2003 with no significant impact on its results of operations or financial position.

        In May 2003, the Emerging Issues Task Force (EITF) reached a consensus on EITF 01-8 "Determining Whether an Arrangement Contains a Lease." EITF 01-8 provides guidance for determining whether an arrangement contains a lease that is within the scope of SFAS No. 13. The Company adopted EITF 01-8 on June 30, 2003 with no significant impact on its results of operations or financial position.

5. Property and equipment

        Property and equipment were as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Land	$27,168	$26,354
Prepaid facility use	71,323	71,323
Buildings and improvements	161,894	154,910
Furniture and equipment	25,770	17,328
Construction in progress	22,381	16,364

	308,536	286,279
Accumulated depreciation and amortization	(40,633)	(30,829)

	$267,903	$255,450

        In September 2003, the Company repurchased furniture and equipment leased under a sale and leaseback transaction completed in 1999 for approximately $4.8 million. The Company is depreciating this furniture and equipment over 3 years.

        Construction in progress at December 31, 2003 consisted primarily of construction and renovation costs for the Moshannon Valley Correctional Center, the New Mexico Regional Correctional Center, the Southern Peaks Treatment Center, the Las Vegas Center, the Central California Treatment Center and information technology and software development costs. Construction in progress at December 31, 2002 consisted primarily of development and construction costs for the Moshannon Valley Correctional Center.

        The Company evaluates the realization of property and equipment according to the provisions of SFAS No. 144. In connection with the Company's evaluation, management makes judgments regarding future operating results and cash flows associated with individual facilities. Additionally, should management decide to sell a facility, realization is evaluated based on the estimated sales price. The Company is currently evaluating alternative uses for the New Morgan Academy and finalizing negotiations on a revised contract with the BOP for the Moshannon Valley Correctional Center. Realization of the Company's investment in both of these facilities is based on management's judgements and expectations related to legislative activities, economic events and other factors. Management has also evaluated the realization of its other facilities and does not believe that an impairment exists related to any of the Company's facilities as of December 31, 2003 including the New Morgan Academy and the Moshannon Valley Correctional Center. See Note 12.

6. Accounts payable and accrued liabilities

        Accounts payable and accrued liabilities consisted of the following:

	December 31,
	2003	2002
	(Dollars in thousands)
Accounts payable	$12,353	$10,910
Accrued compensation	7,101	6,668
Accrued interest payable	6,459	6,728
Accrued taxes payable	3,258	—
Accrued insurance	3,268	3,598
Resident funds	2,302	2,064
Other	1,836	2,654

	$36,577	$32,622

7. Income taxes

        The following is an analysis of the Company's deferred tax assets and liabilities:

	December 31,
	2003	2002
	(Dollars in thousands)
Deferred tax assets:
Accrued liabilities and allowances	$4,115	$3,589
Deferred compensation	31	427
Other	—	718

	4,146	4,734

Deferred tax liabilities:
Depreciation and amortization	6,591	4,894
Prepaid expenses	734	716
Other	415	778

	7,740	6,388

Net deferred tax liability	$(3,594)	$(1,654)

        The components of the Company's income tax provision were as follows:

	Year ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Current provision (benefit)	$820	$6,240	$(191)
Deferred provision (benefit)	1,940	(1,959)	3,684

	2,760	4,281	3,493

Continuing operations	2,760	4,952	2,958
Cumulative effect of changes in accounting principles	—	(671)	535

	$2,760	$4,281	$3,493

        The following is a reconciliation of income taxes at the statutory federal income tax rate of 35% to the income tax provision recorded by the Company:

	Year ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Computed taxes at statutory rate	$2,356	$3,725	$2,396
Amortization of non-deductible intangibles	—	—	119
State income taxes, net of federal benefit	281	380	562
Other	123	176	416

	$2,760	$4,281	$3,493

8. Credit facilities

        The Company's long-term debt consisted of the following:

	December 31,
	2003	2002
	(Dollars in thousands)
Debt of Cornell Companies, Inc.:
Revolving Line of Credit due July 2005 with an interest rate of prime plus 2.0% or LIBOR plus 3.0%	$2,000	$—
Capital lease obligations	8	37

Subtotal	2,008	37

Debt of Special Purpose Entities:
Synthetic Lease Investor Note A due July 2005 with an interest rate of LIBOR plus 3.25%	42,255	41,117
Synthetic Lease Investor Note B due July 2005 with an interest rate of LIBOR plus 3.50%	8,335	8,134
8.47% Bonds due 2016	183,000	190,600

Subtotal	233,590	239,851

Consolidated total debt	235,598	239,888
Less: current maturities	(8,306)	(7,630)

Consolidated long-term debt	$227,292	$232,258

        The Company's 2000 Credit Facility, as amended, originally provided for borrowings of up to $45.0 million under a revolving line of credit. The commitment amount is reduced by $1.6 million quarterly beginning in July 2002 and by outstanding letters of credit. The available commitment amount under the amended 2000 Credit Facility was approximately $28.2 million at December 31, 2003. The Company had outstanding letters of credit of approximately $5.1 million at December 31, 2003. The amended 2000 Credit Facility matures in July 2005 and bears interest, at the election of the Company, at either the prime rate plus a margin of 2.0%, or a rate which is 3.0% above the applicable LIBOR rate. The amended 2000 Credit Facility is collateralized by substantially all of the Company's assets, including the stock of all of the Company's subsidiaries; does not permit the payment of cash dividends; and requires the Company to comply with certain leverage, net worth and debt service coverage covenants. Additionally, the Company is limited to $2.5 million annually for the repurchase of its common stock with an aggregate limit of $7.5 million. The Company has obtained an amendment from the lenders under the amended 2000 Credit Facility extending the scheduled construction completion date for the Moshannon Valley Correctional Center. This amendment is effective through June 30, 2005. The Company and its lenders agreed subsequent to December 31, 2003 to amend the debt covenants to facilitate compliance despite the loss of the Southern Peaks Treatment Center escrowed funds (see Note 9 to the consolidated financial statements). Included in the Company's cash and cash equivalents at December 31, 2003 is approximately $39.8 million that is invested in a separate account that is available to the Company for investment purposes or working capital with the approval of the lenders under the amended 2000 Credit Facility. This separate account is maintained, in part, to assure future credit availability.

        Additionally, the amended 2000 Credit Facility provides the Company with the ability to enter into synthetic lease agreements for the acquisition or development of operating facilities. This synthetic lease financing arrangement provides for funding to the lessor under the operating leases of up to $100.0 million, of which approximately $52.4 million had been utilized as of December 31, 2003. The Synthetic Lease Investor's Note A and Note B have total credit commitments of $81.4 million and $15.1 million, respectively. The Company pays commitment fees at a rate of 0.5% annually for the unused portion of the synthetic lease financing capacity. The Synthetic Lease Investor's Notes A and B are cross-collateralized with the Company's revolving line of credit and contain cross-default provisions.

        On August 14, 2001, MCF issued $197.4 million of 8.47% taxable revenue bonds due August 1, 2016. Interest on the bonds is payable by MCF semi-annually on February 1 and August 1, commencing February 1, 2002, and principal is due in escalating annual installments commencing August 1, 2002. In connection with the bonds, the Company would be required to make deposits into a security deposit fund if the Company failed to maintain specified quarterly cash flow coverage ratios. Deposits in the security deposit fund would be used to pay future principal and interest on the bonds. As of December 31, 2003, the Company was not required to make any such deposits.

        On August 14, 2001, the Company repaid the $50.0 million of outstanding 7.74% Senior Secured Notes with a portion of the proceeds from the 2001 Sale and Leaseback Transaction.

        Scheduled maturities of the Company's consolidated long-term debt were as follows:

	Cornell Companies, Inc.	Synthetic Lease Investor	MCF	Consolidated
	(Dollars in thousands)
For the year ending December 31,
2004	$6	$—	$8,300	$8,306
2005	2,002	50,590	9,000	61,592
2006	—	—	9,700	9,700
2007	—	—	10,500	10,500
Thereafter	—	—	145,500	145,500

Total	$2,008	$50,590	$183,000	$235,598

9. Commitments and contingencies

Financial Guarantee

        During the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and provide general indemnifications. The Company's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company believes the risk of loss to be remote.

Operating Leases

        The Company leases office space, certain facilities and furniture and equipment under long-term operating leases. Rent expense for all operating leases for the years ended December 31, 2003, 2002 and 2001, was approximately $9.9 million, $9.0 million and $11.4 million, respectively.

        Under the amended 2000 Credit Facility, the Company entered into operating lease agreements that are considered to be a virtual special purpose entity for the acquisition or development of operating facilities. This synthetic lease financing arrangement provides for funding from the virtual special purpose entity under the operating leases of up to $100.0 million, of which approximately $52.4 million had been utilized as of December 31, 2003 for the purchase of a building in California, construction of the New Morgan Academy and construction costs to date for the Moshannon Valley Correctional Center. The leases under this arrangement each have a term of the lesser of five years or July 2005, include purchase and renewal options, and provide for residual value guarantees for each lease that average 81.4% of the total cost and would be due by the Company upon termination of the leases. Upon termination of a lease, the Company could either exercise a purchase option, or the facilities could be sold to a third party. The Company expects the fair market value of the leased facilities to substantially reduce or eliminate the Company's potential obligation under the residual value guarantee. At December 31, 2003, there were two operating leases under this arrangement. Lease payments under the lease financing arrangements are variable and are adjusted for changes in interest rates. The properties and related indebtedness have been consolidated by the Company prior to the effective date of FIN 46 because the equity holder in the virtual special purpose entity had insufficient equity in the project for the Company to meet off-balance sheet financing requirements. The treatment did not change subsequent to the effective date of FIN 46.

        As of December 31, 2003, the Company had the following rental commitments under noncancelable operating leases:

(Dollars in thousands)
For the year ending December 31,
2004	$5,783
2005	4,364
2006	3,855
2007	3,530
2008	2,744
Thereafter	21,657

Total	$41,933

401(k) Plan

        The Company has a defined contribution 401(k) plan. The Company's matching contribution currently represents 50% of a participant's contribution, up to the first 6% of the participant's salary. The Company recorded contribution expense of approximately $1.2 million for each of the years ended December 31, 2003 and 2002 and approximately $1.1 million for the year ended December 31, 2001.

Legal Proceedings

Southern Peaks Treatment Center

        In June 2003 the Company entered into an agreement to purchase a correctional facility to be built in Colorado—the Southern Peaks Treatment Center (the "Center")—upon completion of its construction. In late August 2003, in connection with the transaction, the Company deposited approximately $12.9 million of the purchase price (the "Funds") into what it believed to be an escrow account to assure the developer's construction lender of the Company's ability and willingness to purchase the Center upon completion. After funding the account, and after repeated unsuccessful attempts by the Company and its counsel to obtain confirmation of the wire transfer and the interest accrued since the date of the wire transfer, the Company was informed in early December 2003 that (1) the bank purportedly serving as escrow agent claimed that its signature to the escrow agreement had been forged and that the escrow agreement was not an obligation of the bank; (2) the Funds were not held in an escrow account at the bank, but were held instead in one of the construction lender's bank accounts; and (3) certain of the Funds had been released from such bank account prior to completion of the Center, in contravention of the terms of the escrow agreement.

        The Company began an investigation to locate the Funds and to determine the circumstances that resulted in their misappropriation. In the process of trying to locate the Funds and establish a valid escrow arrangement, the construction lender and the developer of the Center represented to the Company that the Funds were then being held in a bank in Florida which had agreed to be the escrow agent under a new escrow agreement. Subsequently, the bank in Florida confirmed to the Company that an account had been established with deposits totaling $12.9 million and that it was willing to serve as the escrow agent under a new escrow agreement. After executing a new escrow agreement with the Florida bank, the Company learned that the available funds in the new escrow account totaled only $5.0 million. The Florida bank later advised the Company that the remaining $7.9 million of deposits in the new escrow account had been deposited in the form of a check drawn on a foreign bank account. The foreign check, although deposited for collection, was never paid.

        Accordingly, on January 5, 2004, the Company initiated legal proceedings in the lawsuit styled Cornell Corrections of California, Inc. v. Longboat Global Advisors, LLC, et al., No.2004 CV79761 in the Superior Court of Fulton County, Georgia under theories of fraud, conversion, breach of contract and other theories to determine the location of and to recover the Funds. The Company has obtained temporary restraining orders freezing any and all financial accounts of the construction lender, one of its principals and certain other defendants identified during discovery. The frozen accounts include one of the construction lender's bank accounts which contains approximately $250,000.

        Approximately $2.3 million of the funds have been expended on the project, which have been classified as construction in progress at December 31, 2003. There can be no assurances that any of the missing funds will be recovered. Accordingly, based on current information, the Company believes its potential maximum exposure is approximately $5.4 million (which has been recognized as a loss and is included in general and administrative expenses for the year ended December 31, 2003) plus any attorneys' fees and costs associated with its investigation and the legal proceedings discussed above. The Company is unable at this time to determine the ultimate outcome of this matter.

Shareholder Lawsuits

        In March and April 2002, the Company, Steven W. Logan (the Company's former President and Chief Executive Officer), and John L. Hendrix (the Company's Chief Financial Officer), were named as defendants in four federal putative class action lawsuits styled as follows: (1) Graydon Williams, On Behalf of Himself and All Others Similarly Situated v. Cornell Companies, Inc, et al., No. H-02-0866, in the United States District Court for the Southern District of Texas, Houston Division; (2) Richard Picard, On Behalf of Himself and All Others Similarly Situated v. Cornell Companies, Inc., et al., No. H-02-1075, in the United States District Court for the Southern District of Texas, Houston Division; (3) Louis A. Daly, On Behalf of Himself and All Others Similarly Situated v. Cornell Companies, Inc., et al., No. H-02-1522, in the United States District Court for the Southern District of Texas, Houston Division, and (4) Anthony J. Scolaro, On Behalf of Himself and All Others Similarly Situated v. Cornell Companies, Inc., et al., No. H-02-1567, in the United States District Court for the Southern District of Texas, Houston Division. The aforementioned lawsuits were putative class action lawsuits brought on behalf of all purchasers of the Company's common stock between March 6, 2001 and March 5, 2002 and relate to the Company's restatement in 2002 of certain financial statements. The lawsuits involved disclosures made concerning two prior transactions executed by the Company: the 2001 Sale and Leaseback Transaction and the 2000 synthetic lease transaction. These four lawsuits were consolidated into the Graydon Williams action and Flyline Partners, LP was appointed lead plaintiff. As a result, a consolidated complaint was filed by Flyline Partners, LP. Richard Picard and Anthony Scolaro were also named as plaintiffs. Since then, the court has allowed plaintiffs to file an amended consolidated complaint. The amended consolidated complaint alleges that the defendants violated Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), Rule 10b-5 promulgated under Section 10(b) of the Exchange Act, Section 20(a) of the Exchange Act, Section 11 of the Securities Act of 1933 (the "Securities Act") and/or Section 15 of the Securities Act. The amended consolidated complaint seeks, among other things, restitution damages, compensatory damages, rescission or a rescissory measure of damages, costs, expenses, attorneys' fees and expert fees. A motion to dismiss is currently pending.

        In March 2002, the Company, its directors, and its former independent auditor Arthur Andersen LLP, were sued in a derivative action styled as William Williams, Derivatively and on Behalf of Nominal Defendant Cornell Companies, Inc. v. Anthony R. Chase, et al., No. 2002-15614, in the 127th Judicial District Court of Harris County, Texas. The lawsuit related to the Company's restatement in 2002 of certain financial statements. The lawsuit alleged breaches of fiduciary duty by all of the individual defendants and asserted breach of contract and professional negligence claims only against Arthur Andersen LLP. This lawsuit has been dismissed without prejudice by agreement.

        In May and June 2002, the Company and its directors were sued in three other derivative lawsuits styled as follows: (1) Juan Guitierrez, Derivatively on Behalf of Cornell Companies, Inc. v. Steven W. Logan, et. al., No. H-02-1812, in the United Stated District Court for the Southern District of Texas, Houston Division; (2) Thomas Pagano, Derivatively on Behalf of Cornell Companies, Inc. v. Steven W. Logan, et. al., No. H-02-1896, in the United Stated District Court for the Southern District of Texas, Houston Division; and (3) Jesse Menning, Derivatively on Behalf of Cornell Companies, Inc. v. Steven W. Logan, et. al., No. 2002-28924, in the 164th Judicial District Court of Harris County, Texas. These lawsuits relate to the Company's restatement in 2002 of certain financial statements. These lawsuits all allege breaches of fiduciary duty and waste of corporate assets by all of the defendants. A motion to dismiss the Guitierrez and Pagano lawsuits was filed. The court dismissed the Pagano action as duplicative of the Guitierrez action. The motion to dismiss the Guitierrez action is still pending. The Menning action has been dismissed, but with an agreement that the plaintiff's claims as to Cornell are tolled until 30 days following the final resolution of the Guitierrez case, including any appeals.

        The plaintiffs in these cases have not quantified their claim of damages and the outcome of the matters discussed above cannot be predicted with certainty. However, the Company believes it has good defenses and intends to vigorously defend against the claims asserted in these actions. The Company has not recorded any loss accruals related to these claims as of December 31, 2003.

        On January 27, 2004, the Company received a letter from William Williams, the plaintiff in the William Williams action discussed above, demanding that the Company pursue breach of fiduciary duty claims against various officers and directors based on the 2001 Sale and Leaseback Transaction and the subsequent restatement. The Company has issued a preliminary response to the letter indicating that the Board will consider the request and inform Mr. Williams of its decision.

        Certain insurance policies held by the Company to cover potential director and officer liability may limit the Company's cash outflows in the event of a decision adverse to the Company in the matters discussed above. However, if an adverse decision in these matters exceeds the insurance coverage or if the insurance coverage is deemed not to apply to these matters, an adverse decision to the Company in these matters could have a material adverse effect on the Company, its financial condition, its results of operations and its future prospects.

Securities and Exchange Commission Investigation

        Following the restatement of the Company's 2001 financial statements in 2002, the SEC initiated an investigation into the circumstances leading to this restatement. Following the SEC's initial inquiry in 2002 the SEC made no further inquiry with respect to the investigation until July 2003. Since July 2003, the Company has received additional information requests from the SEC. The Company has cooperated, and intends to continue to fully cooperate, with the SEC's investigation.

        Depending on the scope, timing and result of the SEC investigation, management's attention and the Company's resources could be diverted from operations, which could adversely affect the Company's operating results and contribute to future stock price volatility. The SEC investigation could also require that the Company take other actions not currently contemplated. In addition, the SEC investigation or its outcome may increase the costs of defending or resolving current litigation.

        The SEC has not given the Company any indication as to the outcome of its investigation. If the SEC makes a determination adverse to the Company, the Company and its officers and directors may face penalties,

Other

        Additionally, the Company currently and from time to time is subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries or for wrongful restriction of or interference with offender privileges and employment matters. The outcome of such matters cannot be predicated with certainty, based on the information known to date, management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, operating results or cash flow. including, but not limited to, monetary fines and injunctive relief. The Company has not recorded a loss accrual as of December 31, 2003 related to this matter. In addition, in the event of an adverse determination by the SEC against the Company or its officers or directors, federal and/or state agencies may be reluctant to enter into or prohibited from entering into contracts for the Company's services. Any such reaction from the Company's customer base could have a material adverse effect on its business.

10. Stockholders' equity

Common Stock Offering

        On November 30, 2001, the Company completed an offering of its common stock. Net proceeds to the Company from the sale of the 3,450,000 shares of newly issued Common Stock were approximately $43.8 million. Proceeds from the offering were used to repay indebtedness of $39.4 million with the remainder for general working capital purposes.

Stockholder Rights Plan

        On May 1, 1998, the Company adopted a stockholder rights plan. Under the plan, each stockholder of record at the close of the business day on May 11, 1998, received one Preferred Stock Purchase Right (Right) for each share of common stock held. The Rights expire on May 1, 2008. Each Right initially entitles the stockholder to purchase one one-thousandth of a Series A Junior Participating Preferred Share for $120.00. Each Preferred Share has terms designed to make it economically equivalent to one thousand common shares. The Rights will become exercisable only in the event a person or group acquires 15% or more of the Company's common stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 15% or more of the Company's common stock. If a person or group acquires a 15% or more position in the Company, each Right (except those held by the acquiring party) will then entitle its holder to purchase, at the exercise price, common stock of the Company having a value of twice the exercise price. The effect will be to entitle the holder to buy the common stock at 50% of the market price. Also, if following an acquisition of 15% or more of the Company's common stock, the Company is acquired by that person or group in a merger or other business combination transaction, each Right would then entitle its holder to purchase common stock of the acquiring company having a value of twice the exercise price. The effect will be to entitle the Company's stockholders to buy stock in the acquiring company at 50% of the market price. The Company may redeem the Rights at $0.01 per Right at any time prior to the acquisition of 15% or more of its common stock by a person or group.

Preferred Stock

        Preferred stock may be issued from time to time by the Board of Directors of the Company, which is responsible for determining the voting, dividend, redemption, conversion and liquidation features of any preferred stock.

Options

        In December 2000, the Company adopted the 2000 Broad-Based Employee Plan (2000 Plan). Pursuant to the 2000 Plan, the Company may grant non-qualified stock options to its employees, directors and eligible consultants for up to the greater of 400,000 shares or 4% of the aggregate number of shares of common stock issued and outstanding immediately after grant of any option under the 2000 Plan. The 2000 Plan options vest up to five years and expire ten years from the grant date. In

May 1996, the Company adopted the 1996 Stock Option Plan and amended and restated the plan in April 1998 (1996 Plan). Pursuant to the 1996 Plan, the Company may grant non-qualified and incentive stock options for up to the greater of 1,932,119 shares or 15.0% of the aggregate number of shares of common stock outstanding. The 1996 Plan options vest up to seven years and expire seven to ten years from the grant date. The Compensation Committee of the Board of Directors, which is comprised of independent directors, is responsible for determining the exercise price and vesting terms for the granted options. The 1996 Plan and 2000 Plan option exercise prices can be no less than the market price of the Company's common stock on the date of grant.

        In conjunction with the issuance of the Subordinated Notes in July 2000, the Company issued warrants to purchase 290,370 shares of the common stock at an exercise price of $6.70. The Company recognized the fair value of these warrants of $1.1 million as additional paid-in capital. The warrants may only be exercised by payment of the exercise price in cash to the Company, by cancellation of an amount of warrants equal to the fair market value of the exercise price, or by the cancellation of Company indebtedness owed to the warrant holder. During 2001, 168,292 shares of Common Stock were issued in conjunction with the exercise and cancellation of 217,778 warrants. At December 31, 2003, 72,592 warrants remained outstanding.

        The following is a summary of the status of the Company's 2000 Plan, 1996 Plan and other options at December 31, 2003, 2002 and 2001, and changes during the years then ended:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,409,845	$9.20	1,178,624	$7.98	1,294,048	$7.70
Granted	215,475	10.02	388,400	10.87	70,000	9.76
Exercised	(327,695)	6.50	(95,059)	2.11	(156,923)	5.64
Forfeited or canceled	(165,661)	12.63	(62,120)	13.99	(28,501)	12.26

Outstanding at end of year	1,131,964	$9.55	1,409,845	$9.20	1,178,624	$7.98

Exercisable at end of year	615,701	9.55	681,787	8.65	602,839	7.61
Weighted average fair value of options granted		$6.02		$6.87		$6.77

10. Stockholders' equity

        The following table summarizes information about the Company's outstanding stock options at December 31, 2003:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.75 to $5.64	250,211	6.9	$4.56	169,328	$4.64
7.59 to 9.99	335,650	8.3	8.95	207,560	8.70
10.13 to 15.19	466,700	6.9	11.80	159,410	12.80
15.60 to 24.38	79,403	5.6	15.73	79,403	15.73

	1,131,964	7.2	$9.63	615,701	$9.55

        For purposes of the pro forma disclosures in Note 2, under SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants in 2003, 2002 and 2001, respectively: risk-free interest rates of 3.6%, 5.1% and 5.0%; dividend rates of $0, $0 and $0; expected lives of 7.0, 7.0 and 10.0 years; expected volatility of 56.43%, 57.58% and 53.35%.

        The Black-Scholes option pricing model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of, and are highly sensitive to, subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. The FASB has recently proposed to mandate expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. Additionally, the FASB is evaluating alternatives regarding how to develop a measure of the fair value of an option. Based on the final outcome of the FASB proposal, the Company may be required to recognize expense related to stock options and other types of equity-based compensation in future periods. Additionally, the Company may be required to change its current method for determining the fair value of stock options. Members of congress have recently introduced legislation which would limit the proposed standard.

Notes from Shareholders

        On July 8, 1996, the Company's former president (see below) and the Company founder, a director of the Company until October 2003, each exercised options to purchase an aggregate 82,750 and 137,110, respectively, of shares of Class A Common Stock and Class B Common Stock at an aggregate price of $180,638 and $274,220, respectively. In connection with each exercise, each former officer entered into a promissory note with the Company for the respective aggregate exercise amounts. The promissory notes bore interest at an annual rate of 6.63%. In September 2002, the Company purchased at fair value 35,000 shares of its common stock from the Company's former president at a cost of approximately $283,000. In connection with that stock purchase, the Company's former president repaid $283,000 representing the accrued interest and a portion of the outstanding related principal loan balance. In December 2002 the Company's former president surrendered stock options with a fair value of approximately $77,000 which was used to repay a portion of his remaining balance. The fair value of these stock options were expensed by the Company in the year ended December 31,

2002. In 2003 the Company's former president surrendered stock options with a fair value of approximately $23,000 which was used to repay the remaining balance of his note. In October 2003, the Company's founder repaid the principal and accrued interest of approximately $441,000 outstanding on his note. The Company recognized approximately $22,000, $41,000 and $42,000 of interest income related to these shareholder notes for the years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003, all notes from shareholders had been repaid.

Treasury Stock

        During the years ended December 31, 2003 and 2002, the Company repurchased in the open market 106,500 and 242,100 shares, respectively, of its common stock under a share repurchase program at an aggregate cost of $1.2 million and $2.2 million, respectively. Additionally, in September 2002, the Company purchased at fair value 35,000 shares of its common stock from the Company's former president at a cost of approximately $283,000. In 2002, the Board of Directors authorized the repurchase of an aggregate $10.0 million of the Company's outstanding shares. The annual repurchase of shares is limited to $2.5 million, and an aggregate limit of $7.5 million, under the Company's amended 2000 Credit Facility. As of December 31, 2003, the Company can purchase additional shares of treasury stock valued at approximately $0.8 million.

Employee Stock Purchase Plan

        Effective as of January 1, 2000, the Company has an employee stock purchase plan whereby employees can make contributions to purchase the Company's common stock. Purchases of common stock are made annually at the lower of the beginning or end of year market value, less a 15.0% discount. For the years ended December 31, 2003, 2002 and 2001, employee contributions of approximately $356,000, $399,000 and $214,000 were used to purchase 46,486, 82,581 and 46,767 shares, respectively, of the Company's common stock.

Deferred Bonus Plan

        In the fourth quarter of 2001, the Company established a deferred bonus plan for certain employees. Pursuant to the plan, approximately $4.7 million was deposited on behalf of individual participants into a rabbi trust account, which included approximately $3.6 million in cash and $1.1 million in Company treasury stock. The treasury stock portion of the rabbi trust is to remain as treasury stock, while the participants may give investment directions to the trustee as to the cash portion, subject to certain limitations. The investments of the rabbi trust represent assets of the Company and are included in the accompanying Consolidated Balance Sheets based on the nature of the assets held. Assets placed into the rabbi trust are irrevocable; therefore they are restricted as to the Company's use under the terms of the trust and the deferred bonus plan. Amounts held in the rabbi trust are generally distributable upon vesting. At December 31, 2003, restricted assets and other current assets included approximately $205,000 and $176,000, respectively, of deposits in a rabbi trust. For the year ended December 31, 2002, approximately $1.3 million was paid from plan assets as a result of the withdrawal of the Company's former president from the plan due to his resignation as president in September 2002. Additionally, approximately $1.0 million of deferred bonus plan assets were forfeited and returned to the Company as a result of his resignation.

        The plan generally vests 100.0% upon the achievement of an aggregate amount of monthly credits (based on a fixed monthly earnings milestone) expected to occur at the end of five years beginning October 1, 2001. Vesting will accelerate to 60.0% at the end of three years if certain earnings targets are achieved. Based on the expected earnings period, compensation expense and the related compensation liability for the aggregate plan value are being recognized over five years. To the extent the vesting is extended or accelerated based on the achievement of the financial milestones, recognition of compensation expense will be adjusted on a prospective basis. For the years ended December 31, 2003 and 2002, the Company expensed approximately $502,000 and $92,000, respectively, under the deferred bonus plan.

        While periodic gains on the value of each participant's investments held in the rabbi trust are recorded currently in income, an equal amount of compensation expense and related compensation liability is recorded, since participants are fully vested in such gains. Periodic losses incurred by participants in their invested balances are recorded as incurred. Such losses in excess of a participant's recorded compensation expense are guaranteed by the participants with a full-recourse obligation to the Company. These guarantees function to offset the loss on investments to the extent the obligations are not reserved for collectibility by the Company.

        Amounts held in treasury stock have been recorded at cost. An equal amount has been established as deferred compensation and additional paid-in capital in the accompanying statement of stockholders' equity. The balance in the deferred bonus plan is amortized to compensation expense over the expected vesting period of five years.

11. Derivative financial instruments and guarantees

Debt Service Reserve Fund and Debt Service Fund

        In August 2001, MCF completed a bond offering to finance the 2001 Sale and Leaseback Transaction. In connection with this bond offering, two reserve fund accounts were established by MCF pursuant to the terms of the indenture: (1) MCF's Debt Service Reserve Fund, aggregating $23.8 million at December 31, 2003, was established to make payments on MCF's outstanding bonds in the event the Company (as lessee) should fail to make the scheduled rental payments to MCF and (2) MCF's Debt Service Fund, aggregating $14.7 million at December 31, 2003, used to accumulate the monthly lease payments that MCF receives from the Company until such funds are used to pay MCF's semi-annual bond interest and annual bond principal payments. Both reserve fund accounts are subject to the agreements with the MCF Equity Investors whereby guaranteed rates of return of 3.0% and 5.08%, respectively, are provided for in the balance of the Debt Service Reserve Fund and the Debt Service Fund. The guaranteed rates of return are characterized as cash flow hedge derivative instruments. At inception, the derivatives had an aggregate fair value of $4.0 million, which has been recorded as a decrease to the equity investment in MCF made by the MCF Equity Investors (MCF minority interest) and as a deferred liability in the accompanying Consolidated Balance Sheets. Changes in the fair value of the derivative instruments are recorded as an adjustment to deferred liability and reported as other comprehensive income in the accompanying Consolidated Statements of Operations and Comprehensive Income. At December 31, 2003, the fair value of these derivative instruments was approximately $2.5 million. As a result, the accompanying Consolidated Statements of Operations and Comprehensive Income/(Loss) include accumulated other comprehensive income (loss)

of approximately ($368,000) and $1.9 million for the years ended December 31, 2003 and 2002, respectively. There is no difference between net income and comprehensive income for 2001.

        In connection with MCF's bond offering, the MCF Equity Investor provided a guarantee of the Debt Service Reserve Fund if a bankruptcy of the Company were to occur and a trustee for the estate of the Company were to include the Debt Service Reserve Fund as an asset of the Company's estate. This guarantee is characterized as an insurance contract and is being amortized to expense over the life of the debt.

12. Projects under development, construction or renovation

        In January 2003, the Company executed a five-year lease for the New Mexico Regional Correctional Center in Albuquerque, New Mexico. The 1,000 bed facility consists of two units, the South Tower and the North Tower, which each have a service capacity of 500 beds. The Company is currently renovating the South Tower and anticipates opening the 500 bed unit in July 2004. The Company will then renovate the North Tower. Management currently anticipates that the facility will reach full capacity of 1,000 beds by December 2004. As of December 31, 2003, the Company had spent approximately $1.0 million on renovations and expects to spend an additional $2.8 million to complete the renovations of both units. For the year ended December 31, 2003, the Company incurred pre-opening and start-up expenses of approximately $321,000.

        In June 2003, the Company entered into an agreement with a developer to purchase a 160 bed residential treatment center for juveniles, named the Southern Peaks Treatment Center, upon completion of construction of the facility by the developer. In August 2003, the Company funded approximately $12.9 million into an escrow account for the purchase of the real property. The Company recognized a charge of approximately $5.4 million to general and administrative expenses in the fourth quarter of 2003 related to the portion of these funds which were diverted and have not been recovered.

        In September 2003, the Company entered into negotiations with the state of South Dakota to the lease the former State Training School in Plankinton, South Dakota to operate a 40 bed juvenile justice center, the Plankinton Regional Detention Center, and a 82 bed residential juvenile treatment center, the Plankinton Regional Treatment Center. The Company will make some minor renovations to the facilities at an estimated cost of approximately $400,000. As of December 31, 2003, the Company had not finalized the lease agreements or obtained contracts for services at the facilities. However, management believes there is demand for the Company services to be provided at these facilities and anticipates operating the detention center in April 2004 and the treatment center in August 2004.

        The Company closed the New Morgan Academy in the fourth quarter of 2002 and is currently considering several options ranging from the sale of the facility to the utilization of the facility for another type of program. As of December 31, 2003, management of the Company is focusing its efforts on reactivating the facility. The primary use currently under consideration is using the facility to house illegal non-criminal adult detainees or to house non-criminal juvenile aliens. Management is discussing these opportunities with the Bureau of Immigration and Customs Enforcement (BICE), who has indicated a level of interest but necessary budget appropriations have not been made and the parties have not progressed to contract phase. There can be no assurance that the Company will be successful in securing a contract with BICE. Further, before the Company could house adult detainees, the Company will likely need to obtain a change in the zoning of the Academy, which is currently zoned only for the housing of juveniles. There can be no assurances that the Company will be able to secure the contemplated zoning change or to do so on terms favorable to the Company. Management of the Company believes that there is a market for the services the Company could provide at per diem rates that will support the recovery of the cost structure of the facility. However, the Company will continue to evaluate any offers to buy or lease the facility. The Company is maintaining a small staff to secure and maintain the facility while the Company considers its options for the use or sale of the facility. The Company expects to incur operating expenses of approximately $150,000 per month for payroll, property taxes and other operating costs until the facility is utilized for an alternative program or until the facility is sold. Additionally, the Company is incurring interest expense of approximately $140,000 per month related to the borrowings for the facility and depreciation expense of approximately $46,000 per month for the building.

        The carrying value of the property and equipment at the New Morgan Academy was approximately $30.4 million at December 31, 2003. Management performed a probability-weighted recoverability analysis and believes that, based on its analysis, the long-lived assets at the New Morgan Academy are recoverable from the range of alternative courses of action. Accordingly, pursuant to the provisions of SFAS No. 144, an impairment allowance is not deemed necessary as of December 31, 2003. However, management estimates that, were the Company to sell the facility, it is reasonably possible that the Company would not be able to fully recover the carrying value of its long-lived assets for this facility.

        In March 2003, the Company reached an agreement with the Commonwealth of Pennsylvania that resolved all outstanding administrative issues relative to the contract awarded to the Company by the BOP to operate the Moshannon Valley Correctional Center. In October 2003, the Company received final approval from the BOP of a revised building design for the facility. Construction plans are being developed for the new design and work is expected to begin in the second quarter of 2004. In the interim, the Company is negotiating a contract amendment with the BOP to accommodate the revised facility design and update the contract for changes since it was originally signed. If and when an amendment to the contract with the BOP is successfully negotiated, the agreement would allow the Company to move forward with the construction and operation of the facility.

        As of December 31, 2003, the Company had incurred approximately $18.2 million for design, construction and land development costs and capitalized interest related to the Moshannon Valley Correctional Center contract. The Company is in the process of submitting a claim to the BOP for reimbursement of costs related to the original construction efforts incurred beginning in 1999. The Company estimates additional capital investment of approximately $74.0 million to complete construction of the facility. Financing of the facility is subject to re-approval of the project by the lenders under the Company's amended 2000 Credit Facility and agreement by such lenders to amend certain financial covenants and provisions of the amended 2000 Credit Facility. In the event the Company's lenders are unwilling to re-approve the project or to adopt the necessary amendments, or if the Company's cash and current financing arrangements do not provide sufficient financing to fund construction costs related to the project, the Company anticipates that it will need to obtain additional sources of financing.

        According to the BOP contract, as amended, the Company was required to complete the construction of the project by January 15, 2004. The Company did not complete construction by that date and anticipates obtaining another long-term contract amendment from the BOP extending the construction deadline. In the event the Company is not able to negotiate a contract amendment with the BOP, then the BOP may have the right to assert that the Company has not completed construction of the facility within the time frame provided in the BOP contract, as amended. Management expects that the contract will be amended to address cost and construction timing matters resulting from the extended delay. In the event that the BOP decides not to continue with the construction of the Moshannon Valley Correctional Center and terminates the contract, management believes that the Company has the right to and will recover its invested costs. In the event any portion of these costs are determined not to be recoverable upon contract termination by the BOP, such costs would be charged to expense.

        Separate from a possible recovery in the event that the BOP terminates the Moshannon Valley Correctional Center contract, the Company is pursuing a claim for reimbursement of a portion of its expenses incurred in connection with the issuance of the Stop-Work Order and the delay of the project (included among these expenses is approximately $1.4 million in accounts receivable for expenses incurred by the Company after the June 1999 issuance of the Stop -Work Order). This reimbursement claim is independent of the amendment to the contract—i.e., if the BOP agrees to an amendment of the contract, the Company will still pursue its claim—and the Company is currently negotiating this claim with the BOP. The BOP has asserted that it is only responsible for reimbursing a portion of these costs—that portion of the investment lost due to the issuance of the Stop-Work Order. Although the Company believes that the BOP will reimburse substantially more than the $1.4 million in account receivable at December 31, 2003, it is uncertain how much the BOP will agree to pay in connection with the Company's claim for reimbursement. Any amounts not reimbursed by the BOP, the Company will expense that portion of costs that cannot be capitalized with respect to the Company's remaining real property interest.

13. Related party transactions

        One of the directors of the Company is a partner in a law firm that provides legal services to the Company. The Company pays legal fees for such services. Legal fees paid to this law firm were approximately $1.1 million, $1.5 million and $2.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        In July 1996, the Company entered into promissory notes with the Company's former president and the Company's founder, a director of the Company until October 2003. The promissory notes bear interest at an annual rate of 6.63%, mature in June 2004 with no interim interest or principal payments, are full recourse and collateralized by shares of the Company's common stock. These notes were repaid prior to December 31, 2003.

        In connection with the Company president's resignation in September 2002, the outstanding principal and interest balance of approximately $76,000 and $35,000, respectively, was repaid. In October 2003, the principal and related accrued interest receivable related to the Company founder's note of $270,000 and $129,000, respectively, was repaid. The Company recognized approximately $17,000, $29,000 and $29,000 of interest income related to these notes for the years ended December 31, 2003, 2002 and 2001.

        Effective September 1, 1999, the Company entered into a consulting agreement with the Company's founder, who was a director of the Company through October 2003. As compensation for consulting services, the Company agreed to an annual payment of at least $255,000 for each of the first four years of the seven-year initial term of the consulting agreement with an annual salary of at least

$180,000 for each of the last three years of the seven-year initial term of the consulting agreement. The Company has an option to renew the consulting agreement for an additional three-year term at an annual salary of at least $300,000 for each of the three years of the renewal term. As additional compensation, the Company agreed to an annual bonus, subject to certain limitations, equal to $75,000 during the first four years of the seven-year initial term and an annual bonus of $60,000 during the last three years of the seven-year initial term and during any renewal term. The Company also agreed to grant options to purchase an aggregate 120,000 shares of the Company's common stock in four equal annual installments beginning September 1, 2000. The options have an exercise price equal to the fair market value of the Company's common stock on the date of grant and vest at the time such options are granted, subject to certain limitations on exercise. For the year ended December 31, 2003, the Company's founder accepted a $100,000 cash payment in lieu of unexercised options. This payment was expensed by the Company in 2003. As part of the consulting agreement discussed above, the Company entered into a non-compete agreement with the Company's founder. The non-compete agreement has a term of 10 years and requires the Company to pay a monthly fee of $10,000 for the seven-year initial term of the consulting agreement. The Company capitalized the monthly payments and amortizes the amounts over the 10-year term of the consulting agreement. The Company recognized amortization expense related to this agreement of approximately $84,000 for each of the years ended December 31, 2003, 2002 and 2001.

        The Company maintains a life insurance policy for the Company's founder and made payments related to this policy of approximately $223,000, $214,000 and $215,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Company also compensated the Company's founder for director fees in amounts of $12,000, $30,000 and $22,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Total payments made for the above consulting and non-compete agreements, board of director fees and expense reimbursements for the Company's founder were approximately $531,000, $477,000 and $428,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Company also has a non-compete agreement with a director of the Company in connection with the acquisition of The Abraxas Group, Inc. in September 1997. Under this agreement, the Company is required to pay annual installments of $60,000 beginning January 2, 1998. These payments can and have been accelerated upon the mutual agreement of the director and the Company. As of December 31, 2003, the balance of this non-compete agreement had been paid in full. The Company made payments under this agreement of $200,000, $80,000, and $200,000 for the years ended December 31, 2003, 2002 and 2001, respectively

14. Segment disclosure

        The Company's three operating divisions are its reportable segments. The adult secure institutional services segment consists of the operation of secure adult incarceration facilities. The juvenile segment consists of providing residential treatment and educational programs and non-residential community-based programs to juveniles between the ages of ten and 17 who have either been adjudicated or suffer from behavioral problems. The adult community-based corrections and treatment services segment consists of providing pre-release and halfway house programs for adult offenders who are either on probation or serving the last three to six months of their sentences on parole and preparing for re-entry into society at large as well as community-based treatment and education programs as an alternative to incarceration. All of the Company's customers and long-lived assets are located in the United States of America. The accounting policies of the Company's reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to the consolidated financial statements. Intangible assets are not included in each segment's reportable assets, and the amortization of intangible assets is not included in the determination of a segment's operating income. The Company evaluates performance based on income or loss from operations before general and administrative expenses, incentive bonuses, amortization of intangibles, interest and income taxes. Corporate and other assets are comprised primarily of cash, accounts receivable, deposits, property and equipment, deferred taxes, deferred costs and other assets.

        The only significant noncash items reported in the respective segments' income from operations is depreciation and amortization (excluding intangibles) (in thousands).

	Year ended December 31,
	2003	2002	2001
Revenue:
Adult secure institutional	$102,120	$99,549	$99,791
Juvenile	118,797	124,967	116,262
Adult community-based	50,715	50,629	49,197

Total revenue	$271,632	$275,145	$265,250

Pre-opening and start-up expenses:
Adult secure institutional	$321	$—	$—
Juvenile	3,077	—	3,858
Adult community-based	—	—	—

Total pre-opening and start-up expenses	$3,398	$—	$3,858

Depreciation and amortization:
Adult secure institutional	$3,868	$3,558	$3,222
Juvenile	2,698	2,615	2,149
Adult community-based	1,538	1,391	1,451
Amortization of intangibles	895	878	1,525
Corporate and other	1,700	1,337	931

Total depreciation and amortization	$10,699	$9,779	$9,278

Income from operations:
Adult secure institutional	$25,396	$26,586	$22,347
Juvenile	13,598	17,402	16,857
Adult community-based	10,789	11,609	10,514

Subtotal	49,783	55,597	49,718
General and administrative expenses	(23,415)	(21,480)	(15,291)
Incentive bonuses	—	—	(1,000)
Amortization of intangibles	(895)	(878)	(1,525)
Corporate and other	(1,089)	(1,662)	(884)

Total income from operations	$24,384	$31,577	$31,018

Capital expenditures:
Adult secure institutional	$5,742	$4,098	$4,083
Juvenile	11,176	1,566	7,117
Adult community-based	2,173	2,006	675
Corporate and other	3,213	3,444	2,293

Total capital expenditures	$22,304	$11,114	$14,168

Assets:
Adult secure institutional	$152,229	$156,315	$155,085
Juvenile	110,748	96,239	102,766
Adult community-based	57,787	58,071	57,962
Intangible assets, net	13,287	13,062	15,456
Corporate and other	114,106	117,604	113,538

Total assets	$448,157	$441,291	$444,807

15. Selected quarterly financial data (unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter		Year
	(In thousands, except per share amounts)
2003:
Revenues	$66,026	$67,586	$68,642	$69,378		$271,632
Income from operations	7,779	8,196	6,732	1,677	(2)	24,384
Net income (loss)	1,957	2,177	1,442	(1,606	)(2)	3,970
Earnings (loss) per share:
Basic	$.15	$.17	$.11	$(.12)		$.31
Diluted	$.15	$.17	$.11	$(.12)		$.30
2002:
Revenues	$68,475	$69,077	$69,634	$67,959		$275,145
Income from operations	6,375	7,888	7,992	9,322		31,577
Income before cumulative effect of changes in accounting principles(1)	635	1,974	1,793	2,925		7,327
Net income (loss)	(330)	1,974	1,793	2,925		6,362
Earnings per share before cumulative effect of changes in accounting principles:
Basic	$.05	$.15	$.14	$.23		$.57
Diluted	$.05	$.15	$.14	$.21		$.55
Earnings per share:
Basic	$(.03)	$.15	$.14	$.23		$.49
Diluted	$(.03)	$.15	$.14	$.22		$.48

2003 Balance Sheet Data:
Working capital	$99,003	$101,065	$89,122	$86,214	$86,214
Total assets	435,139	443,988	445,664	448,157	448,157
Long-term debt, net of current portion	232,254	232,894	234,594	227,292	227,292
Stockholders' equity	162,375	167,246	167,351	166,235	166,235
2002 Balance Sheet Data:
Working capital	$99,915	$100,277	$92,749	$95,988	$95,988
Total assets	435,836	438,838	428,237	441,291	441,291
Long-term debt, net of current portion	239,310	239,310	231,724	232,258	232,258
Stockholders' equity	153,024	154,745	158,330	159,952	159,952

(1)
The Company adopted SFAS No. 142 in January 2002 and recorded a net-of-tax charge of approximately $1.0 million as a cumulative effect of a change in accounting principle. See Note 3 to the consolidated financial statements.

(2)
Includes a loss of approximately $5.4 million related to the Southern Peaks Treatment Center escrow deposit. The after tax effect of the loss reduced net income by approximately $3.2 million. See Note 12 to the consolidated financial statements.

16. Guarantor Disclosures

        The Company is currently in the process of completing an offering of $112 million of senior notes (Senior Notes). The Senior Notes will be guaranteed by each of the Company's subsidiaries (Guarantor Subsidiaries) except for MCF (Non-Guarantor Subsidiary). These guarantees are joint and several obligations of the Guarantor Subsidiaries. The following condensed consolidating financial information presents the financial condition, results of operations and cash flows of the Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiary (MCF), together with the consolidating adjustments necessary to present the Company's results on a consolidated basis.

Cornell Companies, Inc.

Condensed Consolidating Balance Sheets

As of December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
	(Dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$39,827	$289	$55	$—	$40,171
Accounts receivable	110	55,980	451	—	56,541
Restricted assets	205	7,301	14,679	—	22,185
Prepaids and other	10,472	1,728	—	—	12,200

Total current assets	50,614	65,298	15,185	—	131,097
Property and equipment, net	2,443	108,916	163,086	(6,542)	267,903
Other assets:
Debt service reserve fund	—	—	23,800	—	23,800
Deferred costs and other	23,133	15,340	9,952	(23,068)	25,357
Investment in subsidiaries	38,777	1,856	—	(40,633)	—

Total assets	$114,967	$191,410	$212,023	$(70,243)	$448,157

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$26,912	$5,248	$6,512	$(2,095)	$36,577
Current portion of long-term debt	5	1	8,300	—	8,306

Total current liabilities	26,917	5,249	14,812	(2,095)	44,883
Long-term debt, net of current portion	2,000	50,592	174,700	—	227,292
Deferred tax liabilities	7,006	—	—	—	7,006
Other long-term liabilities	6,176	68	19,888	(23,391)	2,741
Intercompany	(93,367)	93,367	—	—	—

Total liabilities	(51,268)	149,276	209,400	(25,486)	281,922
Stockholders' equity	166,235	42,134	2,623	(44,757)	166,235

Total liabilities and stockholders' equity	$114,967	$191,410	$212,023	$(70,243)	$448,157

Cornell Companies, Inc.

Condensed Consolidating Statements of Operations

Twelve months ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
	(Dollars in thousands)
Revenues	$18,124	$304,812	$18,001	$(69,305)	$271,632
Operating expenses	21,222	257,457	32	(68,975)	209,736
Pre-opening and start-up expenses	—	3,398	—	—	3,398
Depreciation and amortization	84	6,563	4,222	(170)	10,699
General and administrative expenses	23,289	—	126	—	23,415

Income (loss) from operations	(26,471)	37,394	13,621	(160)	24,384
Overhead allocation	(25,270)	25,270	—	—	—
Interest, net	(4,672)	6,912	15,371	43	17,654
Equity earnings in subsidiaries	4,416	—	—	(4,416)	—

Income (loss) before provision for income taxes	7,887	5,212	(1,750)	(4,619)	6,730
Provision (benefit) for income taxes	3,917	(357)	—	(800)	2,760

Net income (loss)	$3,970	$5,569	$(1,750)	$(3,819)	$3,970

Cornell Companies, Inc.

Condensed Consolidating Statements of Cash Flows

Twelve months ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
	(Dollars in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(4,633)	$20,960	$9,884	$—	$26,211

Cash flows from investing activities:
Capital expenditures	(1,137)	(21,167)	—	—	(22,304)
Payments to restricted escrow arrangement, net	(10,385)	—	—	—	(10,385)
Payments of non-compete agreements	—	(1,000)	—	—	(1,000)
Payments to restricted debt payment account, net	—	—	(2,275)	—	(2,275)

Net cash used in investing activities	(11,522)	(22,167)	(2,275)	—	(35,964)

Cash flows from financing activities:
Proceeds from long-term debt and bonds	23,000	1,339	—	—	24,339
Payments on long-term debt	(21,000)	—	—	—	(21,000)
Payments of MCF bonds	—	—	(7,600)	—	(7,600)
Payments on capital lease obligations	(31)	—	—	—	(31)
Payments of debt issuance and other financing costs	(31)	—	—	—	(31)
Collection of payments of shareholder notes	440	—	—	—	440
Proceeds from exercise of stock options and warrants	2,427	—	—	—	2,427
Purchases of treasury stock	(1,230)	—	—	—	(1,230)

Net cash provided by (used in) financing activities	3,575	1,339	(7,600)	—	(2,686)

Net increase (decrease) in cash and cash equivalents	(12,580)	132	9	—	(12,439)
Cash and cash equivalents at beginning of period	52,407	157	46	—	52,610

Cash and cash equivalents at end of period	$39,827	$289	$55	$—	$40,171

Cornell Companies, Inc.

Condensed Consolidating Balance Sheets

As of December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
	(Dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$52,407	$157	$46	$—	$52,610
Accounts receivable	712	59,246	77	—	60,035
Restricted assets	300	2,064	12,403	—	14,767
Prepaids and other	7,697	1,131	—	—	8,828

Total current assets	61,116	62,598	12,526	—	136,240
Property and equipment, net	1,272	93,619	167,309	(6,750)	255,450
Other assets:
Debt service reserve fund	—	—	24,157	—	24,157
Deferred costs and other	17,367	13,440	10,543	(15,906)	25,444
Investment in subsidiaries	34,729	1,856	—	(36,585)	—

Total assets	$114,484	$171,513	$214,535	$(59,241)	$441,291

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$21,477	$5,680	$6,759	$(1,294)	$32,622
Current portion of long-term debt	30	—	7,600	—	7,630

Total current liabilities	21,507	5,680	14,359	(1,294)	40,252
Long-term debt, net of current portion	7	49,251	183,000	—	232,258
Deferred tax liabilities	4,954	—	—	—	4,954
Other long-term liabilities	8,093	20	12,406	(16,644)	3,875
Intercompany	(80,029)	80,029	—	—	—

Total liabilities	(45,468)	134,980	209,765	(17,938)	281,339
Stockholders' equity	159,952	36,533	4,770	(41,303)	159,952

Total liabilities and stockholders' equity	$114,484	$171,513	$214,535	$(59,241)	$441,291

Cornell Companies, Inc.

Condensed Consolidating Statements of Operations

Twelve months ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
	(Dollars in thousands)
Revenues	$18,243	$321,714	$18,008	$(82,820)	$275,145
Operating expenses	17,992	276,791	28	(82,502)	212,309
Depreciation and amortization	(39)	5,662	4,222	(66)	9,779
General and administrative expenses	21,374	—	106	—	21,480

Income (loss) from operations	(21,084)	39,261	13,652	(252)	31,577
Overhead allocation	(26,754)	26,754	—	—	—
Interest, net	(4,398)	7,162	15,960	574	19,298
Equity earnings in subsidiaries	3,946	—	—	(3,946)	—

Income (loss) before provision for income taxes	14,014	5,345	(2,308)	(4,772)	12,279
Provision (benefit) for income taxes	6,687	(441)	—	(1,294)	4,952

Income (loss) before extraordinary change	7,327	5,786	(2,308)	(3,478)	7,327
Cumulative effect of changes in accounting principles, net	—	(965)	—	—	(965)

Net income (loss)	$7,327	$4,821	$(2,308)	$(3,478)	$6,362

Cornell Companies, Inc.

Condensed Consolidating Statements of Cash Flows

Twelve months ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
	(Dollars in thousands)
Cash flows from operating activities:
Net cash provided by operating activities	$366	$8,741	$10,657	$—	$19,764

Cash flows from investing activities:
Capital expenditures	—	(10,075)	(1,039)	—	(11,114)
Payments to restricted debt payment account, net	—	—	(2,184)	—	(2,184)
Return of restricted assets from deferred bonus plan	1,000	—	—	—	1,000

Net cash provided by (used in) investing activities	1,000	(10,075)	(3,223)	—	(12,298)

Cash flows from financing activities:
Proceeds from long-term debt and bonds	—	1,083	—	—	1,083
Payments of long-term debt	—	—	(6,800)	—	(6,800)
Payments on capital lease obligations	(113)	—	—	—	(113)
Proceeds from payments on shareholder notes	173	—	—	—	173
Distributions to equity owners of consolidated special purpose entity	—	—	(614)	—	(614)
Proceeds from exercise of stock options and warrants	600	—	—	—	600
Purchases of treasury stock	(2,429)	—	—	—	(2,429)

Net cash provided by (used in) financing activities	(1,769)	1,083	(7,414)	—	(8,100)

Net increase (decrease) in cash and cash equivalents	(403)	(251)	20	—	(634)
Cash and cash equivalents at beginning of period	52,810	408	26	—	53,244

Cash and cash equivalents at end of period	$52,407	$157	$46	$—	$52,610

        We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell the notes or our solicitation of your offer to buy the notes in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.

        Until                        , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.

Cornell Companies, Inc.
$112,000,000
Offer to Exchange
Registered 10 3/4% Senior Notes Due 2012
for
All Outstanding 10 3/4% Senior Notes Due 2012

PROSPECTUS

                        , 2004

PART II

Item 20. Indemnification of Directors and Officers.

Delaware Registrants

        The following registrants are corporations incorporated in the state of Delaware: Cornell Companies, Inc., CCG I Corporation, Cornell Abraxas Group, Inc., Cornell Corrections Management, Inc., Cornell Corrections of Rhode Island, Inc., Cornell Corrections of Texas, Inc., Cornell International, Inc. and WBP Leasing, Inc. Consistent with Section 145(a) of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Cornell, or is or was serving at the request of Cornell as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) incurred actually and reasonably by him as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Cornell, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Cornell Companies, Inc. Certificate of Incorporation

        Cornell's Restated Certificate of Incorporation, as amended, provides that director of Cornell shall not be personally liable to Cornell or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Cornell or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Cornell, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of Cornell shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Cornell existing at the time of such repeal or modification. Additionally, the Certificate of Incorporation provides that Cornell will indemnify its officers and directors to the fullest extent permitted by the DGCL.

Cornell Companies, Inc. Bylaws

        Cornell's Amended and Restated Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of its officers, directors, legal representatives, employees or agents and persons serving at the request of Cornell in such capacities for other business organizations against all expense, liability and loss (including without limitation, attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by reason of his position with Cornell or such other business organizations. The Bylaws further provide that the right to indemnification is a contract right and includes the right for Cornell to pay the expenses incurred in defending any such proceeding in advance of its final disposition and consistent with the DGCL. In addition, the Bylaws provide that Cornell may, by action of its board of directors, provide indemnification to employees and agents of Cornell, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Bylaws.

Indemnification Agreements

        Cornell maintains Indemnification Agreements with each of its officers and directors. The Indemnification Agreements provide that Cornell shall indemnify the officer or director and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by Cornell. The Indemnification Agreements generally provide that Cornell indemnifies the officer or director against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the officer or director or any of the foregoing alleged by any claimant or any claim against the officer or director solely by reason of him being an officer or director of Cornell, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

Insurance

        Cornell maintains a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of Cornell.

Certificate of Incorporation and Bylaws of Other Delaware Corporation Registrants

        The certificates of incorporation and/or bylaws of CCG I Corporation, Cornell Abraxas Group, Inc., Cornell Corrections Management, Inc., Cornell Corrections of Rhode Island, Inc., Cornell Corrections of Texas, Inc., Cornell International, Inc. and WBP Leasing, Inc. provide that such corporation indemnify its officers and directors to the fullest extent permitted by Delaware law.

Delaware Limited Liability Company Registrants

        Cornell Companies Administration, LLC and Cornell Companies Management Holdings, LLC are limited liability companies organized under the laws of the State of Delaware. Section 18-808 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

        The Limited Liability Company Agreements of both Cornell Companies Administration, LLC and Cornell Companies Management Holdings, LLC (the "Agreement"), provide that, to the fullest extent allowed under the laws of the State of Delaware, the company shall indemnify the manager(s) and the company's officers and employees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the company as set forth in the Agreement in which a manager, officer or employee may be involved, or is threatened to be involved, as a party or otherwise, regardless of whether arising from any act or omission which constituted the sole, partial or concurrent negligence (whether active or passive) of a manager, officer or employee, unless it is established that: (1) the act or omission of such manager, officer or employee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the manager, officer or employee actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the manager, officer or employee had reasonable cause to believe that the act or omission was unlawful.

The termination of any proceeding by judgment, order or settlement does not create a presumption that the manager, officer or employee did not meet the requisite standard of conduct set forth in the Agreement. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the manager, officer or employee acted in a manner contrary to that specified in the Agreement. Any indemnification pursuant to the Agreement shall be made only out of the assets of the company, including insurance proceeds, if any.

Delaware Limited Partnership Registrants

        Cornell Companies Management, LP and Cornell Companies Management Services, Limited Partnership are limited partnerships organized under the laws of the State of Delaware. Section 17-108 of The Delaware Revised Uniform Limited Partnership Act provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, that are set forth in its limited partnership agreement.

        The Limited Partnership Agreements of both Cornell Companies Management, LP and Cornell Companies Management Services, Limited Partnership (the "Agreement"), provide that the partnership shall indemnify the general partner and each of its affiliates, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the partnership as set forth in the Agreement in which the general partner or any of its affiliates, may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the general partner, or any of its affiliates, was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the general partner did not reasonably believe that the general partner, while acting as general partner, was acting in the best interests of the limited partners or, in all other cases, was acting in opposition of the limited partner's best interests; (iii) the general partner or its affiliates, actually received an improper personal benefit in money, property or services; or (iv) in the case of any criminal proceeding, the general partner or its affiliates, had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the general partner or its affiliates, did not meet the requisite standard of conduct set forth in the Agreement. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the general partner or its affiliates, acted in a manner contrary to that specified in the Agreement. Any indemnification pursuant to the Agreement shall be made only out of the assets of the partnership, including insurance proceeds, if any.

Alaska Registrant

        Cornell Corrections of Alaska, Inc., is an Alaska corporation. Section 10.06.490 of the Alaska Business Corporation Act provides that a corporation may indemnify a person who was, is, or is threatened to be made a party to a completed, pending or threatened action or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Alaska law also provides that a corporation may indemnify a person who was, is or is threatened action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of an action or proceeding referred to above, or in defense of a claim, issue or matter in the action or proceeding, Alaska law provides that the director, officer, employee or agent shall be indemnified against expenses and attorneys' fees actually and reasonably incurred in connection with the defense.

        The articles of incorporation of Cornell Corrections of Alaska, Inc., provide that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for acts or omissions that occur after the effective date of the articles of incorporation nor the breach of their fiduciary duty as a director provided, however, that such exemption from liability shall not apply to (i) a breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or neg1igent conduct involved in the payment of dividends or the repurchase of stock from other than lawfully available funds; or (iv) a transaction from which the director derives an improper personal benefit.

California Registrant

        Cornell Corrections of California, Inc., is a California corporation. Section 204 of the California Corporations Code provides that a corporation may set forth in its articles of incorporation provisions (i) eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right o the corporation for breach of a director's duties to the corporation and its shareholders, as set forth in Section 309 of the California Corporations Code, so long as such indemnification is subject to certain limitations and conditions as provided therein and (ii) authorizing, whether by bylaw, agreement or otherwise, the indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, so long as such indemnification is subject to certain limitations and conditions as provided therein. Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. This section also provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its power by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the actions if that person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, where such indemnification is subject to certain limitations and conditions as provided therein.

        The bylaws of Cornell Corrections of California, Inc. provide that such corporation may indemnify its officers and directors to the maximum extent allowed by California law.

Illinois Registrant

        Cornell Interventions, Inc., is an Illinois corporation. Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify a person who was, is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.. Illinois law also provides that a corporation may indemnify a person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has be adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to above, or in defense of a claim, issue or matter in the action or proceeding, Illinois law provides that the director, officer, employee or agent shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

        The articles of incorporation and bylaws of Cornell Interventions, Inc. eliminates the personal liability of directors of the corporation to the fullest extent permissible under the Illinois Business Corporation Act.

General

        The above discussion of the organizational documents of the registrants and the laws of the jurisdictions of incorporation or organization of the registrants, as applicable, is not intended to be exhaustive and is respectively qualified in its entirety by such organizational documents and laws.

        With respect to possible indemnification of directors, officers and controlling persons of the registrants for liabilities arising under the Securities Act pursuant to such provisions, the registrants are aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit Number	Description
1.1*	Purchase Agreement dated as of June 17, 2004, among Cornell Companies, Inc., the guarantors named therein and J. P. Morgan Securities, Inc., Comerica Securities, Inc., Piper Jaffray Co. and SouthTrust Securities, Inc., (collectively, the Initial Purchasers).

3.1	Restated Certificate of Incorporation of Cornell, dated as of September 30, 1996 (incorporated by reference to Cornell's Annual Report on Form 10-K for the year ended December 31, 1996).
3.2*	Certificate of Amendment of Restated Certificate of Incorporation of Cornell, dated May 25, 2000.
3.3*	Amended and Restated Bylaws of Cornell Companies, Inc., dated as of April 16, 2002.
3.4*	Certificate of Incorporation of CCG I Corporation, dated August 5, 1997.
3.5*	Bylaws of CCG I Corporation
3.6*	Certificate of Incorporation of Cornell Abraxas Group, Inc., dated as of August 18, 1997.
3.7*	Certificate of Amendment of Certificate of Incorporation of Cornell Abraxas Group, Inc., dated August 21, 1997.
3.8*	Certificate of Amendment of Certificate of Incorporation of Cornell Abraxas Group, Inc., dated April 8, 1999.
3.9*	Bylaws of Cornell Abraxas Group, Inc.
3.10*	Certificate of Formation of Cornell Companies Administration, LLC, dated as of March 27, 2002.
3.11*	Limited Liability Company Agreement of Cornell Companies Administration, LLC, dated as of March 27, 2002.
3.12*	Certificate of Limited Partnership of Cornell Companies Management, LP, dated as of March 29, 2002.
3.13*	Limited Partnership Agreement of Cornell Companies Management, LP, dated as of June 5, 2002.
3.14*	Certificate of Formation of Cornell Companies Management Holdings, LLC, dated as of December 18, 2001.
3.15*	Limited Liability Company Agreement of Cornell Companies Management Holdings, LLC, dated December 18, 2001.
3.16*	Certificate of Limited Partnership of Cornell Companies Management Services, Limited Partnership, dated as of December 18, 2001.
3.17*	Limited Partnership Agreement of Cornell Companies Management Services, Limited Partnership, dated as of December 18, 2001.
3.18*	Certificate of Incorporation of Cornell Corrections Management, Inc., dated as of September 4, 1992.
3.19*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections Management, Inc., dated as of July 10, 1995.
3.20*	Bylaws of Cornell Corrections Management, Inc.
3.21*	Articles of Incorporation of Cornell Corrections of Alaska, Inc., dated as of August 3, 1998.
3.22*	Bylaws of Cornell Corrections of Alaska, Inc.
3.23*	Articles of Incorporation of Cornell Corrections of California, Inc., dated as of April 20, 1977.

3.24*	Certificate of Amendment of Articles of Incorporation of Cornell Corrections of California, Inc., dated as of July 21, 1995.
3.25*	Bylaws of Cornell Corrections of California, Inc.
3.26*	Certificate of Incorporation of Cornell Corrections of Rhode Island, Inc., dated as of October 27, 1992.
3.27*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Rhode Island, Inc., dated as of July 10, 1995.
3.28*	Bylaws of Cornell Corrections of Rhode Island, Inc.
3.29*	Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of October 27, 1992.
3.30*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of January 1, 1994.
3.31*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of July 10, 1995.
3.32*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of May 9, 1996.
3.33*	Bylaws of Cornell Corrections of Texas, Inc.
3.34*	Certificate of Incorporation of Cornell International, Inc., dated as of August 3, 2001.
3.35*	Bylaws of Cornell International, Inc.
3.36*	Articles of Incorporation of Cornell Interventions, Inc., dated as of May 11, 1999.
3.37*	Bylaws of Cornell Interventions, Inc.
3.38*	Certificate of Incorporation of WBP Leasing, Inc., dated as of August 29, 1997.
3.39*	Bylaws of WBP Leasing, Inc.
4.1
Indenture (including form of Note) dated as of June 24, 2004, by and between Cornell Companies, Inc., the guarantors named therein and JPMorgan Chase Bank, as Trustee (incorporated by reference to Cornell's Current Report on Form 8-K filed June 25, 2004).
4.2
Registration Rights Agreement dated as of June 24, 2004, among Cornell Companies, Inc., the guarantors named therein and the Initial Purchasers (incorporated by reference to Cornell's Current Report on Form 8-K filed June 25, 2004).
5.1*	Opinion of Locke Liddell & Sapp LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.4*	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).
24.1*	Power of Attorney—CCG I Corporation (included on signature page)
24.2*	Power of Attorney—Cornell Abraxas Group, Inc. (included on signature page)
24.3*	Power of Attorney—Cornell Companies Administration, LLC (included on signature page)
24.4*	Power of Attorney—Cornell Companies Management, LP (included on signature page)

24.5*	Power of Attorney—Cornell Companies Management Holdings, LLC (included on signature page)
24.6*	Power of Attorney—Cornell Companies Management Services. Limited Partnership (included on signature page)
24.7*	Power of Attorney—Cornell Corrections Management, Inc. (included on signature page)
24.8*	Power of Attorney—Cornell Corrections of Alaska, Inc. (included on signature page)
24.9*	Power of Attorney—Cornell Corrections of California, Inc. (included on signature page)
24.10*	Power of Attorney—Cornell Corrections of Rhode Island, Inc. (included on signature page)
24.11*	Power of Attorney—Cornell Corrections of Texas, Inc. (included on signature page)
24.12*	Power of Attorney—Cornell International, Inc. (included on signature page)
24.13*	Power of Attorney—Cornell Interventions, Inc. (included on signature page)
24.14*	Power of Attorney—WPB Leasing, Inc. (included on signature page)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank to act as Trustee under the indenture (10 3/4% Senior Notes due 2012).
25.2*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank to act as Trustee under the indenture (Guarantees for 10 3/4% Senior Notes due 2012).
99.1*	Form of Letter to Holders of Old Notes.
99.2*	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99.3*	Form of Notice of Guaranteed Delivery.
99.4*	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.5*	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99.6*	Form of Exchange Agent Agreement.

*
Filed herewith.

        All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

Item 22. Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  The undersigned Registrant hereby undertakes:

  (1)
  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (d)
  The undersigned Registrant hereby undertakes:

  (1)
  That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2)
    That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f)
  The undersigned Registrant hereby undertakes:

  (1)
  To respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (2)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cornell Companies, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 3, 2004.

CORNELL COMPANIES, INC.

By:	/s/ HARRY J. PHILLIPS, JR. Harry J. Phillips, Jr. Chief Executive Officer and Chairman of the Board

        We, the undersigned officers and directors of Cornell Companies, Inc., hereby severally constitute and appoint Harry J. Phillips, Jr. our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cornell Companies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ HARRY J. PHILLIPS, JR. Harry J. Phillips, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 3, 2004
/s/ THOMAS R. JENKINS Thomas R. Jenkins	President and Chief Operating Officer	September 3, 2004
/s/ JOHN R. NIESER John R. Nieser	Treasurer and Acting Chief Financial Officer (Principal Financial Officer)	September 3, 2004
/s/ ANTHONY R. CHASE Anthony R. Chase	Director	September 3, 2004
/s/ D. STEPHEN SLACK D. Stephen Slack	Director	September 3, 2004

/s/ TUCKER TAYLOR Tucker Taylor	Director	September 3, 2004
/s/ ROBERT F. VAGT Robert F. Vagt	Director	September 3, 2004
/s/ MARCUS A. WATTS Marcus A. Watts	Director	September 3, 2004

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, each of the CCG I Corporation, Cornell Corrections Management, Inc., Cornell Corrections of Alaska, Inc., Cornell Corrections of California, Inc., Cornell Corrections of Rhode Island, Inc., Cornell Corrections of Texas, Inc., Cornell International, Inc. and WBP Leasing, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 3, 2004.

CCG I CORPORATION
CORNELL CORRECTIONS MANAGEMENT, INC.
CORNELL CORRECTIONS OF ALASKA, INC.
CORNELL CORRECTIONS OF CALIFORNIA, INC.
CORNELL CORRECTIONS OF RHODE ISLAND, INC.
CORNELL CORRECTIONS OF TEXAS, INC.
CORNELL INTERNATIONAL, INC.
WBP LEASING, INC.

By:	/s/ JOHN R. NIESER John R. Nieser Acting Chief Financial Officer and Treasurer

        We, the undersigned officers and directors of CCG I Corporation, Cornell Corrections Management, Inc., Cornell Corrections of Alaska, Inc., Cornell Corrections of California, Inc., Cornell Corrections of Rhode Island, Inc., Cornell Corrections of Texas, Inc., Cornell International, Inc. and WBP Leasing, Inc., hereby severally constitute and appoint John N. Nieser our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable CCG I Corporation, Cornell Corrections Management, Inc., Cornell Corrections of Alaska, Inc., Cornell Corrections of California, Inc., Cornell Corrections of Rhode Island, Inc., Cornell Corrections of Texas, Inc., Cornell International, Inc. and WBP Leasing, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of each of the CCG I Corporation, Cornell Corrections Management, Inc., Cornell Corrections of Alaska, Inc., Cornell Corrections of California, Inc., Cornell Corrections of Rhode Island, Inc., Cornell Corrections of Texas, Inc., Cornell International, Inc. and WBP Leasing, Inc. and in the capacities and on the date indicated.

Signature	Title	Date

/s/ HARRY J. PHILLIPS, JR. Harry J. Phillips, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 3, 2004
/s/ THOMAS R. JENKINS Thomas R. Jenkins	President, Chief Operating Officer and Director	September 3, 2004
/s/ JOHN R. NIESER John R. Nieser	Treasurer, Acting Chief Financial Officer and Director (Principal Financial Officer)	September 3, 2004

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cornell Abraxas Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 3, 2004.

CORNELL ABRAXAS GROUP, INC.
By:	/s/ JOHN R. NIESER John R. Nieser Acting Chief Financial Officer and Treasurer

        We, the undersigned officers and directors of Cornell Abraxas Group, Inc., hereby severally constitute and appoint John N. Nieser our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cornell Abraxas Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of each of the Cornell Abraxas Group, Inc. and in the capacities and on the date indicated.

Signature	Title	Date

/s/ THOMAS R. JENKINS Thomas R. Jenkins	President, Chief Operating Officer and Director (Principal Executive Officer)	September 3, 2004
/s/ JOHN R. NIESER John R. Nieser	Treasurer, Acting Chief Financial Officer and Director (Principal Financial Officer)	September 3, 2004
/s/ JOHN C. GODLESKY
John C. Godlesky	Senior Vice President and Director	September 3, 2004
/s/ ARTHUR K. MEISSNER Arthur K. Meissner	Director	September 3, 2004

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cornell Interventions, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 3, 2004.

CORNELL INTERVENTIONS, INC.

By:	/s/ JOHN R. NIESER John R. Nieser Acting Chief Financial Officer and Treasurer

        We, the undersigned officers and directors of Cornell Interventions, Inc., hereby severally constitute and appoint John N. Nieser our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cornell Interventions, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of each of the Cornell Interventions, Inc. and in the capacities and on the date indicated.

Signature	Title	Date

/s/ THOMAS R. JENKINS Thomas R. Jenkins	President, Chief Operating Officer and Director (Principal Executive Officer)	September 3, 2004
/s/ JOHN R. NIESER John R. Nieser	Treasurer, Acting Chief Financial Officer and Director (Principal Financial Officer)	September 3, 2004
/s/ JOHN C. GODLESKY John C. Godlesky	Vice President and Director	September 3, 2004
/s/ ARTHUR K. MEISSNER Arthur K. Meissner	Director	September 3, 2004

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933,each of the Cornell Companies Administration, LLC and Cornell Companies Management Holdings, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 3, 2004.

CORNELL COMPANIES ADMINISTRATION, LLC CORNELL COMPANIES MANAGEMENT HOLDINGS, LLC
By:	/s/ JOHN R. NIESER John R. Nieser Sole Manager

        We, the undersigned officers and directors of Cornell Companies Administration, LLC and Cornell Companies Management Holdings, LLC, hereby severally constitute and appoint John N. Nieser our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cornell Companies Administration, LLC and Cornell Companies Management Holdings, LLC to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of each of the Cornell Abraxas Group, Inc. and Cornell Interventions, Inc.and in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN R. NIESER John R. Nieser	Sole Manager (Principal Executive Officer and Principal Financial Officer)	September 3, 2004

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cornell Companies Management, LP, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 3, 2004.

CORNELL COMPANIES MANAGEMENT, LP

By:	CORNELL COMPANIES ADMINISTRATION, LLC its general partner

	By:	/s/ JOHN R. NIESER John R. Nieser Sole Manager

        We, the undersigned officers and directors of Cornell Companies Management, LP, hereby severally constitute and appoint Harry J. Phillips, Jr. our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cornell Companies Management, LP to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN R. NIESER John R. Nieser	Sole Manager of Cornell Companies Administration, LLC, its general partner (Principal Executive Office and Principal Financial Officer)	September 3, 2004

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cornell Companies Management Services, Limited Partnership, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 3, 2004.

CORNELL COMPANIES MANAGEMENT SERVICES, LIMITED PARTNERSHIP

By:	CORNELL COMPANIES MANAGEMENT, LP its general partner

	By:	CORNELL COMPANIES ADMINISTRATION, LLC, its general partner

		By:	/s/ JOHN R. NIESER John R. Nieser Sole Manager

        We, the undersigned officers and directors of Cornell Companies Management Services, Limited Partnership, hereby severally constitute and appoint Harry J. Phillips, Jr. our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cornell Companies Management Services, Limited Partnership to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN R. NIESER John R. Nieser	Sole Manager of Cornell Companies Administration, LLC, general partner of Cornell Companies Management, LP, its general partner (Principal Executive Office and Principal Financial Officer)	September 3, 2004

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Purchase Agreement dated as of June 17, 2004, among Cornell Companies, Inc., the guarantors named therein and J. P. Morgan Securities, Inc., Comerica Securities, Inc., Piper Jaffray Co. and SouthTrust Securities, Inc., (collectively, the Initial Purchasers).
3.1	Restated Certificate of Incorporation of Cornell, dated as of September 30, 1996 (incorporated by reference to Cornell's Annual Report on Form 10-K for the year ended December 31, 1996).
3.2*	Certificate of Amendment of Restated Certificate of Incorporation of Cornell, dated May 25, 2000.
3.3*	Amended and Restated Bylaws of Cornell Companies, Inc., dated as of April 16, 2002.
3.4*	Certificate of Incorporation of CCG I Corporation, dated August 5, 1997.
3.5*	Bylaws of CCG I Corporation
3.6*	Certificate of Incorporation of Cornell Abraxas Group, Inc., dated as of August 18, 1997.
3.7*	Certificate of Amendment of Certificate of Incorporation of Cornell Abraxas Group, Inc., dated August 21, 1997.
3.8*	Certificate of Amendment of Certificate of Incorporation of Cornell Abraxas Group, Inc., dated April 8, 1999.
3.9*	Bylaws of Cornell Abraxas Group, Inc.
3.10*	Certificate of Formation of Cornell Companies Administration, LLC, dated as of March 27, 2002.
3.11*	Limited Liability Company Agreement of Cornell Companies Administration, LLC, dated as of March 27, 2002.
3.12*	Certificate of Limited Partnership of Cornell Companies Management, LP, dated as of March 29, 2002.
3.13*	Limited Partnership Agreement of Cornell Companies Management, LP, dated as of June 5, 2002.
3.14*	Certificate of Formation of Cornell Companies Management Holdings, LLC, dated as of December 18, 2001.
3.15*	Limited Liability Company Agreement of Cornell Companies Management Holdings, LLC, dated December 18, 2001.
3.16*	Certificate of Limited Partnership of Cornell Companies Management Services, Limited Partnership, dated as of December 18, 2001.
3.17*	Limited Partnership Agreement of Cornell Companies Management Services, Limited Partnership, dated as of December 18, 2001.
3.18*	Certificate of Incorporation of Cornell Corrections Management, Inc., dated as of September 4, 1992.
3.19*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections Management, Inc., dated as of July 10, 1995.
3.20*	Bylaws of Cornell Corrections Management, Inc.
3.21*	Articles of Incorporation of Cornell Corrections of Alaska, Inc., dated as of August 3, 1998.

3.22*	Bylaws of Cornell Corrections of Alaska, Inc.
3.23*	Articles of Incorporation of Cornell Corrections of California, Inc., dated as of April 20, 1977.
3.24*	Certificate of Amendment of Articles of Incorporation of Cornell Corrections of California, Inc., dated as of July 21, 1995.
3.25*	Bylaws of Cornell Corrections of California, Inc.
3.26*	Certificate of Incorporation of Cornell Corrections of Rhode Island, Inc., dated as of October 27, 1992.
3.27*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Rhode Island, Inc., dated as of July 10, 1995.
3.28*	Bylaws of Cornell Corrections of Rhode Island, Inc.
3.29*	Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of October 27, 1992.
3.30*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of January 1, 1994.
3.31*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of July 10, 1995.
3.32*	Certificate of Amendment of Certificate of Incorporation of Cornell Corrections of Texas, Inc., dated as of May 9, 1996.
3.33*	Bylaws of Cornell Corrections of Texas, Inc.
3.34*	Certificate of Incorporation of Cornell International, Inc., dated as of August 3, 2001.
3.35*	Bylaws of Cornell International, Inc.
3.36*	Articles of Incorporation of Cornell Interventions, Inc., dated as of May 11, 1999.
3.37*	Bylaws of Cornell Interventions, Inc.
3.38*	Certificate of Incorporation of WBP Leasing, Inc., dated as of August 29, 1997.
3.39*	Bylaws of WBP Leasing, Inc.
4.1
Indenture (including form of Note) dated as of June 24, 2004, by and between Cornell Companies, Inc., the guarantors named therein and JPMorgan Chase Bank, as Trustee (incorporated by reference to Cornell's Current Report on Form 8-K filed June 25, 2004).
4.2
Registration Rights Agreement dated as of June 24, 2004, among Cornell Companies, Inc., the guarantors named therein and the Initial Purchasers (incorporated by reference to Cornell's Current Report on Form 8-K filed June 25, 2004).
5.1*	Opinion of Locke Liddell & Sapp LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.4*	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).
24.1*	Power of Attorney—CCG I Corporation (included on signature page)
24.2*	Power of Attorney—Cornell Abraxas Group, Inc. (included on signature page)
24.3*	Power of Attorney—Cornell Companies Administration, LLC (included on signature page)
24.4*	Power of Attorney—Cornell Companies Management, LP (included on signature page)

24.5*	Power of Attorney—Cornell Companies Management Holdings, LLC (included on signature page)
24.6*	Power of Attorney—Cornell Companies Management Services. Limited Partnership (included on signature page)
24.7*	Power of Attorney—Cornell Corrections Management, Inc. (included on signature page)
24.8*	Power of Attorney—Cornell Corrections of Alaska, Inc. (included on signature page)
24.9*	Power of Attorney—Cornell Corrections of California, Inc. (included on signature page)
24.10*	Power of Attorney—Cornell Corrections of Rhode Island, Inc. (included on signature page)
24.11*	Power of Attorney—Cornell Corrections of Texas, Inc. (included on signature page)
24.12*	Power of Attorney—Cornell International, Inc. (included on signature page)
24.13*	Power of Attorney—Cornell Interventions, Inc. (included on signature page)
24.14*	Power of Attorney—WPB Leasing, Inc. (included on signature page)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank to act as Trustee under the indenture (10 3/4% Senior Notes due 2012).
25.2*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank to act as Trustee under the indenture (Guarantees for 10 3/4% Senior Notes due 2012).
99.1*	Form of Letter to Holders of Old Notes.
99.2*	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99.3*	Form of Notice of Guaranteed Delivery.
99.4*	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.5*	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99.6*	Form of Exchange Agent Agreement.

*
Filed herewith.